Exhibit 2.2

EXECUTION VERSION

MASTER PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PERKINELMER, INC.

and

VARIAN MEDICAL SYSTEMS, INC.

December 21, 2016

TABLE OF CONTENTS

ARTICLE I EQUITY INTEREST AND ASSET PURCHASE		3

1.1	Sale and Transfer of Equity Interests and Assets; Assumption of Liabilities	3
1.2	Purchase Price and Related Matters	9
1.3	The Closing	11
1.4	Post-Closing Adjustment	14
1.5	Consents to Assignment	16
1.6	Further Assurances	17
1.7	Right to Withhold	17

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PKI		17

2.1	Organization, Qualification and Corporate Power	17
2.2	Capitalization; Title to Property	19
2.3	Authority	20
2.4	Noncontravention	20
2.5	Subsidiaries	21
2.6	Financial Statements	21
2.7	Absence of Certain Changes	21
2.8	Undisclosed Liabilities	24
2.9	Tax Matters	24
2.10	Tangible Personal Property	26
2.11	Real Property	27
2.12	Intellectual Property	27
2.13	Contracts	31
2.14	Litigation	34
2.15	Labor Matters	34
2.16	Employee Benefits	35
2.17	Environmental Matters	38
2.18	Legal Compliance	40
2.19	Permits	41
2.20	Business Relationships with Affiliates	42
2.21	Brokers’ Fees	42
2.22	Products Liability	42
2.23	Entire Business	42
2.24	Solvency	43
2.25	Inventory	43
2.26	Accounts Receivable	43
2.27	Customers and Suppliers	43

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		43

3.1	Organization	43
3.2	Authorization of Transaction	44
3.3	Noncontravention	44

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3.4	Broker’s Fees	45
3.5	Litigation	45
3.6	Investment Intent	45
3.7	Financing	45
3.8	Solvency	45
3.9	No Other Representations or Warranties	45
3.10	Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	46

ARTICLE IV PRE-CLOSING COVENANTS		47

4.1	Efforts; Antitrust Laws	47
4.2	Replacement of Guarantees and Letters of Credit	49
4.3	Operation of Business	49
4.4	Access and Cooperation; Confidentiality	50
4.5	Elimination of Intercompany Items	51
4.6	PKI Germany Acquired Employees	51
4.7	Netherlands Employees	54
4.8	Financing Cooperation	56
4.9	Transition Services Agreement and Supply Agreement	57
4.10	Employee Layoffs	57

ARTICLE V CONDITIONS PRECEDENT TO CLOSING		58

5.1	Conditions to Obligations of Buyer	58
5.2	Conditions to Obligations of PKI	59

ARTICLE VI INDEMNIFICATION		60

6.1	Indemnification by PKI	60
6.2	Indemnification by Buyer	61
6.3	Claims for Indemnification	61
6.4	Survival	63
6.5	Limitations	64
6.6	Treatment of Indemnification Payments	66

ARTICLE VII TERMINATION		66

7.1	Termination of Agreement	66
7.2	Effect of Termination	67

ARTICLE VIII TAX MATTERS		69

8.1	Preparation and Filing of Tax Returns; Payment of Taxes	69
8.2	Allocation of Certain Taxes	70
8.3	Refunds and Carrybacks	71
8.4	Cooperation on Tax Matters; Tax Audits	71
8.5	Termination of Tax Sharing Agreements	72

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8.6	Elections Pursuant to Section 338 of the Code	72
8.7	VAT	72

ARTICLE IX FURTHER AGREEMENTS		74

9.1	Access to Information; Record Retention; Cooperation	74
9.2	Director and Officer Indemnification	76
9.3	Covenant Not to Compete	76
9.4	Disclosure Generally	77
9.5	Certain Employee Benefits Matters	78
9.6	Resignations	80
9.7	Use of Name for Transition Period	81

ARTICLE X MISCELLANEOUS		82

10.1	Press Releases and Announcements	82
10.2	No Third Party Beneficiaries	82
10.3	Action to be Taken by Affiliates	82
10.4	Entire Agreement	82
10.5	Succession and Assignment	82
10.6	Counterparts and Signature	83
10.7	Headings	83
10.8	Notices	83
10.9	Governing Law	84
10.10	Amendments and Waivers	85
10.11	Severability	85
10.12	Expenses	85
10.13	Specific Performance	85
10.14	Submission to Jurisdiction	85
10.15	Bulk Transfer Laws	86
10.16	Construction	86
10.17	Foreign Exchange Conversions	86
10.18	Waiver of Jury Trial	87
10.19	Incorporation of Exhibits and Schedules	87
10.20	No Recourse to Financing Sources	87

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Disclosure Schedule

Other Schedules

Schedule 1.1(b)(i)	–	Leased Facilities
Schedule 1.1(b)(ii)	–	Equipment
Schedule 1.1(b)(iii)	–	Inventory
Schedule 1.1(b)(v)	–	Contracts
Schedule 1.1(b)(vi)	–	Patents and Patent Applications
Schedule 1.1(c)(ii)	–	Certain Excluded Assets
Schedule 1.1(c)(vi)	–	Certain Excluded Contracts and Agreements
Schedule 1.1(d)(xvi)	–	Pension Liabilities for PKI Germany Acquired Employees
Schedule 1.1(f)	–	Transferred Contracts
Schedule 1.1(g)	–	Transferred Intellectual Property
Schedule 1.1(h)	–	PKI Germany Acquired Employees
Schedule 1.1(i)	–	PKI Netherlands Business Employees
Schedule 1.4(a)	–	Closing Working Capital
Schedule 4.2	–	Guarantees and Letters of Credit
Schedule 4.3(a)	–	Operation of Business
Schedule 4.3(c)	–	Amendments to Contracts
Schedule 4.5	–	Continuing Intercompany Arrangements
Schedule 5.1(a)	–	Required Consents
Schedule 5.1(f)	–	Applicable Foreign Antitrust and Trade Regulation Laws
Schedule 9.4(a)	–	Knowledge Persons

Exhibits

Exhibit A	–	Form of Netherlands Transfer Agreement
Exhibit B	–	Form of German Transfer Agreement
Exhibit C	–	Form of Assignment and Assumption of Contracts Agreement
Exhibit D	–	Form of Lease Assignment and Assumption Agreement
Exhibit E	–	Form of Transition Services Agreement

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TABLE OF DEFINED TERMS

1060 Forms	1.2(c)(ii)(B)
Accounts Receivable	1.1(b)(viii)
Acquired Assets	1.1(b)
Acquired Companies	Introduction
Acquired Intellectual Property	1.1(b)(vi)
Adjusted Purchase Price	1.4(i)
Agreement	Preliminary Statement
Allocation Schedule	1.2(c)(ii)(A)
Ancillary Agreements	1.3(b)(xv)
Antitrust Laws	4.1(e)(i)
Antitrust Order	4.1(e)(ii)
Asset Allocation Schedule	1.2(c)(ii)(B)
Asset Sellers	Introduction
Assignment and Assumption of Contracts Agreement	1.3(b)(ix)
Assumed Liabilities	1.1(d)
Assumed Vacation Time	9.5(e)
Business	Introduction
Business Benefit Plans	2.16(a)
Business Day	1.3(a)
Business Employee	9.5(a)
Business Material Adverse Effect	2.1(a)
Business Products	2.13(a)(xiii)
Business Properties	2.17(a)(vii)
Buyer	Preliminary Statement
Buyer Fundamental Representations	6.4(a)
Buyer Material Adverse Effect	3.3(ii)
Buyer Plans	9.5(c)
Buyer Willful Breach	7.2(e)(i)
Cash Consideration Statement	1.3(b)(i)
CERCLA	2.17(a)(i)
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Working Capital Amount	1.4(a)
Closing Working Capital Statement	1.4(a)
Code	1.2(c)(iii)
Companies	Introduction
Competitive Business	9.3
Confidentiality Agreement	4.4(b)
Consents	5.1(a)
Contracts	1.1(b)(v)
Copyrights	Introduction
Damages	6.1
Debt Commitment Letter	10.20(b)(i)(A)

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Debt Financing	10.20(b)(i)(C)
Deferred Consent	1.5
Deferred Contract	1.5
Designated Contracts	2.13(b)
Designated Intellectual Property	2.12(a)
Dexela	Introduction
Disclosing Party	9.1(f)
Disclosure Schedule	II
Dispute Notice	1.4(b)
Dutch Transfer Regulations	1.1(i)
Employee Benefit Plan	2.16(b)(i)
Environmental Law	2.17(a)(iv)
Environmental Matters	2.17(a)(v)
Equipment	1.1(b)(ii)
Equity Interest Sellers	Introduction
Equity Interests	Introduction
ERISA	2.16(b)(i)
ERISA Affiliate	2.16(b)(iii)
Excluded Asset	1.1(c)
Excluded Liabilities	1.1(e)
Expiration Date	6.4(a)
Final Closing Working Capital Amount	1.4(b)
Final Closing Working Capital Statement	1.4(b)
Financial Statements	2.6
Financing Cooperation	4.8
Financing Sources	10.20(b)(i)(E)
Foreign Benefit Plans	2.16(b)(ii)
Foreign Governmental Entity	2.18(d)(i)(B)
German Pension Commitments	4.6(f)
German Pension Liabilities	4.6(h)
German Transfer Agreement	1.3(b)(viii)
German Transferee	1.1(h)
Government Official	2.18(d)(i)(A)
Governmental Entity	2.4(b)
Hart-Scott-Rodino Act	2.4
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Information	9.1(a)
Information Letter	4.6(e)
Inventory	1.1(b)(iii)
Lease Assignment and Assumption Agreement	1.3(b)(xiv)
Leased Facilities	1.1(b)(i)
Leases	2.11(b)
Local Transfer Agreements	1.3(b)(viii)
Material Customers	2.27
Material Suppliers	2.27

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Materials of Environmental Concern	2.17(a)(iii)
Multiemployer Plan	2.16(b)(i)
Netherlands Pension Commitments	4.7(f)
Netherlands Transfer Agreement	1.3(b)(vi)
Netherlands Transferee	1.1(i)
Neutral Accountant	1.4(c)
New Buyer Employees	9.5(b)
Noncompetition Party	9.3(c)(ii)
Noncompetition Period	9.3
Non-Transferred Netherlands Business Employee	4.7(c)
Objecting German Employees	4.6(a)
Off-Site Liabilities	2.17(a)(vi)
Open Source	2.12(l)
Order	5.1(e)
Ordinary Course of Business	4.3(a)
Outside Date	7.1(e)
Owned-or-Exclusively Licensed Business IP	2.12(c)
Parties	Preliminary Statement
Party	Preliminary Statement
Patents	Introduction
PBGC	2.16(g)
PKI	Preliminary Statement
PKI Fundamental Representations	6.4(a)
PKI Germany	Introduction
PKI Germany Acquired Employees	1.1(h)
PKI Holdings	Introduction
PKI Luxembourg	Introduction
PKI Medical Holdings	Introduction
PKI Medical Imaging	Introduction
PKI Netherlands	Introduction
PKI Netherlands Business Employees	1.1(i)
PKI Willful Breach	7.2(e)(ii)
Purchase Price	1.2(a)
Real Property Leases	1.1(b)(i)
Receiving Party	9.1(f)
Release	2.17(a)(ii)
Retained Marks	9.7(a)
Reverse Termination Fee	7.2(c)
Security Interest	2.2(d)
Sellers	Introduction
Software	Introduction
Specified Circumstance	7.1(e)
Subsequent Designated Contracts	2.13(b)
Systems and Information	1.1(b)(iv)
Target Working Capital Amount	1.4(h)
Tax Audit	8.4(b)

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Tax Returns	2.9(a)
Taxes	2.9(a)
Taxing Authority	8.4(a)
Third-Party Claim	6.3(a)
TOGC	8.7(c)
Trade Secrets	Introduction
Trademarks	Introduction
Transferred Assets	1.1(g)
Transferred Contracts	1.1(f)
Transferred German Employees	4.6(a)
Transferred Intellectual Property	1.1(g)
Transferred Liabilities	1.1(g)
Transition Services Agreement	1.3(b)(xv)
U.S. GAAP	1.1(d)(i)
U.S. New Buyer Employee	9.5(e)
VAT Amount	8.7(d)
WARN Act	2.15(c)
Working Capital	1.4(a)

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MASTER PURCHASE AND SALE AGREEMENT

This MASTER PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of December 21, 2016 by and between PerkinElmer, Inc., a Massachusetts corporation (“PKI”) and Varian Medical Systems, Inc., a Delaware corporation (“Buyer”). PKI and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1.	PKI and certain of its direct and indirect subsidiaries are engaged in, among other matters, the business of designing, manufacturing and marketing flat panel x-ray detectors, and related software, accessories and ancillary products, to x-ray system manufacturers for use in medical, industrial and other applications (such business, as conducted by PKI and such subsidiaries on the date hereof, being referred to herein as the “Business”);

2.	PerkinElmer Holdings, Inc., a Massachusetts corporation and a direct subsidiary of PKI (“PKI Holdings”), owns all of the outstanding shares of capital stock of PerkinElmer Medical Holdings, Inc., a Delaware corporation (“PKI Medical Holdings”). PKI Medical Holdings owns all of the outstanding membership interests of PerkinElmer Medical Imaging, LLC, a Delaware limited liability company (“PKI Medical Imaging”). PerkinElmer Holding Luxembourg S.a.r.l., a private limited liability corporation organized under the laws of Luxembourg and an indirect subsidiary of PKI (“PKI Luxembourg”), owns all of the issued share capital of Dexela Limited, a private limited company incorporated under the laws of England and Wales (“Dexela”). PKI Holdings and PKI Luxembourg are collectively referred to herein as the “Equity Interest Sellers”. PKI Medical Holdings and Dexela are together referred to herein as the “Companies”. The Companies, together with each of their subsidiaries, including PKI Medical Imaging, are collectively referred to herein as the “Acquired Companies”;

3.	PerkinElmer Health Sciences B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its registered address at Rigaweg 22, 9723 TH Groningen, The Netherlands and registered with the chamber of commerce under number 02027119 (“PKI Netherlands”), and PerkinElmer Technologies GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“PKI Germany” and, together with PKI Netherlands, the “Asset Sellers”), own or lease all of the Acquired Assets (as defined in Section 1.1(b));

4.	PKI is a party to certain contracts used in the operation of the Business and desires to assign such contracts to Buyer, upon the terms and subject to the conditions set forth herein;

5.

PKI owns all right, title and interest in and to certain Intellectual Property (as defined below) used in the operation of the Business and PKI desires to assign such Intellectual Property to Buyer, upon the terms and conditions set forth herein. “Intellectual Property”

means all U.S. and foreign (i) patents, patent applications, invention disclosures, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights, copyrightable subject matter, and mask works and related rights (“Copyrights”), (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”) and all rights therein and thereto, (v) trade secrets and other confidential information (including such information in the form of ideas, know-how, inventions, proprietary processes, formulae, models, or methodologies) (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) other similar rights in intangible assets and works of authorship, (ix) all applications and registrations, and any renewals and extensions, for each of the foregoing, and (x) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of any of the foregoing;

6.	PKI, in its capacity as assignor and transferor of the contracts and Intellectual Property described in paragraphs 4 and 5 above, the Asset Sellers and the Equity Interest Sellers, in each of their capacities as the holder, directly or indirectly, of all of the issued and outstanding equity interests of the Companies, are collectively referred to herein as the “Sellers”;

7.	Buyer desires to purchase from the Equity Interest Sellers, and PKI desires to cause the Equity Interest Sellers to sell to Buyer, all of the outstanding equity interests held by such Equity Interest Seller in each of the Companies (the “Equity Interests”), upon the terms and subject to the conditions set forth herein;

8.	Buyer desires to purchase from the Asset Sellers and PKI, and PKI desires to sell and cause the Asset Sellers to sell to Buyer or its nominee, the Transferred Assets (as defined in Section 1.1(g)), subject to the assumption of certain liabilities and upon the terms and subject to the conditions set forth herein; and

9.	Although the Parties expect to enter into such ancillary agreements, deeds and instruments of conveyance and assumption as may be required under applicable law or otherwise desirable in order to fully consummate the transactions contemplated hereby, including the purchase and sale of the Transferred Assets and assumption of the Transferred Liabilities (as defined in Section 1.1(g)), the Parties have entered into this Agreement as the master and primary agreement governing the terms and conditions of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

EQUITY INTEREST AND ASSET PURCHASE

1.1 Sale and Transfer of Equity Interests and Assets; Assumption of Liabilities.

(a) Sale and Transfer of Equity Interests. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.3(a)), PKI shall cause each Equity Interest Seller to sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each Equity Interest Seller, the Equity Interests owned by such Equity Interest Seller.

(b) Sale and Transfer of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, PKI shall cause the Asset Sellers to sell, convey, assign, transfer and deliver to Buyer or its nominee, and Buyer or such nominee shall purchase and acquire from the Asset Sellers, all of the Asset Sellers’ right, title and interest in and to all assets, rights, properties, claims, contracts and business used primarily by the Asset Sellers in the conduct of, or otherwise primarily related to, the Business as of the Closing Date, including the following specifically identified assets, rights, properties, claims, contracts and business of the Asset Sellers as of the Closing Date, in each case to the extent used primarily by the Asset Sellers in the conduct of, or otherwise primarily related to, the Business (such assets, rights, properties, claims, contracts and business of the Asset Sellers collectively, the “Acquired Assets”):

(i) all contracts related to the leasehold interests in real property described on Schedule 1.1(b)(i) and the leasehold interests in such real property (collectively, the “Real Property Leases”) and all rights of the Asset Sellers in any structures, improvements, buildings and facilities located on such leased property (the “Leased Facilities”);

(ii) all equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property, including any items set forth on Schedule 1.1(b)(ii) (collectively, the “Equipment”), and all warranties and guarantees, if any, express or implied, existing for the benefit of the Asset Sellers in connection with the Equipment, to the extent transferable (with respect to warranties and guarantees);

(iii) all inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies, promotional materials and inventory, including any items of PKI Germany set forth on Schedule 1.1(b)(iii) to the extent not sold prior to the Closing (collectively, the “Inventory”);

(iv) all management information systems, including hardware and software, to the extent that such systems and software are transferable, and all customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, knowhow, specifications, designs, drawings and processes and quality control data, if any (collectively, the “Systems and Information”); provided, however, that Buyer shall be solely responsible for all payments (up to $100,000 in the aggregate) required to effect the transfer of the Systems and Information (it being understood that amounts due under the Transition Services Agreement shall not be included in the aggregate amount described in this sentence);

(v) except contracts that regard or cover pension liabilities that shall remain with PKI Germany in accordance with this Agreement, all contracts, maintenance and service agreements, joint venture agreements, purchase commitments for materials and other services, advertising and promotional agreements, personal property leases, collective bargaining agreements (to the extent assignable) and other agreements (including any agreements of the Asset Sellers with customers, suppliers, sales representatives, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein), including those that are set forth on Schedule 1.1(b)(v) attached hereto (collectively, the “Contracts”);

(vi) all Intellectual Property in which either of the Asset Sellers has an ownership interest or a purported ownership interest, including the Patents and Trademarks (including domain names) set forth on Schedule 1.1(b)(vi), and Copyrights included in the Acquired Assets, and including all goodwill associated with any of the foregoing and all rights to sue for past infringement of any of the foregoing (collectively, the “Acquired Intellectual Property”);

(vii) all licenses, permits or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, maintenance or occupation of the Leased Facilities or the operations of the Business, to the extent that such licenses, permits or franchises are transferable;

(viii) all accounts receivable and other receivables in existence at the Closing Date (whether or not billed) (collectively, the “Accounts Receivable”);

(ix) all goods and services and all other economic benefits to be received subsequent to the Closing Date arising out of prepayments and payments by the Asset Sellers prior to the Closing Date;

(x) to the extent assignment or transfer is permitted by applicable law, all personnel and employment records that relate to the Transferred German Employees and the PKI Netherlands Business Employees (other than any Non-Transferred Netherlands Business Employees);

(xi) all rights, causes of action, judgments, claims and demands existing as of the Closing Date under manufacturers’ and vendors’ warranties, in each case, to the extent transferable;

(xii) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind that either Asset Seller may have against any person or entity arising before, on or after the Closing Date primarily relating to any matter described in this Section 1.1(b) or the Business;

(xiii) all books (other than stock and partnership record books), records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials except to the extent such documents are required by applicable law to be maintained by either Asset Seller; and

(xiv) all goodwill.

(c) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include the Asset Sellers’ right, title or interest in or to any of the following (each, an “Excluded Asset”):

(i) any assets (including all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property) other than those primarily used by the Asset Sellers in the conduct of, or otherwise primarily related to, the Business;

(ii) the assets, properties or rights set forth on Schedule 1.1(c)(ii) attached hereto;

(iii) the shares or other equity interests of any subsidiaries of either Asset Seller;

(iv) the intercompany receivables from PKI Luxembourg held by PKI Germany and PKI Netherlands;

(v) all cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;

(vi) the contracts and agreements listed on Schedule 1.1(c)(vi) attached hereto;

(vii) all insurance policies and all rights of the Asset Sellers to insurance claims, related refunds and proceeds thereunder;

(viii) the rights which accrue or will accrue to PKI, the Equity Interest Sellers or the Asset Sellers under this Agreement;

(ix) all refunds of Taxes (as defined in Section 2.9(a)) relating to all periods ending on or prior to the Closing Date determined pursuant to Section 8.2;

(x) all Business Benefit Plans and all assets, including all insurance policies and contracts, relating to such Business Benefit Plans;

(xi) all personnel and employment records, other than such personnel and employment records that relate to the New Buyer Employees (to the extent the same may be assigned or transferred without violation of law); and

(xii) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date to the extent relating to the items set forth above in this Section 1.1(c) or to any Excluded Liabilities (as defined in Section 1.1(e)).

(d) Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due all liabilities and obligations (other than Excluded Liabilities) of the Asset Sellers, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent arising out of or relating to the Acquired Assets or the conduct of the Business before, on or after the Closing Date, including the following obligations and liabilities (other than Excluded Liabilities) of the Asset Sellers, in each case to the extent arising out of or relating to the Business or the Acquired Assets (collectively, the “Assumed Liabilities”):

(i) all obligations and liabilities (A) reflected on the Most Recent Balance Sheet (as defined in Section 2.6) or (B) otherwise arising out of or relating to the Business or the Acquired Assets as of the date of the Most Recent Balance Sheet and which are not required to be reflected thereon according to United States generally accepted accounting principles (“U.S. GAAP”), except, in the case of clauses (A) and (B), to the extent satisfied prior to the Closing Date;

(ii) all obligations and liabilities incurred subsequent to the Balance Sheet Date (as defined in Section 2.6) and on or prior to the Closing Date, except to the extent satisfied prior to the Closing Date;

(iii) all obligations and liabilities arising or incurred by Buyer on or after the Closing Date;

(iv) all obligations and liabilities that arise out of Buyer’s operation of the Business, the use of the Acquired Assets and/or sale of any products manufactured and/or sold by Buyer or any of its Affiliates (as defined in Section 1.5) on or after the Closing Date;

(v) all obligations and liabilities under or arising out of the contracts, agreements, commitments and leases transferred pursuant to Section 1.1(b)(v);

(vi) all obligations and liabilities under the licenses, permits and franchises transferred pursuant to Section 1.1(b)(vii);

(vii) all obligations and liabilities arising out of the ownership, leasing or operation of the Leased Facilities, whether incurred prior to, on or following the Closing Date;

(viii) all obligations and liabilities in respect of employee relations and benefits assumed by, or which are otherwise the responsibility of, Buyer pursuant to Sections 4.6, 4.7 and 9.5;

(ix) all obligations and liabilities for any Taxes which are otherwise the responsibility of Buyer pursuant to Article VIII;

(x) all obligations and liabilities arising out of or relating to Deferred Items (as defined in Section 1.5) under Section 1.5;

(xi) all obligations and liabilities for Environmental Matters (as defined in Section 2.17(a)(v));

(xii) all obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations to the extent arising out of or relating to the Acquired Assets or the conduct and operation of the Business prior to, on or after the Closing Date, regardless of whether any such action, suit, proceeding, dispute, claim or investigation was commenced prior to, on or after the Closing Date;

(xiii) all obligations and liabilities arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods of the Business manufactured or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date;

(xiv) all obligations and liabilities arising out of or relating to any product liability claim (including any such claim arising out of or relating to injury to or death of persons), damage to or destruction of property or any worker’s compensation claim, in each case to the extent relating to products or goods of the Business manufactured or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date;

(xv) all obligations and liabilities for claims relating to the Business under each Asset Seller’s self-insurance arrangements, if any;

(xvi) all defined-benefit type pension liabilities for the PKI Germany Acquired Employees as set forth on Schedule 1.1(d)(xvi); and

(xvii) all obligations and liabilities in respect of New Buyer Employees that arise after the Closing Date, except for any such obligations or liabilities that are specifically retained by either Asset Seller in this Agreement.

(e) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include the following (collectively, the “Excluded Liabilities”):

(i) all obligations and liabilities assumed by, or which are otherwise the responsibility of, the Asset Sellers pursuant to this Agreement in accordance with this Agreement;

(ii) all liabilities and obligations relating to any Indebtedness of either Asset Seller, including any intercompany payables among either Asset Seller and any of their Affiliates;

(iii) all liabilities and obligations to make payments to employees of the Business pursuant to retention agreements, change of control agreements and/or bonus agreements, each relating specifically to the consummation of the transactions contemplated by this Agreement and entered into prior to the Closing between PKI or one of its subsidiaries and such employees;

(iv) all liabilities and obligations for any Taxes other than those which are expressly the responsibility of Buyer pursuant to Article VIII;

(v) all defined-benefit type pension liabilities or indemnification obligations regarding pension liabilities of the Asset Sellers other than those set forth on Schedule 1.1(d)(xvi); and

(vi) all liabilities and obligations of the Asset Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(f) Assignment and Transfer of Transferred Contracts. On the terms and subject to the conditions of this Agreement, on the Closing Date, (i) PKI shall assign and transfer to Buyer, and Buyer shall acquire, each of the contracts listed on Schedule 1.1(f) (the “Transferred Contracts”), and (ii) Buyer shall assume and agree to pay, perform and discharge when due all liabilities and obligations of PKI of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent arising out of or relating to the Transferred Contracts, provided that this provision shall not affect the allocation of liabilities between Buyer and Sellers under Article VI.

(g) Assignment and Transfer of Transferred Intellectual Property. On the terms and subject to the conditions of this Agreement, on the Closing Date, PKI shall, and shall cause each of its subsidiaries (other than the Asset Sellers and the Acquired Companies) to, assign to Buyer, and Buyer shall purchase and acquire, all of PKI’s and any such subsidiary’s right, title and interest under, in and to any and all Intellectual Property primarily related to the Business in which PKI or any such subsidiary has an ownership interest or a purported ownership interest, including the Patents and Trademarks (including domain names) listed on Schedule 1.1(g), and including all goodwill associated with any of the foregoing and all rights to sue for past infringement of any of the foregoing (collectively, the “Transferred Intellectual Property”). The Acquired Assets, Transferred Contracts and the Transferred Intellectual Property are collectively referred to herein as the “Transferred Assets.” The Assumed Liabilities and the liabilities assumed by Buyer with respect to the Transferred Contracts pursuant to Section 1.1(f) are collectively referred to herein as the “Transferred Liabilities.”

(h) PKI Germany Employees. The Parties acknowledge that the transfer of the Acquired Assets of PKI Germany to Buyer or its nominee will constitute a transfer of business according to sec. 613a of the German Civil Code (Betriebsübergang im Sinne des § 613a BGB). Consequently, in accordance with the provisions of Section 4.6, the entity acquiring the Acquired Assets of PKI Germany (the “German Transferee”) will by operation of law enter into the rights and obligations of PKI Germany as transferor arising from the employment relationships in existence at the time of the transfer with the employees of PKI Germany that are engaged primarily in the Business (“PKI Germany Acquired Employees”), a list of which, as of the date hereof, is attached as Schedule 1.1(h), and who do not object to a transfer of their employment to the German Transferee in due time and form.

(i) PKI Netherlands Employees. The Parties acknowledge that the transfer of the Acquired Assets of PKI Netherlands to the entity acquiring the Acquired Assets of PKI Netherlands (the “Netherlands Transferee”) will constitute a transfer of business according to Section 7:662 through 666 Dutch Civil Code (the “Dutch Transfer Regulations”). Consequently, Netherlands Transferee will by operation of law enter into the rights and obligations of the transferor PKI Netherlands arising from the employment relationships in existence at the time of the transfer with the employees of PKI Netherlands that are engaged primarily in the Business (“PKI Netherlands Business Employees”), a list of which, as of the date hereof, is attached as Schedule 1.1(i).

1.2 Purchase Price and Related Matters.

(a) Purchase Price. Regardless of whether the transfer of any Acquired Asset has been deferred pursuant to the provisions of Section 1.5, in consideration for the sale and transfer of the Equity Interests and the Transferred Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date assume the Transferred Liabilities as provided in Sections 1.1(d) and 1.1(f) and shall pay to Sellers in cash, by wire transfer of immediately available funds, an amount (the “Purchase Price”) equal to: (i) U.S. $276,000,000 plus (ii) any Cash and Cash Equivalents of the Acquired Companies as of 12:01 AM eastern time on the Closing Date; less (iii) any Indebtedness of the Acquired Companies as of 12:01 AM eastern time on the Closing Date. Subject to Section 1.2(c), the Purchase Price shall be allocated among the Sellers in accordance with the Relative Value Allocation.

(b) For the purposes of this Agreement:

(i) “Cash and Cash Equivalents” shall mean the aggregate amount of cash and cash equivalents and marketable securities held by the Acquired Companies, plus deposits in transit with respect to the Acquired Companies and minus outstanding checks with respect to the Acquired Companies, but in all cases excluding any restricted cash.

(ii) “Indebtedness” shall mean all obligations of the applicable entity, without duplication, in respect of: (A) indebtedness for borrowed money; (B) amounts drawn under letters of credit, bankers acceptances or similar obligations; (C) leases that are, or are required to be, capitalized in accordance with U.S. GAAP, but specifically excluding the Lease Agreement, dated November 30, 2001, by and between PerkinElmer, Inc. and SCP 2001PE LLC; (D) conditional sale or other title retention agreements; (E) the deferred or unpaid purchase price of property or services, but specifically excluding accounts payable in the Ordinary Course of Business; (F) indebtedness of others secured, directly or indirectly, by a lien on any property or asset of an Acquired Company, whether or not such indebtedness has been assumed by an Acquired Company; (G) guarantees of any obligations of any nature described in the foregoing clauses (A) through (F) for the benefit of another unaffiliated person or entity; and (H) accrued interest, penalties or fees related to any of the obligations described in the foregoing clauses (A) through (G), including any prepayment premiums, penalties, breakage costs and any other fees and expenses paid or payable to satisfy such obligations.

(c) Allocation.

(i) Prior to Closing, Buyer and PKI shall use reasonable efforts to agree on an allocation on a percentage basis (the “Relative Value Allocation”) to each Seller of the relative value of the Transferred Assets (in the aggregate), Equity Interests and the covenant contained in Section 9.3. In the event that the Parties cannot agree on a Relative Value Allocation prior to the Closing, each Party shall be permitted to make such allocations that such Party deems correct in all respects, and Sections 1.2(c)(ii) and 1.2(c)(iii) shall not apply and shall have no force or effect.

(ii) In the event that the Parties agree on a Relative Value Allocation, as soon as practicable following the determination of the Adjusted Purchase Price (as defined in Section 1.4(i)), PKI shall prepare and deliver to Buyer for Buyer’s review and comment in accordance with Section 1.2(c)(iii):

(A) an allocation schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price and the Transferred Liabilities among the Sellers and among the Transferred Assets (in the aggregate), the Equity Interests and the covenant contained in Section 9.3, such Allocation Schedule to be prepared in a manner consistent with the Relative Value Allocation but taking into account any adjustments in determining the Adjusted Purchase Price and the amount and source of any Transferred Liabilities; and

(B) an allocation schedule (the “Asset Allocation Schedule”) allocating the portion of the Adjusted Purchase Price and the Transferred Liabilities attributable to the sale of Transferred Assets among the Transferred Assets as of the Closing Date.

(iii) Subject to Section 1.2(c), in the event that any subsequent adjustment to the Purchase Price occurs as a result of (A) any indemnity payments made pursuant to this Agreement, (B) any adjustment to the amount of Transferred Liabilities or (C) for any other reason, PKI shall adjust the allocations under this Section 1.2(c) in such manner as it shall consider appropriate in its reasonable discretion. The Asset Allocation Schedule (and any adjustments thereto) shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties recognize that the Adjusted Purchase Price and Transferred Liabilities do not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. Notwithstanding anything to the contrary in this Agreement: (I) Buyer shall have forty-five (45) days following the receipt of the proposed Allocation Schedule or proposed Asset Allocation Schedule, as the case may be, in which to deliver comments to PKI with respect to the proposed Allocation Schedule or proposed Asset Allocation Schedule (as applicable); and (II) at reasonable times during normal business hours and upon reasonable notice provided to PKI, PKI shall permit Buyer and the representatives of Buyer to examine the financial books and records of PKI and its subsidiaries, to the extent reasonably necessary to allow Buyer to review and raise reasonable objections to PKI’s calculation of the amounts set forth in the proposed Allocation Schedule and/or proposed Asset Allocation Schedule. If Buyer and PKI disagree on any aspects of the proposed Allocation Schedule or proposed Asset Allocation Schedule, Buyer and PKI shall use reasonable efforts to resolve in good faith any such disagreements as soon as reasonably practicable. The Parties agree to act in accordance with the computations and allocations contained in the final Allocation

Schedule and the final Asset Allocation Schedule (which will either be the Allocation Schedule and Asset Allocation Schedule as proposed by PKI or, if any disagreements are noted per the above, the Allocation Schedule or Asset Allocation Schedule, as revised to reflect the resolution of any such disagreement) in any relevant Tax Returns (as defined in Section 2.9(a)) or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of local, state and foreign law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 AM eastern time, on the fifth (5th) Business Day after the first date on which all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than the satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article V (not including conditions which are to be satisfied by actions taken at the Closing), the Closing shall occur on the earlier to occur of: (i) a Business Day specified by Buyer upon not less than two (2) Business Days’ written notice to PKI; or (ii) the first (1st) Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the Party entitled to grant such waiver) of the conditions set forth in Article V as of the date determined pursuant to this proviso). Notwithstanding anything to contrary contained herein, but subject to the foregoing, except as otherwise determined by Buyer with not less than two (2) Business Days’ notice to PKI, the Closing shall not occur prior to the later of: (A)(I) the earlier of April 15, 2017 or (II) the date on which the spin-off and separation of Varex Imaging Corporation from Varian Medical Systems, Inc. shall be complete; or (B) April 1, 2017. For purposes of this Agreement, a “Business Day” shall be any day other than (y) a Saturday or Sunday or (z) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

(b) Actions at the Closing. At the Closing:

(i) PKI shall (or shall cause the Acquired Companies to) deliver a written statement setting forth the aggregate amount of: (A) Cash and Cash Equivalents of the Acquired Companies; and (B) Indebtedness of the Acquired Companies, in each case as of 12:01 AM eastern time on the Closing Date (the “Cash Consideration Statement”).

(ii) PKI shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(iii) Buyer shall deliver (or cause to be delivered) to Sellers the various certificates, instruments and documents required to be delivered under Section 5.2;

(iv) PKI shall deliver (or cause to be delivered) to Buyer: (A) share certificate(s) evidencing all of the Equity Interests (or, in respect of the Equity Interests in Dexela, an express indemnity under English law in form and substance reasonably satisfactory to Buyer, in the case of any share certificates found to be missing), duly endorsed in blank; (B) stock powers, stock transfer forms or other instruments of transfer reasonably acceptable to Buyer duly executed by the respective Equity Interest Sellers in favor of Buyer; and (C) in respect of the Equity Interests in Dexela a waiver, in form and substance reasonably satisfactory to Buyer executed as a deed by PKI Luxembourg, of any pre-emption or other rights which it has, under the articles of association of Dexela or otherwise, together with express approval of the transfer of the Equity Interests in Dexela to Buyer;

(v) PKI shall deliver (or cause to be delivered) to Buyer the minutes of a duly held meeting of the directors of Dexela approving: (A) the transfer of the entire issued share capital in Dexela from PKI Luxembourg to Buyer; (B) subject to stamping, registration of the share capital in the Company’s books; and (C) the issuance of share certificates in respect thereof to Buyer;

(vi) PKI shall cause PKI Netherlands to (A) enter into a local sale and transfer agreement (the “Netherlands Transfer Agreement”) with the Netherlands Transferee in substantially the form attached hereto as Exhibit A and (B) perform its obligations under the Netherlands Transfer Agreement and Buyer shall cause the Netherlands Transferee to (I) enter into the Netherlands Transfer Agreement and (II) perform its obligations under the Netherlands Transfer Agreement;

(vii) PKI shall deliver to Buyer a resolution of all partners of PKI Germany consenting (in notarized form, if requested by either party) to the sale and assignment of the Acquired Assets held by PKI Germany, and to the local sale and transfer agreement to be entered into to effect such sale and assignment;

(viii) PKI shall cause PKI Germany to (A) enter (in notarized form if requested by either party) into a local sale and transfer agreement (the “German Transfer Agreement” and, together with the Netherlands Transfer Agreement, the “Local Transfer Agreements”) with the German Transferee in substantially the form attached hereto as Exhibit B and (B) perform its obligations under the German Transfer Agreement and Buyer shall cause the German Transferee to (X) enter into the German Transfer Agreement (in notarized form, if requested by either party) and (Y) perform its obligations under the German Transfer Agreement;

(ix) PKI shall deliver to Buyer an executed Assignment and Assumption of Contracts Agreement (the “Assignment and Assumption of Contracts Agreement”) in substantially the form attached hereto as Exhibit C, together with any other executed documents or agreements required to transfer or, if agreed by the applicable parties, novate, the Transferred Contracts to Buyer;

(x) PKI shall deliver (or cause the Asset Sellers to deliver) such other instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Transferred Assets owned by PKI and each of the Asset Sellers;

(xi) PKI shall transfer (or cause to be transferred) all the books, records, files and other data (or copies thereof) (other than stock and partnership record books) within the possession of the Asset Sellers relating primarily to the Transferred Assets or the Business and reasonably necessary for the continued operation of the Business by Buyer except to the extent such books, records, files and other data are required by applicable law to be maintained by the Asset Seller;

(xii) PKI shall deliver or make available (or shall cause to be delivered or made available) to Buyer the minute books, stock and partnership books, ledgers and registers, corporate seals and other similar corporate records of each of the Acquired Companies;

(xiii) Buyer shall deliver to PKI an executed Assignment and Assumption of Contracts Agreement, together with any other executed documents or agreements required to transfer or, if agreed by the applicable parties, novate, the Transferred Contracts to Buyer;

(xiv) Buyer shall deliver to PKI an executed Lease Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit D (or such other form as may be reasonably requested by PKI or the landlord) (the “Lease Assignment and Assumption Agreement”);

(xv) the Parties shall execute and deliver a Transition Services Agreement (the “Transition Services Agreement” and collectively with the Local Transfer Agreements, the Assignment and Assumption of Contracts Agreement and the Lease Assignment and Assumption Agreements, the “Ancillary Agreements”) in substantially the form attached hereto as Exhibit E;

(xvi) Buyer shall pay to Sellers the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by PKI;

(xvii) PKI shall deliver (or cause to be delivered) to Buyer, or otherwise put Buyer (or cause Buyer to be put) in possession and control of, all of the Acquired Assets of a tangible nature owned by the Asset Sellers;

(xviii) PKI shall cause PKI Holdings to deliver to Buyer a certificate from PKI Holdings, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that PKI Holdings is not a “foreign person” within the meaning of Section 897 of the Code and Reg. § 1.1445-2(b)(2);

(xix) PKI shall deliver (or cause to be delivered) to Buyer an irrevocable power of attorney in the agreed form executed by PKI Luxembourg in favor of Buyer to enable Buyer to exercise all voting and other rights attaching to the entire issued share capital of Dexela pending registration of the transfer of such shares to Buyer; and

(xx) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4 Post-Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within sixty (60) days after the Closing Date, PKI shall, at its expense, prepare and deliver to Buyer a statement (the “Closing Working Capital Statement”) setting forth PKI’s calculation of the Working Capital (as defined in this Section 1.4(a)) of the Business containing the line items set forth in Part 3 of Schedule 1.4(a) as of the Closing Date (the “Closing Working Capital Amount”). For purposes of this Agreement, “Working Capital” shall mean the current assets of the Business as of 12:01 AM eastern time on the Closing Date (to the extent owned by an Acquired Company or included in the Transferred Assets) less the current liabilities of the Business (to the extent they are liabilities of the Acquired Companies or included in the Transferred Liabilities) as of 12:01 AM eastern time on the Closing Date, calculated in accordance with the accounting policies set forth on Schedule 1.4(a); provided, however, that all Cash and Cash Equivalents and Indebtedness of the Acquired Companies included in the calculation of the Purchase Price, in each case as of 12:01 AM eastern time on the Closing Date, shall be excluded from the calculation of the Working Capital. The Closing Working Capital Amount shall be calculated in accordance with the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as set forth on Schedule 1.4(a). The Parties agree that the purpose of preparing the Closing Working Capital Statement pursuant to this Section 1.4(a) is to measure changes in Working Capital against the Target Working Capital Amount (as defined in Section 1.4(h)), and such processes are not intended to permit the introduction of different accounting methods, policies, principles, practices and procedures for the purposes of preparing the Closing Working Capital Statement or calculating the Closing Working Capital Amount.

(b) If Buyer in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by PKI, then Buyer shall deliver to PKI, within forty-five (45) days after receipt of the Closing Working Capital Statement, a statement (the “Dispute Notice”) setting forth Buyer’s calculation of the correct Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of forty-five (45) days after Buyer has delivered the Dispute Notice. If the Parties resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(c) If the Parties do not reach a final resolution on the Closing Working Capital Amount within forty-five (45) days after Buyer has delivered the Dispute Notice, unless the Parties mutually agree in writing to continue their efforts to resolve such differences, Grant Thornton LLP (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral

Accountant, pursuant to procedures to be agreed to among PKI, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital Amount. The Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within twenty (20) Business Days thereafter and, upon reaching such determination, the Neutral Accountant shall deliver a written copy of its determination, which shall state in reasonable detail the findings of fact on which it is based, to PKI and Buyer. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.

(d) The Neutral Accountant shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.4;

(ii) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside the range of values assigned to a particular disputed item as finally proposed by the Parties; or

(iii) apply any accounting methods, treatments, principles or procedures other than as described in Schedule 1.4(a).

(e) PKI and Buyer shall each pay one half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that one Party has adopted a position or positions with respect to the Closing Working Capital Statement that is frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such Party and (ii) shall provide to the Parties a written explanation of its reasons for making such a determination in the event that it does so.

(f) The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g) Failure of Buyer to deliver a Dispute Notice within forty-five (45) days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by Buyer of a Dispute Notice shall constitute final and binding acceptance by Buyer of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

(h) Subject to the third sentence of this Section 1.4(h), if the Final Closing Working Capital Amount is less than $36,668,000 (the “Target Working Capital Amount”), then PKI shall pay to Buyer an amount equal to the difference between the Target Working Capital Amount and the Final Closing Working Capital Amount. Subject to the third sentence of this Section 1.4(h), if the Final Closing Working Capital Amount is more than the Target Working Capital Amount, then Buyer shall pay to PKI an amount equal to the difference between the Final Closing Working Capital Amount and the Target Working Capital Amount. Notwithstanding anything to the contrary contained in this Agreement, if the Final Closing Working Capital Amount is between $35,668,000 and $37,668,000, no payment shall be due under this Section 1.4(h) or otherwise with respect to the adjustment contemplated by Section 1.4. Any payment pursuant to this Section 1.4(h) shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer or PKI, as the case may be, within five (5) Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.4.

(i) For purposes of this Agreement, “Adjusted Purchase Price” means the Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to PKI pursuant to the second sentence of Section 1.4(h) or minus, if applicable, the amount of the payment required to be made by PKI to Buyer pursuant to the first sentence of Section 1.4(h).

1.5 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, except as otherwise provided in any applicable Local Transfer Agreement, this Agreement shall not constitute an agreement to assign or transfer any agreement, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity (as defined in Section 2.4(b)), as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of PKI or Buyer thereunder. If such consent (a “Deferred Consent”) is not obtained, then (a) the agreement, lease, authorization, license or permit to which such Deferred Consent relates (each, a “Deferred Item” and any such deferred agreement or lease, a “Deferred Contract”) shall not be assigned or transferred pursuant to this Agreement, and there shall be no reduction in the Purchase Price as a result thereof, (b) from and after the Closing, the Sellers and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that no Seller or Buyer shall be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, the Sellers and Buyer shall cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on the Sellers or any of their Affiliates) under the Deferred Item and (ii) Buyer would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on the Sellers or any of their Affiliates) with respect to the Deferred Item. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when reasonably requested by either Party hereto, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement at the cost and expense of the Party that was required to take such action in the first instance (unless such Party is entitled to indemnification therefor under Article VI).

1.7 Right to Withhold. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement as may be required to be deducted or withheld with respect to the making of such payment under any applicable law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, the deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the person or entity in respect of which such deduction or withholding was required. Buyer shall notify PKI at least five (5) days prior to making any payments called for by this Agreement that it intends to withhold amounts from such payment and shall reasonably cooperate with the Sellers to reduce or eliminate such withholding obligation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PKI

PKI represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by PKI to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”):

2.1 Organization, Qualification and Corporate Power.

(a) Sellers. Each of the Sellers is an entity duly organized or incorporated, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate to the Business, makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). Each of the Sellers has all requisite corporate or partnership (as applicable) power and authority, where such concepts are applicable, to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate, is a materially adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of (i) actions taken by the Parties in connection with and required by this Agreement or by either Party at the request or with the written consent of the other Party, or the failure to take any action prohibited by this Agreement, (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any communications with a third party by either Party (whether or not intentional) regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of Buyer and its Affiliates (it being understood that this clause (ii) shall not apply with respect to the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby to the extent resulting from an inaccuracy of the representation or warranty contained in Section 2.4 and such representation and warranty addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance of obligations hereunder), (iii) changes in the Business’ industry or in markets generally and not specifically relating to the Business, (iv) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets, (v) changes in general legal, tax, regulatory, political or business conditions in any country or region, (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vii) any failure by the Business to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof, provided that in the case of this clause (vii), the underlying cause of, or facts giving rise or contributing to, such changes or failure may be taken into account in determining whether a Business Material Adverse Effect has occurred if not otherwise excepted from this definition, (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region, (ix) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards (or the interpretation thereof) or (x) any fees or expenses incurred in connection with the transactions contemplated by this Agreement, except to the extent any such change, effect or circumstance resulting from, arising out of or attributable to the matters described in clauses (iii), (iv), (v), (vi), (viii) and (ix) above has a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Acquired Companies, PKI and the Asset Sellers conduct the Business (in which case, such change, effect or circumstance shall be taken into account only to the extent it is materially disproportionate when determining whether a Business Material Adverse Effect has occurred or may, would or could, or would reasonably be expected to, occur).

(b) Acquired Companies. Each of the Acquired Companies is a corporation, limited partnership or other entity duly organized or incorporated, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization or incorporation and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that do not or would not reasonably be expected to result in a material liability to the Business, taken as a whole. Each of the Acquired Companies has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(c) Charter and Corporate Records. PKI has made available to Buyer correct and complete copies of the memorandum and articles of association, corporate charter and bylaws or similar organizational documents (as amended to the date of this Agreement) of each

Acquired Company. The minute books (containing the records of meetings of the stockholders and the board of directors), registers and the stock record or similar books of each Acquired Company are correct and complete in all material respects. None of the Acquired Companies is in material default under or in material violation of any provision of its memorandum or articles of association, corporate charter or bylaws or similar organizational documents.

2.2 Capitalization; Title to Property.

(a) The capitalization of each of the Acquired Companies is set forth on Section 2.2(a) of the Disclosure Schedule. All of the issued and outstanding Equity Interests, and all of the issued and outstanding equity interests of each subsidiary of an Acquired Company, are duly authorized, validly issued, fully paid and nonassessable, in each case, where such concepts are applicable. Except for the Equity Interests, there are no outstanding equity interests of any of the Acquired Companies that are not owned by a Seller or another Acquired Company. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which PKI or any of its subsidiaries is a party or which are binding upon PKI or any of its subsidiaries providing for the issuance, disposition or acquisition of any equity interests of any Acquired Company. There is no outstanding or authorized security, stock appreciation, phantom stock or similar right (i) providing for the issuance, disposition or acquisition of any equity interests of any Acquired Company, (ii) that gives any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of equity interests of any Acquired Company or (iii) that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Acquired Companies. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended, of the Equity Interests. The aggregate amount of Indebtedness of the Acquired Companies as of 12:01 AM eastern time on the Closing Date as set forth in the Cash Consideration Statement will not be understated in any material respect.

(b) All of the issued and outstanding Equity Interests are owned of record and beneficially by one of the Equity Interest Sellers, and in each case such Equity Interest Seller has good and valid title to the Equity Interests owned by it, free and clear of any Security Interest (as defined in Section 2.2(d)), contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions, and, at the Closing, Buyer will acquire from the Equity Interest Sellers good and valid title to the Equity Interests of each of the Acquired Companies, free and clear of any Security Interest.

(c) PKI and each of the Asset Sellers, as applicable, has good title to, or a valid leasehold interest in, the material property included in the Transferred Assets of PKI or such Asset Seller, free and clear of any Security Interests.

(d) For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (iv) liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, (v) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (vi) liens arising solely by action of Buyer, and (vii) liens which do not materially and adversely impair the use of the Transferred Assets or the assets of any of the Acquired Companies.

2.3 Authority. Each Seller has all requisite corporate or partnership (as applicable) power and authority to execute and deliver this Agreement and/or the Ancillary Agreements to which it is a party and each Seller has all requisite corporate or partnership (as applicable) power and authority to perform its obligations hereunder and/or under the Ancillary Agreements to which it is a party. The execution and delivery of this Agreement and/or the applicable Ancillary Agreements by each Seller, the performance by each Seller of its obligations hereunder and under the Ancillary Agreements to which such Seller is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other entity action on the part of each such Seller. This Agreement has been, and the Ancillary Agreements (when executed and delivered by PKI or the applicable Seller) will be, duly and validly executed and delivered by PKI and each Seller and, assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreement of Buyer, constitute or (when executed and delivered) will constitute the valid and binding obligations of PKI and each Seller enforceable against PKI and each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), applicable Environmental Laws (as defined in Section 2.17(a)(iv)), and applicable foreign antitrust or trade regulation laws, neither the execution and delivery of this Agreement or any Ancillary Agreement by PKI or any Seller, nor the consummation by PKI or any other Seller of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter, memorandum or articles of association, bylaws or other organizational documents of any Acquired Company or any Seller;

(b) require on the part of any Acquired Company or any Seller any filing with, or any permit, authorization, consent or approval of, any United States or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained would not and would not reasonably be expected to be material to the Business, taken as a whole;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness or Security Interest to which any Acquired Company or any Seller is a party or by which any Acquired Company or any Seller is bound or to which any of their respective assets is subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not and would not reasonably be expected to be material to the Business, taken as a whole, or the transactions contemplated hereby; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, any Acquired Company or any Seller or any of their respective properties or assets, except for any violation that would not and would not reasonably be expected to be material to the Business, taken as a whole, or the transactions contemplated hereby.

2.5 Subsidiaries. Other than any Acquired Company that is a subsidiary of another Acquired Company, none of the Acquired Companies controls, directly or indirectly, or has any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association (other than in a money market, mutual fund or other short-term investment).

2.6 Financial Statements. PKI has made available to Buyer copies of (a) the unaudited consolidated balance sheets of the Business as of the last day of each of the two (2) fiscal years ended January 3, 2016 and December 28, 2014, respectively, and the related unaudited consolidated income statements for the Business for the twelve month periods then ended and (b) the unaudited consolidated balance sheet of the Business as of October 2, 2016 and the related unaudited consolidated income statement for the Business for the nine-month period ended October 2, 2016 (collectively, the “Financial Statements”). The unaudited consolidated balance sheet of the Business as of October 2, 2016 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet, October 2, 2016, is referred to herein as the “Balance Sheet Date”. The Financial Statements (i) are based upon the books and records of PKI and have been prepared in all material respects in accordance with Schedule 1.4(a); and (ii) fairly present, in all material respects, the financial condition of the Business, in each case as of the respective dates on which they were prepared and the results of the operations of the Business for the periods indicated.

2.7 Absence of Certain Changes.

(a) Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3(a)), since the Balance Sheet Date:

(i) there has not been any change, effect or circumstance that has had or would reasonably be expected to have a Business Material Adverse Effect; and

(ii) the Business has been conducted, in all material respects, in the Ordinary Course of Business, except in connection with or as a result of the preparation for and process leading up to and resulting in the execution of this Agreement and the consummation of the transactions contemplated herein.

(b) Without limiting the generality of the foregoing, except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3(a)), since the Balance Sheet Date, no Seller or Acquired Company has taken any of the following actions or permitted any of the following actions to be taken:

(i) (A) in the case of any Seller, amended its charter, bylaws or other organizational documents in a manner that would reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement; and (B) in the case of the Acquired Companies, amended its charter, bylaws or other organizational documents;

(ii) amended in any material respect, terminated or canceled (other than by virtue of expiration in accordance with its terms), or waived any material right or accelerated any material obligation (in each case, other than in the Ordinary Course of Business) under any Contract, Transferred Contract, Deferred Contract or Real Property Lease, in each case that is material to the Business taken as a whole;

(iii) sold, assigned or transferred any: (A) equipment related to the Business to any person or entity; or (B) portion of the Transferred Assets or any assets of any of the Acquired Companies, in each case under (B) that is material to the Business, taken as a whole, other than the sale of goods and services in the Ordinary Course of Business;

(iv) waived any rights of material value to the Business, taken as a whole;

(v) issued, sold or transferred any Equity Interests or other equity securities, securities convertible into Equity Interests or other equity securities or warrants, options or other rights to acquire Equity Interests or other equity securities of any Acquired Company;

(vi) declared or paid any dividends or made any distributions on Equity Interests or other equity securities of any Acquired Company, or redeemed or purchased any shares of Equity Interests or other equity securities of any Acquired Company, except for dividends, distributions or redemptions paid solely in cash, cash equivalents and/or other short term liquid investments;

(vii) except as required by law or as required pursuant to collective bargaining agreements or agreements with works council set forth in Section 2.15(a) of the Disclosure Schedule, (A) granted any rights to severance benefits, retention, change in control or termination pay to any director, officer, employee or individual independent contractor of the Business or increased benefits payable or potentially payable to any such director, officer, employee or individual independent contractor of the Business under any previously existing severance benefits, retention, change in control or termination pay arrangements (in each case, other than grants or increases that are made in the Ordinary Course of Business or grants or increases for which no Acquired Company and none of Buyer, the German Transferee or the

Netherlands Transferee will be obligated following the Closing) or (B) materially increased the salary, bonuses or other compensation or benefits to any director, officer, employee or individual independent contractors of the Business, other than in the Ordinary Course of Business;

(viii) except in the Ordinary Course of Business or in accordance with the Business’ capital expenditure budget attached to Section 2.7 of the Disclosure Schedule, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $1,000,000 individually or in the aggregate;

(ix) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;

(x) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer, employee or individual independent contractor of the Business whose annual base compensation exceeds $150,000;

(xi) established, adopted, entered into, terminated or materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.16(a)), except as required by law;

(xii) made or changed any Tax election, changed any Tax accounting principles, methods or practices, filed any amended Tax Return, entered into any closing agreement, Tax sharing agreement or Tax indemnity agreement, waived or extended any statute of limitations with respect to Taxes, settled or compromised any Tax claim or assessment, surrendered any right to claim a refund of Taxes, incurred any Tax liability other than in the Ordinary Course of Business, applied for or obtained any Tax ruling or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, in each case, with respect to the Acquired Companies or the Acquired Assets and to the extent such action is material to the Business taken as a whole;

(xiii) materially changed the accounting principles, methods or practices of the Business, except in each case to conform to changes in U.S. GAAP or applicable local generally accepted accounting principles;

(xiv) reduced the scope of the Transferred Intellectual Property, the Acquired Intellectual Property, or any license to an IP Holder of any Business IP that is licensed to (and not owned by) that IP Holder, in each case, that is material to the Business, taken as a whole;

(xv) entered into any contract of the type contemplated by clauses (iii), (v), (viii), (ix), (xi), (xii) or (xiii) of Section 2.13(a); or

(xvi) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (i) through (xv) of this Section 2.7.

2.8 Undisclosed Liabilities. None of the Acquired Companies or the Business has any accrued, contingent or other liabilities of any nature, either matured or unmatured, whether or not required by U.S. GAAP to be shown on a balance sheet, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities of the type reflected on the Most Recent Balance Sheet which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business, (c) Excluded Liabilities, (d) future performance obligations under the Contracts, Transferred Contracts, Deferred Contracts and Real Property Leases and other contracts that are not material to the Business, taken as a whole, and (e) liabilities that are not material to the Business, taken as a whole.

2.9 Tax Matters.

(a) Each Asset Seller and each Acquired Company has timely filed or had timely filed on its behalf all Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns are true, correct and complete in all material respects. Each Asset Seller and each Acquired Company has timely paid (or had paid on its behalf) and will timely pay all Taxes (as defined below), regardless of whether such Taxes were shown to be due on any such Tax Returns. The Most Recent Balance Sheet reflects an adequate reserve (determined in accordance with the applicable accounting standards) (excluding any reserves for deferred Taxes) for all Taxes payable by each Asset Seller and each Acquired Company for all taxable periods and portions thereof accrued as of the Balance Sheet Date. None of the Acquired Companies or Asset Sellers will accrue any additional Taxes through the Closing Date other than in the Ordinary Course of Business. All Taxes that each Asset Seller and each Acquired Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to result in a material liability to the Business, taken as a whole. For purposes of this Agreement, “Taxes” means any and all taxes of any kind, customs, levies, duties, imposts, required deposits or other assessments, including all income, capital gains, gross receipts, public duties and contributions (Beiträge, Gebühren) (including social security contributions (Sozialversicherungsbeiträge) and payments to the pension security association (Zahlungen an den Pensionssicherungsverein)), ad valorem, value-added, conveyance, stamp, customs duties, excise, real property, personal property, sales, use, transfer, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, franchise, gains, profits, net worth, asset, transaction, and other similar taxes, duties or levies, repayment obligations in connection with investment grants (Investitionszulagen) or subsidies (Subventionen, Beihilfen) imposed by any jurisdiction or any state, local or foreign government, or any agency thereof, or other political subdivision of any jurisdiction or any such government, and any fees, interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any secondary liability (Haftungsschuld) for any of the liabilities or items described before. For purposes of this Agreement, “Tax Returns” means any and all reports, returns, declarations, statements, forms or other information (including elections, claims for refund, amendments, schedules, and information returns, and schedules and attachments thereto) filed or required to be filed with a taxing authority in connection with Taxes.

(b) No examination, audit, claim, assessment, levy, administrative or judicial proceeding regarding Taxes of either Asset Seller (with respect to the Acquired Assets or the Business) or any Acquired Company (or, to the extent relating to the Acquired Assets or the Business, of any consolidated, combined or unitary group for a period for which the activities of any Acquired Company were included on the Tax Return of such group) by any Governmental Entity is currently in progress. None of the Asset Sellers or Acquired Companies or the members of any consolidated, combined or unitary group with which any Acquired Company has filed group Tax Returns has been notified in writing by any jurisdiction that the jurisdiction intends to initiate such an examination, audit, claim, assessment, levy, administrative or judicial proceeding.

(c) None of the Acquired Companies has received written notice of any claim by any Governmental Entity in a jurisdiction where none of the Acquired Companies files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) Each of the Acquired Companies has made available to Buyer accurate and complete copies of all material Tax Returns filed by such Acquired Company during the past six (6) years and all material correspondence relating to such Acquired Company with any taxing authority, in each case, to the extent attributable to taxable periods for which the statute of limitations has not run.

(e) None of the Acquired Companies is or has been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was PKI or a subsidiary of PKI. None of the Acquired Companies is liable for the Taxes of any person other than PKI and its subsidiaries (i) under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) by reason of it having been a member of any group on or prior to the Closing Date, (ii) by reason of any contract entered into prior to the Closing, or (iii) by reason of assumption, transferee or successor liability, operation of law or otherwise with respect to an event or transaction occurring prior to the Closing.

(f) The Acquired Companies will not be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any similar provision of state, local or foreign law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) any adjustments pursuant to Section 481(a) of the Code or any similar provision of law as a result of a change in method of accounting prior to the Closing.

(g) None of the Acquired Companies is a party to any Tax allocation or Tax sharing agreement (other than an agreement the principal subject matter of which is not Taxes) with any person or entity.

(h) None of the Acquired Companies or Asset Sellers (the latter only with respect to any Acquired Asset) has (i) extended or waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency which waiver or extension remains in effect, or (ii) made or entered into any material consent or agreement as to Taxes that will remain in effect following the Closing Date.

(i) None of the Acquired Companies has at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which was required by law to be specifically disclosed to a tax authority or a main or dominant purpose or object of which was the avoidance or deferral of or the obtaining of a reduction in or other advantage in respect of a liability to Tax.

(j) None of the Acquired Companies is subject to any private letter ruling (or ruling request) of the Internal Revenue Service or comparable rulings, Tax exemptions, Tax holidays, or other Tax reduction agreement or orders of any taxing authority.

(k) There are no Security Interests for material Taxes upon any of the Acquired Assets or any shares, securities, equity interests, property or assets of any Acquired Company.

(l) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code occurring within the two (2)-year period ending on the date of this Agreement or otherwise as part of a plan that includes the transactions contemplated by this Agreement.

(m) Notwithstanding anything to the contrary in this Agreement, except as provided in Sections 2.9(e), 2.9(f), 2.9(g), 2.9(h)(ii) or 2.9(k), it is agreed and understood that the representations and warranties of PKI in this Section 2.9 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and no representations or guarantees are made with respect to the amount or availability of Tax attributes of any Acquired Company.

2.10 Tangible Personal Property. One of the Acquired Companies or the Asset Sellers has good and valid title to, a valid leasehold interest in or a valid license to use, all of the material tangible Acquired Assets or other material tangible personal property that is reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet), and such tangible personal property is free and clear of all Security Interests and has been maintained, in all material respects, in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

2.11 Real Property.

(a) Owned Real Property. None of the Acquired Companies has ever owned and none of the Asset Sellers currently own any real property.

(b) Leased Property. Section 2.11(b) of the Disclosure Schedule lists all real property leased or subleased to any of the Acquired Companies or included in the Transferred Assets. PKI has made available to Buyer correct and complete copies of all leases and subleases (as amended to the date of this Agreement) listed on Section 2.11(b) of the Disclosure Schedule (including all Real Property Leases) (the “Leases”). With respect to each such Lease:

(i) the Lease is a valid, binding and enforceable obligation of PKI, the applicable Asset Seller or the applicable Acquired Company (as the case may be) and, to Sellers’ knowledge, each other party to such Lease, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(ii) no material construction, alteration or other leasehold improvement work with respect to such Lease remains to be paid for or performed by any Seller or Acquired Company;

(iii) none of PKI, either Asset Seller, any Acquired Company or, to Sellers’ knowledge, any other party to the Lease is in breach or default in any material respect and, to Sellers’ knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default in any material respect or permit termination, material modification or material acceleration thereunder; and

(iv) none of PKI, either Asset Seller or any Acquired Company has assigned, transferred, conveyed, mortgaged, licensed, deeded in trust or encumbered any interest in the leasehold or subleasehold to the Lease.

2.12 Intellectual Property.

(a) Section 2.12(a) of the Disclosure Schedule lists, as of the date hereof, all Designated Intellectual Property, except for Designated Intellectual Property that is licensed to (and not owned by) an IP Holder and does not constitute Owned-or-Exclusively Licensed Business IP. As used herein, “Designated Intellectual Property” means all Patents, registered Trademarks, Trademark applications and registered Copyrights that are owned by or licensed to any IP Holder (as defined below) that are material to the Business, taken as a whole, or are included in the Business IP (as defined below). The relevant IP Holder(s) own, or are licensed or otherwise possess rights in, the Designated Intellectual Property. Unless otherwise listed as “abandoned” or “expired” in Section 2.12(a) of the Disclosure Schedule, the Designated Intellectual Property (except for Designated Intellectual Property that is licensed to (and not owned by) an IP Holder and does not constitute Owned-or-Exclusively Licensed Business IP) is subsisting and (except for pending applications) valid and enforceable. “IP Holder” means each of the Sellers, or the Acquired Companies, and any other subsidiary of PKI that has an ownership interest in any Transferred Intellectual Property.

(b) No Designated Intellectual Property (except for Designated Intellectual Property that is licensed to (and not owned by) an IP Holder and does not constitute Owned-or-Exclusively Licensed Business IP) is involved in any interference, reissue, reexamination, opposition, or cancellation proceeding or other action, and no such action is threatened in writing (or, to Seller’s knowledge, orally) against an IP Holder or, to Seller’s knowledge, the owner of any Owned-or-Exclusively Licensed Business IP that is licensed to (and not owned by) an IP Holder. All necessary fees and filings with respect to any Designated Intellectual Property (except for Designated Intellectual Property that is licensed to (and not owned by) an IP Holder and does not constitute Owned-or-Exclusively Licensed Business IP) have been timely submitted to maintain such Designated Intellectual Property in full force and effect.

(c) The IP Holders collectively own exclusively all right, title and interest under, in and to the Business IP (as defined below), excluding Business IP that is exclusively licensed to an IP Holder, free and clear of Security Interests (other than non-exclusive licenses that are either specified in Section 2.12(f) of the Disclosure Schedule or are Covered Licenses (as defined below)), and, at the Closing, Buyer or the Acquired Companies will have good and valid title to such Business IP. “Business IP” means: (i) any and all Acquired Intellectual Property and Transferred Intellectual Property; and (ii) all other Intellectual Property owned (or purported to be owned) by or exclusively licensed to any Acquired Company. “Owned-or-Exclusively Licensed Business IP” means any and all Business IP other than Business IP that is exclusively licensed to (and not owned by) an IP Holder, with respect to which such IP Holder does not have the right to prosecute and enforce (as applicable).

(d) No Acquired Company or, with respect to the Business, PKI or the Asset Sellers has been, in the three (3) years prior to the date of this Agreement, named in or been threatened in writing (or, to Sellers’ knowledge, orally) with, any suit, action or proceeding which involves a claim of infringement, misappropriation, or violation of any Intellectual Property of any third party, except for any such suit, action or proceeding that would not, and would not reasonably be expected to, result in a liability that is material to the Business, taken as a whole. None of the Acquired Companies, nor the conduct of the Business or any Business Product, has ever infringed, misappropriated, or otherwise violated any Intellectual Property of any other person or entity or currently does any of the foregoing, except for any such infringement, misappropriation, or violation that would not, and would not be reasonably expected to, result in liability that is material to the Business, taken as a whole. Since January 1, 2015, no Acquired Company or, as it relates to the Business, any other IP Holder, has received any written notice or other communication indicating (in a manner apparent on the face of the communication) or asserting that any such infringement, misappropriation, or violation has occurred, or any letter or other communication suggesting (in a manner apparent on the face of the communication) or offering that any IP Holder obtain a license to any Intellectual Property of another person or entity and implying or suggesting that any IP Holder has been or is infringing, misappropriating, or violating any such Intellectual Property.

(e) Each IP Holder has performed the material obligations required to be performed by it under the terms of any agreement pursuant to which such IP Holder has rights in any Intellectual Property used in the Business, except for any failure to perform that would not, and would not reasonably be expected to, result in a liability that is material to the Business, taken as a whole, termination of any such agreement, or loss of or termination of such IP Holder’s rights in any such Intellectual Property. None of the IP Holders or, to Sellers’ knowledge, any third party is in default under any such agreement that is material to the Business, except for any default that would not, and would not reasonably be expected to, result in a liability that is material to the Business, taken as a whole, termination of any such agreement, or loss or termination of such IP Holder’s rights in any such Intellectual Property.

(f) Other than Covered Licenses, none of PKI or any of its subsidiaries has granted to any third party any license (including any covenant not to assert) or right to the commercial use of any Business IP that is material to the Business, taken as a whole. As used herein, a “Covered License” means a non-exclusive license, granted in the Ordinary Course of Business, that is either (i) an end-user license to a Business Product granted to a customer of the relevant IP Holder, (ii) a license to distribute Business Products provided to the licensee by the relevant IP Holder, or (iii) a license to Business IP for use only to perform services (including manufacturing, importation, development, testing, or professional services) on behalf of the relevant IP Holder or the Business.

(g) To Sellers’ knowledge, no person or entity is infringing, misappropriating, or violating any Owned-or-Exclusively Licensed Business IP.

(h) Each of the IP Holders have taken and do take reasonable measures to protect the confidentiality of Trade Secrets that are primarily related to the Business (including the source code for any Software included in the Business IP that is material to the Business, taken as a whole). To Sellers’ knowledge, there has not been any disclosure of or access to any such Trade Secret (including any such information of any other person disclosed in confidence to any IP Holder) to any person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information, except for any disclosures or accesses that would not, and would not reasonably be expected to, result in a liability, or loss of any trade secrets or other rights, that are material to the Business, taken as a whole. No Trade Secret that is primarily related to the Business has been authorized to be disclosed or has been actually disclosed by PKI or any of its subsidiaries to any employee or any other person other than pursuant to a written non-disclosure agreement, license agreement or other similar agreement restricting the disclosure and use thereof. No IP Holder has granted any license to or has disclosed to any third party any source code for any Software included in the Business IP that is material to the Business, taken as a whole. Each employee, and each individual that is a consultant or independent contractor, of PKI or any of its subsidiaries, that has been or is engaged in the creation or development of any Intellectual Property that is Business IP or is otherwise primarily related to the Business, during the course of his or her employment or engagement by PKI or any of its subsidiaries, has entered into a written non-disclosure and invention assignment agreement with PKI or such subsidiary, as applicable, (i) in a form made available to Buyer prior to the date hereof or (ii) that reasonably protects the confidentiality of Trade Secrets disclosed by PKI or its subsidiary to such individual and presently and validly assigns to PKI or one of its subsidiaries all Intellectual Property conceived, reduced to practice or authored by such individual during his or her employment or engagement by PKI or any of its subsidiaries.

(i) Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other person or entity the right or option to cause or declare: (i) a loss of, or encumbrance on, any Business IP; (ii) a breach of or default under any contract related to Business IP; (iii) the grant, assignment or transfer to any other person or entity of any license or other right or interest under, to or in any of the Business IP; or (iv) a reduction of any royalties, revenue sharing, or other payments any IP Holder would otherwise be entitled to with respect to any Business IP except, in each case under clauses (i)-(iv), except to the extent caused by any acts or omissions of Buyer or any of its Affiliates occurring after the Closing, including any amendment to any contract related to Business IP.

(j) None of the Software included in the Owned-or-Exclusively Licensed Business IP or any Business Product contains or propagates any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any unauthorized manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file in any unauthorized manner.

(k) None of the Software included in the Owned-or-Exclusively Licensed Business IP or any Business Product: (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of data) that materially and adversely affects the use, functionality, or performance of such Software or any Business Product containing such Software or any product or system containing or used in conjunction with such Software or Business Product; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or any Business Product containing such Software or any product or system containing or used in conjunction with such Software or Business Product, except for any failures that would not, and would not reasonably be expected to, be or result in a liability that is, material to the Business, taken as a whole. PKI has made available to Buyer a complete and accurate list of all known, material bugs, defects, and errors in such Software and Business Products.

(l) Open Source

(i) Section 2.12(l)(i) of the Disclosure Schedule accurately identifies and describes (A) each item of Open Source (as defined below) that is contained in, distributed or made available with any Software included in the Business IP, (B) the applicable license terms for each such item of Open Source, (C) the source or location from which the Open Source was acquired or downloaded and (D) the Business IP to which each such item of Open Source relates.

(ii) The IP Holders’ use, marketing, distribution, licensing, making available, and sale of Software that is included in the Business IP does not violate any license terms applicable to any item of Open Source, and the IP Holders have all rights in each item of Open Source disclosed, or required to be disclosed, in Section 2.12(l)(i) of the Disclosure

Schedule as needed for the conduct of the Business, except for any violation that would not, and would not reasonably be expected to, result in a liability that is material to the Business, taken as a whole.

(iii) No Open Source (as defined below) (A) forms part of any Software that is part of the Business IP, (B) was or is incorporated in whole or in part in, or has been or is distributed or made available in whole or in part in conjunction with, any Software or product of the Business or (C) was or is used in connection with the development of any Software, product, or Intellectual Property of the Business, in the case of each of the foregoing subclauses (A), (B) and (C), in a manner that requires or obligates (including through imposition of a condition) an IP Holder to make available, disclose, contribute, distribute or license to any person or entity (including the Open Source community) any source code for any Software, or any Intellectual Property (or any portion thereof), owned by an IP Holder that is primarily used in the Business or that is otherwise included in the Business IP, which Software or other Intellectual Property is material to the Business, taken as a whole. “Open Source” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or “shareware” or under similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: the GNU General Public License or Lesser/Library GPL, the Artistic License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Apache License, the QT Free Edition License, the IBM Public License, BitKeeper, the XML Soap Library, MIT/X or the Thai Open License.

(m) Each Acquired Company and, with respect to the Business, each other IP Holder has established privacy compliance policies and is in material compliance with, and has been in material compliance with for the three (3) years prior to the date hereof, its respective privacy policies and any applicable laws relating to personal identifiable information. A copy of each such privacy policy in effect on the date hereof has been made available to Buyer. To Sellers’ knowledge, there has been no unauthorized access to, or disclosure or misuse of, any personally identifiable information (as defined under applicable law) owned, licensed or maintained by, or on behalf of, any IP Holder.

2.13 Contracts.

(a) As of the date hereof, except as set forth in Section 2.13(a) of the Disclosure Schedule, no Acquired Company and (with respect to the operation or conduct of the Business) neither PKI nor either Asset Seller is a party to any:

(i) agreement (or group of related agreements with the same person or entity or one or more of PKI, either of the Asset Sellers or any of the Acquired Companies) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $500,000, other than (A) purchase orders relating to the supply of goods and services to the Business in the Ordinary Course of Business, and (B) agreements that can be terminated by PKI, such Acquired Company or such Asset Seller, as applicable, on ninety (90) or fewer days’ notice without payment by PKI, such Acquired Company or such Asset Seller of any penalty;

(ii) agreement (or group of related agreements with the same person or entity or one or more of PKI, either of the Asset Sellers or any of the Acquired Companies): (A) for the purchase by or from any Acquired Company, PKI or either of the Asset Sellers of products or services under which the undelivered balance of such products and services is (or is reasonably expected to be), or has since January 1, 2016 been, in excess of $500,000, other than (I) any such contracts and agreements that can be terminated by PKI, such Acquired Company or such Asset Seller, as applicable, on ninety (90) or fewer days’ notice without payment by PKI, such Acquired Company or such Asset Seller of any penalty, or (II) any purchase orders relating to the supply of goods and services to the Business in the Ordinary Course of Business; or (B) with any sole source suppliers whose supply is material to the Business;

(iii) agreement establishing a partnership, joint venture, strategic alliance, revenue-sharing or similar agreement;

(iv) agreement (or group of related agreements with the same person or entity or one or more of PKI, either of the Asset Sellers or any of the Acquired Companies) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness the outstanding balance of which is more than $500,000 or under which it has imposed a Security Interest on any of the assets, tangible or intangible, that are material to the Business, taken as a whole, except for any Security Interests relating to any capitalized lease financing;

(v) agreement (A) that prohibits or purports to limit or restrict the Business or the right or ability of any Acquired Company from competing or freely engaging in any line of business or with any person or entity anywhere in the world or in any field, market, or during any period of time; (B) that prohibits or purports to limit or restrict any Acquired Company’s ability to own, operate, source, manufacture, sell, transfer, pledge or otherwise dispose of any material assets or business; (C) for the grant to any person or entity of any preferential rights to purchase any of the assets of the Business; or (D) containing any “most favored nation” or “most favored customer” or similar provision in favor of the other party, in each case, that are material to the Business, taken as a whole;

(vi) agreement involving the executive officers or directors of any Acquired Company or (with respect to the Business) either Asset Seller;

(vii) employment or similar agreement for the employment of any individual on a full-time or part-time basis providing annual base compensation at a rate in excess of $250,000 during any 12-month period, except any such agreement entered into to comply with applicable foreign law;

(viii) severance, change in control, retention, “stay pay” or termination agreement with any director, officer, employee or individual independent contractor of the Business other than any such agreement that shall remain an obligation of PKI after the Closing;

(ix) agreement for the sale of any assets or properties of the Business, other than agreements for the sale of goods and services in the Ordinary Course of Business;

(x) agreement providing for any material payments that are conditioned, in whole or in part, on a change of control or sale of any Acquired Company, the Business or the Acquired Assets other than any such agreement that shall remain an obligation of PKI after the Closing;

(xi) agreement for the acquisition by any Acquired Company or either Asset Seller of any operating business or the equity interests of any other person, other than acquisitions by either Asset Seller that have not or will not become integrated into the Business;

(xii) agreement (or group of related written agreements with the same person or entity or one or more of PKI or any of its subsidiaries) providing for (A) any grant by PKI or any of its subsidiaries to another person of any right, permission, license, consent or covenant of non-assertion relating to or under any Business IP (other than non-exclusive licenses granted in the Ordinary Course of Business to end-user customers and distributors of any Business Product), or (B) any grant by another person (other than PKI or any of its subsidiaries) to PKI or any of its subsidiaries of any right, permission, consent or covenant of non-assertion relating to or under any Intellectual Property used in or related to the Business (other than standard form contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $20,000 for all such related contracts); and

(xiii) agreement granting any exclusive right, right of first refusal, or right of negotiation to license, market, distribute, sell, or deliver (I) any product or service (including software) that is currently being, or has at any time within the three (3) years prior to the date of this Agreement been, designed, modified, developed, produced, distributed, marketed, provided, exported, licensed, sold, or offered for sale by any Acquired Company or, in connection with the Business, by PKI or any other IP Holder (collectively, “Business Products”) or (II) any Business IP that is material to the Business, taken as a whole;

provided, however, that (A) no agreement referred to in clauses (i) through (xiii) above need be disclosed unless PKI, the applicable Acquired Company or the applicable Asset Seller currently has, or may in the future have, any material rights or obligations thereunder and (B) Leases are not required to be disclosed in response to any provision of this Section 2.13, but shall constitute Designated Contracts.

(b) PKI has made available to Buyer a correct and complete copy of each agreement (as amended to the date of this Agreement) listed in Section 2.13(a) of the Disclosure Schedule and each other Designated Contract in effect on the date of this Agreement (the agreements listed (or required to be listed) in Section 2.13 of the Disclosure Schedule, all Leases, all Transferred Contracts and the agreement with Brainlab AG dated October 1, 2013, the “Designated Contracts”). Each Designated Contract is a valid, binding and enforceable obligation of PKI, the applicable Acquired Company or the applicable Asset Seller, as the case may be, and, to Sellers’ knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses). None of the Sellers or the

Acquired Companies or, to Sellers’ knowledge, any other party, is in material breach or material violation of, or material default under, any such Designated Contract; and to Sellers’ knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a material breach, material violation or material default by the Sellers or the Acquired Companies or, to Sellers’ knowledge, any other party, under any Designated Contract. Any agreements entered into between the date of this Agreement and the Closing that would have been required to be listed in Section 2.13 of the Disclosure Schedule had they been in effect on the date hereof shall be referred to herein as the “Subsequent Designated Contracts.” Each Subsequent Designated Contract will, on the Closing Date, be a valid, binding and enforceable obligation of PKI, the applicable Acquired Company or the applicable Asset Seller, as the case may be, and, to Sellers’ knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses). None of the Sellers or the Acquired Companies or, to Sellers’ knowledge, any other party, will, on the Closing Date, be in material breach or material violation of, or material default under, any such Subsequent Designated Contract; and to Sellers’ knowledge, no event will have occurred, and no circumstance or condition will exist, in each case on the Closing Date, that (with or without notice or lapse of time) would reasonably be expected to result in a material breach, material violation or material default by the Sellers or the Acquired Companies or, to Sellers’ knowledge, any other party, under any Subsequent Designated Contract.

2.14 Litigation. Except as set forth on Section 2.14 of the Disclosure Schedule, as of the date hereof, there is no (and between January 1, 2015 and the date hereof, there has not been any): (a) judgment, order, decree, stipulation or injunction specifically naming either Asset Seller or any Acquired Company or any of their respective property or business and relating to the Business and (b) claim, complaint, action, suit, proceeding, hearing or investigation relating to the Business of or in any Governmental Entity or before any arbitrator to which PKI, either Asset Seller or any Acquired Company is or was a party or, to Sellers’ knowledge, which has been overtly threatened against PKI, either Asset Seller or any Acquired Company that, in the case of either clause (a) or (b), would or would reasonably be expected to result in a liability that would be material to the Business, taken as a whole.

2.15 Labor Matters.

(a) Section 2.15(a) of the Disclosure Schedule lists, as of the date of this Agreement, each collective bargaining agreement or works council agreement relating to the Business to which either Asset Seller or any Acquired Company is a party or is bound. With respect to the Business, none of the Asset Sellers or any of the Acquired Companies has experienced, or to the knowledge of Sellers, been threatened with, since January 1, 2015, any strikes, slowdown, picketing, work stoppage, concerted refusal to work overtime, material grievances, claims of unfair labor practices or other collective bargaining disputes and, to the knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to provide the basis for the commencement of any such strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, grievances, claims of unfair labor practices or other collective bargaining disputes. As of the date hereof, (i) there are currently no material employment actions involving either Asset Seller or any Acquired Company and, (ii) to the knowledge of Sellers, no such actions threatened against the Asset Sellers or any of the Acquired Companies.

(b) The Acquired Companies and, with respect to the Business, the Asset Sellers have complied in all material respects with all applicable laws relating to the employment or termination of employees or service providers and the employment of labor, including provisions thereof relating to wages, hours, pay equity, equal opportunity, employment discrimination and practices, retaliation, occupational health and safety, workers’ compensation and unemployment. Each current service provider compensated as an independent contractor of the Asset Sellers, with respect to the Business, or any of the Acquired Companies is and has been properly characterized as such based on the applicable standards under applicable laws, except to the extent such mischaracterization would not and would not reasonably be expected to result in a liability that would be material to the Business, taken as a whole.

(c) During the past three (3) years prior to the date hereof, no covered employee layoffs within the meaning of the Worker Adjustment and Retraining Notification Act or any similar law (collectively, the “WARN Act”) have been implemented by the Asset Sellers or any of the Acquired Companies, and no such activities have been announced or are planned.

2.16 Employee Benefits.

(a) Section 2.16(a) of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans (as defined below) maintained, or contributed to, by either Asset Seller, any Acquired Company, PKI or any of their respective ERISA Affiliates (as defined below) for the benefit of employees of the Business (and their beneficiaries), or under which PKI, either Asset Seller or any Acquired Company has any current or contingent liability relating to former or current employees of the Business, including by reason of an ERISA Affiliate (the “Business Benefit Plans”).

(b) For purposes of this Agreement:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and analogous foreign laws) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, vacation, sick time, paid time off, disability benefits, fringe benefits, deferred compensation, bonuses, Equity Interests options, Equity Interests purchase, phantom Equity Interests, Equity Interests appreciation or other forms of incentive compensation, retirement, post-retirement or post-termination compensation.

(ii) “Foreign Benefit Plans” means any Employee Benefit Plans that are subject to laws outside of the United States.

(iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes an Asset Seller or an Acquired Company.

(c) Complete and accurate copies of the following documents have been made available to Buyer with respect to all material Business Benefit Plans (except for those described in Section 1.1(e)): (i) all plan documents, including any related trust agreements, insurance contracts or funding arrangements, and all amendments thereto; (ii) for the most recent plan year, (A) the IRS Form 5500 and all schedules thereto and (B) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable, (iv) the most recent summary plan descriptions regarding any material Business Benefit Plans, (v) written summaries of all material non-written Business Benefit Plans, and (vi) details of employer contributions payable in respect of the Foreign Benefit Plans. Each Business Benefit Plan has been administered in accordance with its terms in all material respects and the applicable Seller, ERISA Affiliate or Acquired Company, as the case maybe, has met its obligations in all material respects with respect to such Business Benefit Plan. Each Seller and ERISA Affiliate (with respect to the Business Benefit Plans) and each Acquired Company, and the Business Benefit Plans, are in material compliance, where applicable, with the currently applicable provisions of ERISA and the Code and applicable foreign laws.

(d) As of the date of this Agreement, there are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Business Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan, or, to Sellers’ knowledge, audits or investigations by any Governmental Entity involving any Business Benefit Plan, except for any such termination proceedings or other claims, suits, proceedings or audits or investigations that would not and would not reasonably be expected to be material to the Business, taken as a whole.

(e) The Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, except for such failure to qualify or be exempt from federal income Taxes that would not and would not reasonably be expected to result in a liability (other than in connection with unrelated business income tax) that would be material to the Business, taken as a whole.

(f) No Asset Seller, Acquired Company or any of their respective ERISA Affiliates has, or has ever had since January 1, 2011, any liability (contingent or otherwise) in respect of a Multiemployer Plan. All required contributions by either Asset Seller, Acquired Company or any of their respective ERISA Affiliates to any such Multiemployer Plan or any Foreign Benefit Plan have been made in full, except for any contributions which, if not made, would not and would not reasonably be expected to result in a liability that is material to the Business, taken as a whole.

(g) With respect to any Employee Benefit Plan subject to Title IV of ERISA (other than any Multiemployer Plan): (i) no liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause the Asset Sellers, the Acquired Companies or any of their respective ERISA Affiliates to incur liability thereunder in connection with the transactions contemplated hereby, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result from the transactions contemplated hereby, (iv) all contributions required to be made to any such plan have been timely made, (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA), and (vi) no notice from the PBGC relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein has been received.

(h) Except as set forth in Section 2.16(h) of the Disclosure Schedule, there are no unfunded obligations under any Business Benefit Plan other than any such obligations that are obligations of PKI or constitute an Excluded Liability of any of the Asset Sellers, excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable laws, and other than unfunded obligations which would not and would not reasonably be expected to result in a liability that is material to the Business, taken as a whole.

(i) No act or omission has occurred and no condition exists with respect to any United States Business Benefit Plan maintained by either Asset Seller or any Acquired Company, any of their respective Affiliates or any ERISA Affiliate that would subject either Asset Seller, any Acquired Company or ERISA Affiliate to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for employees of either Asset Seller or any Acquired Company, and each of their beneficiaries).

(j) Except as set forth in Section 2.16(j) of the Disclosure Schedule, none of the Business Benefit Plans provides for post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law and at the sole expense of such participant or the participant’s beneficiary.

(k) Except as set forth in Section 2.16(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any Business Employee, (ii) increase any amount of compensation or benefits otherwise payable to any Business Employee, or (iii) result in the acceleration of the time of any payment, funding or vesting of any benefits to any Business Employee, except, in the case of clauses (i), (ii) and (iii), for any such payment, benefit, increase or acceleration that shall remain an obligation of PKI after the Closing.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(m) As of the date of this Agreement, the accrued but unused personal, sick and vacation time that each U.S.-based Business Employee is entitled to pursuant to any Business Benefit Plan is set forth on Section 2.16(m) of the Disclosure Schedule.

(n) No Acquired Company is or has at any time since 2004 been an employer, or connected or associated with an employer, (in each case for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an Occupational Pension Scheme established in the UK which is not a Money Purchase Scheme (both terms as defined in section 181 of the UK Pension Schemes Act 1993) and no circumstances exist which could lead to the UK Pensions Regulator issuing a contribution notice or a financial support direction against an Acquired Company.

(o) No Acquired Company has any obligation in respect of the provision of enhanced benefits on early retirement or redundancy to any person as a result of the operation of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006/1981 and no undertaking, assurance, proposal or announcement has been given by an Acquired Company to any person as to the improvement or increase of or amendment to, any benefits or related employer contributions under the Foreign Benefit Plans or the establishment of any new Foreign Benefit Plans.

2.17 Environmental Matters.

(a) When used in this Agreement, the following terms have the meanings provided below.

(i) “CERCLA” shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and analogous foreign laws, in each case as in effect on the Closing Date.

(ii) “Release” shall have the meaning assigned to that term in CERCLA and analogous foreign laws.

(iii) “Materials of Environmental Concern” means any hazardous substance, pollutant or contaminant, as those terms are defined under CERCLA and analogous foreign laws, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) and analogous foreign laws, and any material, substance or waste that is classified, characterized or otherwise regulated as hazardous, toxic, radioactive or as a contaminant, pollutant or words of similar meaning by any Governmental Entity with jurisdiction over the Business and the environment or natural resources, including oil, petroleum and petroleum products.

(iv) “Environmental Law” means any foreign, federal, state, provincial, municipal or other governmental law, statute, rule, regulation or other legal requirement,

including the common law, as in effect on or prior to the Closing Date, relating to the environment, natural resources, product stewardship or occupational health and safety, including any statute or regulation pertaining to (A) treatment, storage, disposal, transportation or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater, surface water, sediment and soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern.

(v) “Environmental Matters” means any legal obligation or liability arising under Environmental Law to the extent such obligation or liability arises out of or relates to the Business or the Acquired Assets.

(vi) “Off-Site Liabilities” means Environmental Matters and/or liability arising under common law resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Business, of any Materials of Environmental Concern by the Business, or any agent or contractor of the Business, to or at any property, location, site or facility other than a Business Property.

(vii) “Business Properties” means the real property subject to the Leases.

(b) Except as described or identified in Section 2.17(b) of the Disclosure Schedule:

(i) each Acquired Company and (with respect to the Business) PKI and each Asset Seller and the Business is, and since January 1, 2011 has been, in compliance with applicable Environmental Laws, including any permits, licenses, or similar authorizations required by or necessary to maintain compliance with Environmental Laws, except for any failures to comply with Environmental Laws that would not and would not reasonably be expected to be material to the Business, taken as a whole;

(ii) as of the date of this Agreement, there is no pending or, to Sellers’ knowledge, threatened civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or information request relating to any Environmental Law or Environmental Matter against any of Acquired Company and (with respect to the Business) PKI or either Asset Seller or otherwise involving any of the Business Properties or any property formerly owned, occupied or operated by the Business, except for such litigation, notice, proceeding, investigation or information request that would not and would not reasonably be expected to be material to the Business, taken as a whole; and

(iii) PKI, the applicable Asset Seller or the applicable Acquired Company has those permits, licenses and approvals required under Environmental Law to operate the Business as currently operated by PKI, such Asset Seller or Acquired Company, as the case may be, except for any such permits, licenses or approvals the absence of which would not or would not reasonably be expected to be material to the Business, taken as a whole.

(iv) with respect to the Business Properties and any property formerly owned, occupied or operated by PKI, any Acquired Company or either Asset Seller with respect to the Business, as of the date of this Agreement, there is no existing or, to Sellers’ knowledge, threatened order or claim, consent decree or settlement requiring the investigation or remediation of a Release of or exposure to Materials of Environmental Concern or the payment of money as a result of a Release of or exposure to Materials of Environmental Concern that would not or would not reasonably be expected to be material to the Business, taken as a whole;

(v) with respect to PKI, each Asset Seller and each Acquired Company, as of the date of this Agreement, there is no existing or, to Sellers’ knowledge, threatened claim, order or consent decree or settlement agreement for Off-Site Liabilities relating to the Business that would not or would not reasonably be expected to be material to the Business, taken as a whole; and

(vi) the transactions contemplated under this Agreement do not require the consent or pre-approval of any Governmental Entity with jurisdiction over the environment or natural resources, including environmental property transfer laws, permit transfers, relating to the Business that would not or would not reasonably be expected to be material to the Business, taken as a whole.

(c) The Parties agree that the only representations and warranties of PKI herein as to any Environmental Matters are those contained in this Section 2.17. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the representations and warranties contained in Sections 2.14, 2.18 and 2.19 do not relate to Environmental Matters.

2.18 Legal Compliance.

(a) Each Acquired Company and (with respect to the Business) PKI and each Asset Seller is (and has since January 1, 2015 been) in compliance with all applicable laws of any federal, state or foreign government, or any other Governmental Entity, in effect with respect to the Business, except where the failure to comply therewith would not and would not reasonably be expected to result in a liability that is material to the Business, taken as a whole. As of the date of this Agreement, none of PKI, the Asset Sellers or any Acquired Company has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply, other than those that do not or are not reasonably expected to result in a liability that is material to the Business, taken as a whole.

(b) None of the Acquired Companies, PKI or either Asset Seller, or any of their respective subsidiaries, nor any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person acting for or on behalf of an Acquired Company, PKI, or an Asset Seller in connection with the Business, (i) is a person with whom transactions are prohibited or limited under any economic sanctions laws, including those administered by the U.S. Government (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (ii) since January 1, 2015, has violated, in any material respect, any economic sanctions laws. Within the two (2) years prior to the date of this Agreement, none of the Acquired Companies, PKI or either Asset Seller has (A) made, in connection with the Business, any voluntary disclosures to U.S. Government authorities under U.S. economic sanctions laws, import, or export control laws; (B) been the subject of any governmental investigation or inquiry regarding compliance with such laws; or (C) been assessed any fine or penalty under such laws.

(c) The Acquired Companies and (with respect to the Business) PKI and the Asset Sellers are and since January 1, 2015 have been in material compliance with and in possession of any and all material licenses, registrations, and permits that may be required for the lawful conduct of the Business under applicable import and export control laws, including the Export Administration Regulations.

(d) None of the Acquired Companies and (with respect to the Business) none of PKI, either Asset Seller or any of their respective subsidiaries, nor any of their respective officers, directors, employees, agents, representatives, consultants, or any other person or entity associated with or acting for or on behalf of the Business, has in any material respect, directly or indirectly: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of: (A) influencing any act or decision of such Government Official, candidate, party or campaign, (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; or (v) created or caused the creation of any false or inaccurate books and records of any Acquired Company or (with respect to the Business) PKI or either Asset Seller related to any of the foregoing, in each case under clauses (i), (ii), (iii), (iv) or (v), in a manner that would violate any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Laws.

(i) For purposes of this Agreement:

(A) “Government Official” means any officer or employee of a Foreign Governmental Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person or entity acting in an official capacity for or on behalf of any such Foreign Governmental Entity or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States; and

(B) “Foreign Governmental Entity” means any foreign Governmental Entity, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any Governmental Entity or any sovereign wealth fund, excluding entities related to the government of the United States.

2.19 Permits. (a) Each of PKI and the Asset Sellers (with respect to the Business) and each Acquired Company has obtained, possesses, and has maintained in good standing each permit, license, registration, clearance, franchise or authorization from any Governmental Entity necessary for its business or operations as presently conducted, (b) none of PKI, the Asset Sellers or any Acquired Company is (or has since January 1, 2015 been) in violation of or default under any such permit, license, registration, clearance, franchise or authorization that is material to the business or operations of the Business, and (c) no such permit, license, registration, clearance, franchise or authorization will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement, except, in any case under clause (a), (b) or (c), for any failure to maintain or possess or any violation, default, revocation, termination or renewal that would not and would not reasonably be expected to be material to the Business, taken as a whole.

2.20 Business Relationships with Affiliates. Section 2.20 of the Disclosure Schedule lists any written agreements with respect to the Business whereby PKI or any of its subsidiaries (other than any Acquired Company) directly or indirectly: (a) owns any property, interest or right of any kind, whether tangible or intangible: (i) in any Transferred Asset; or (ii) in any material asset or property that is owned or held by any Acquired Company or is used primarily in the conduct of the Business; (b) has any material claim or cause of action against any Acquired Company, or (c) owes any money to, or is owed any money by, any Acquired Company (other than intercompany amounts that will be satisfied prior to the Closing).

2.21 Brokers’ Fees. Except for the fees payable to J.P. Morgan Securities LLC, no Seller or Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.22 Products Liability. Except as would not and would not reasonably be expected to result in a liability that is material to the Business, taken as a whole, (a) as of the date hereof, none of the Acquired Companies, or (with respect to the Business) PKI or the Asset Sellers has received written notice of any demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product of the Business (including the packaging and advertising related thereto), or claim or lawsuit involving a product of the Business which is currently pending or, to Sellers’ knowledge threatened, by any person, (b) as of the date hereof, no product recall or post-sale warning is under consideration by any Acquired Company or Asset Seller with respect to any product of the Business and (c) all products of the Business complied and comply with applicable laws, industry standards and warranties and other specifications provided to customers and other third parties. Between January 1, 2015 and the date of this Agreement, except as set forth in Section 2.22 of the Disclosure Schedule, no customer or other person has made a claim relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, any product of the Business to the extent such claim would or would reasonably be expected to result in a liability that is material to the Business, taken as a whole.

2.23 Entire Business. Except for the Excluded Assets, the rights granted to Buyer under the Ancillary Agreements and any Deferred Items, and assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Business all corporate-level services currently provided to the Business by the Sellers and their Affiliates, the Transferred Assets, the assets of the Acquired Companies, and the Equity Interests collectively are, when utilized by a labor force substantially similar to that employed by the Acquired Companies and the Asset Sellers in connection with the Business on the date hereof, adequate to conduct the Business immediately following the Closing in all material respects as currently conducted.

2.24 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each of the Sellers shall be able to pay its debts as they become due. No transfer or disposition of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller.

2.25 Inventory. The Inventory and all inventory of the Acquired Companies consists of items of a quantity and quality as to be usable and salable in the Ordinary Course of Business (net of all reserves for obsolete, excess, slow-moving, damaged and defective Inventory shown on the Most Recent Balance Sheet or incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet). Section 2.25 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory of PKI Medical Imaging and PKI Germany as of October 2, 2016 (including spare parts, raw materials, work in process and finished goods) (indicating any such inventory that has been or should be characterized as “obsolete” in accordance with U.S. GAAP).

2.26 Accounts Receivable. The Accounts Receivable and all accounts receivable of the Acquired Companies arose in the Ordinary Course of Business, are valid receivables, subject to existing reserves, are not subject to any setoffs or counterclaims and are current and collectible, subject to existing reserves.

2.27 Customers and Suppliers. Section 2.27 of the Disclosure Schedule sets forth a complete and accurate list of (a) the top ten (10) customers of the Business based on revenues received by the Business for the period from January 1, 2016 through October 31, 2016 (the “Material Customers”) and (b) the top (10) suppliers of the Business based on amounts paid to suppliers of the Business during the period from January 1, 2016 through October 31, 2016 (the “Material Suppliers”). PKI has made available to Buyer any material agreement in effect as of the date of this Agreement between the Sellers or any Acquired Company and a Material Customer or Material Supplier under which PKI, the applicable Acquired Company or the applicable Asset Seller currently has, or may in the future have, any material rights or obligations. Between January 1, 2015 and the date of this Agreement, no Material Customer or Material Supplier has terminated or canceled (or expressed in writing its intention to terminate or cancel) its relationship with the Business or decreased materially (or expressed in writing its intention to decrease materially) its services or supplies to the Business, or its usage or purchase of the products or services of the Business.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to PKI that:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the performance by Buyer of this Agreement and the Ancillary Agreements and its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Ancillary Agreements (when executed and delivered by Buyer) will be, duly and validly executed and delivered by Buyer (as applicable) and, assuming this Agreement constitutes, and that the Ancillary Agreements (when executed and delivered by PKI and the applicable Sellers) will constitute, the valid and binding obligations of PKI and such Sellers, constitute or (when executed and delivered) will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Subject to compliance with:

(a) the applicable requirements of the Hart-Scott-Rodino Act;

(b) applicable Environmental Laws; and

(c) applicable foreign antitrust or trade regulation laws;

neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

(i) conflict with or violate any provision of the charter or bylaws of Buyer;

(ii) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(iv) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its respective properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Litigation. As of the date of this Agreement, there are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the knowledge of Buyer, threatened against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.

3.6 Investment Intent. Buyer is acquiring the Equity Interests for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Equity Interests have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Buyer further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Equity Interests, and that it can bear the economic risk of an investment in the Equity Interests and (b) it has had the opportunity to conduct an independent due diligence review of the Business.

3.7 Financing. At the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including payment to the Sellers of the Purchase Price at the Closing.

3.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

3.9 No Other Representations or Warranties. Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II (each as qualified by the Disclosure Schedule), in any Ancillary Agreement or in any certificate, document or instrument delivered hereunder, (a) neither PKI nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to the Business, the Acquired Companies or the Equity Interests, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) neither PKI nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by PKI or any of its subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms,” confidential information memoranda or management presentations, whether in anticipation or contemplation of the transactions contemplated by this Agreement or otherwise, and (subject to the express representations and warranties of PKI set forth in Article II or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Disclosure Schedule) or in any Ancillary Agreement) none of Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, has relied on any such information (including the accuracy or completeness thereof). Buyer also acknowledges that its sole and exclusive recourse in respect of the transactions contemplated by this Agreement is to assert the rights of Buyer pursuant to Articles VI, VIII, IX and X.

3.10 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Business by Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from PKI and its subsidiaries, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Business. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and, except for any claim pursuant to the express terms of this Agreement or any Ancillary Agreement, that Buyer will have no claim against PKI or any of its subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, with respect thereto. Accordingly, Buyer hereby acknowledges and agrees that none of PKI or any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Efforts; Antitrust Laws.

(a) Subject to the terms hereof, including Section 4.1(b) (but without modifying Section 4.1(c)), PKI and Buyer shall each:

(i) use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) within ten (10) Business Days after the date of this Agreement, make all necessary filings under the Hart-Scott-Rodino Act and request early termination of the waiting period with respect to such filings, and thereafter use reasonable best efforts to make any other required submissions under the Hart-Scott-Rodino Act and satisfy any related governmental request thereunder in each case as promptly as practicable;

(iii) use reasonable best efforts to make, as promptly as practicable, all necessary filings, and thereafter use reasonable best efforts to make any other required submissions, with respect to this Agreement required under any other applicable law;

(iv) use reasonable best efforts to obtain, as promptly as practicable, from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by PKI, Buyer or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, it being understood that, except for the payment by Buyer of all applicable filing fees, none of PKI, Buyer or any of their respective subsidiaries shall be required to make any payments in connection with the fulfillment of its obligations under this paragraph; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

PKI and Buyer shall cooperate with each other in connection with the making of all such filings, including (except to the extent prohibited by law or any Governmental Entity) providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Except to the extent prohibited by law or any Governmental Entity, PKI and Buyer shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this

Agreement. For the avoidance of doubt, Buyer and PKI agree that nothing contained in this Section 4.1(a) shall modify or affect their respective rights and responsibilities under Section 4.1(b) or modify or affect Buyer’s obligations under Section 4.1(c).

(b) Subject to the terms hereof, and without modifying Section 4.1(c), Buyer and PKI agree, and shall cause each of their respective subsidiaries, to cooperate and to use their respective reasonable best efforts to (i) obtain any government clearances or approvals required for Closing under applicable Antitrust Laws (as defined in Section 4.1(e)(i)) and (ii) respond to any government requests for information under any Antitrust Law. Except to the extent prohibited by applicable law or any Governmental Entity, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer shall bear the filing fees associated with such filings under the Hart Scott-Rodino Act and applicable foreign Antitrust Laws.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer (or any of its Affiliates) have any obligation to (and in no event shall Seller or any of its Affiliates without the prior written consent of Buyer), in each case, for the purpose of obtaining any consent or approval under any Antitrust Law: (i) propose, negotiate, offer to commit or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or other disposition of, or restriction on, any assets, businesses, services or product lines of Buyer (or any of its Affiliates) or any aspect of the Business or the Transferred Assets; (ii) terminate any existing relationships or contractual rights of Buyer or any of its Affiliates or any of the Sellers with respect to any Transferred Assets or any other aspect of the Business or amend or terminate any licenses or other intellectual property agreements of Buyer or any of its Affiliates or of any of the Sellers with respect to the Acquired Assets or any other aspect of the Business; (iii) accept any operational restrictions or limitations on the business of Buyer or any of its Affiliates or any of the Transferred Assets or any aspect of the Business or undertake any other form of behavioral remedy; or (iv) contest and resist any action relating to any Antitrust Law, including any legislative, administrative or judicial action, or to have vacated, lifted, reversed or overturned any Antitrust Order (as defined in Section 4.1(e)(ii)) that restricts, prevents or prohibits (or seeks to restrict, prevent or prohibit) the consummation of the transactions contemplated by this Agreement under any Antitrust Law.

(d) Without limiting or modifying Section 4.1(a), Section 4.1(b) and Section 4.1(c), each of PKI and Buyer shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents required in connection with the transactions contemplated by this Agreement that are (i) necessary to consummate such transactions, (ii) disclosed or required to be disclosed in the Disclosure Schedule or (iii) required to prevent the occurrence of an event that would reasonably be expected to have a Business Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Closing, it being understood that neither PKI nor Buyer shall be required to make any payments, other than the payment of customary filing fees, in connection with the fulfillment of its obligations under this Section 4.1(c).

(e) For purposes of this Agreement:

(i) “Antitrust Laws” means the Hart-Scott-Rodino Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade; and

(ii) “Antitrust Order” means any judgment, injunction, order (whether temporary, preliminary or permanent) or decree issued under or with respect to any Antitrust Laws.

4.2 Replacement of Guarantees and Letters of Credit. Unless otherwise agreed to in writing by PKI, Buyer shall arrange, prior to the Closing, for replacement arrangements (which shall, to the extent acceptable to any counter-party, include a full and complete release of each Seller and their respective Affiliates (other than the Acquired Companies)), including, to the extent required, guarantees and letters of comfort, reasonably satisfactory to PKI with respect to the letter of credit and related obligation of the Business listed on Schedule 4.2 attached hereto.

4.3 Operation of Business.

(a) Except (i) as contemplated by this Agreement, (ii) as required by applicable law or by any agreement in effect on the date hereof, (iii) as set forth on Schedule 4.3(a) attached hereto, or (iv) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII, PKI shall, and shall cause each Asset Seller and each Acquired Company to, use commercially reasonable efforts to conduct the operations of the Business in the ordinary course consistent in all material respects with past practice (“Ordinary Course of Business”). Prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control over the Business and nothing contained in this Agreement shall give Buyer directly or indirectly the right to control or direct the operations of the Business prior to the Closing. Notwithstanding anything to the contrary in this Section 4.3, each Asset Seller and each Acquired Company shall be permitted to (i) accept capital contributions and loans from PKI or any of its subsidiaries and (ii) use any and all cash, cash equivalents and other short term liquid investments of the Business to pay dividends or make distributions, repay loans or other payments to PKI or any of its subsidiaries. Buyer agrees that prior to the Closing, each Acquired Company shall be permitted to use any and all cash, cash equivalents and short-term liquid investments to pay dividends or make distributions, repay loans or make other payments to its stockholders, which dividends, distributions, repayments or other payments shall not be a breach of any representation, warranty, covenant or other agreement of PKI contained in this Agreement.

(b) Notwithstanding anything else to the contrary, except (i) as expressly contemplated, required or permitted by this Agreement, (ii) in the Ordinary Course of Business or as required by applicable law, (iii) as set forth in Section 4.3(b) of the Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), during the period between the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII, none of the Asset Sellers or the Acquired Companies and, to the extent related to the Business, PKI will:

(i) (A) transfer any Business Employee out of the Asset Sellers or the Acquired Companies or transfer any employee of Seller or any of its subsidiaries (other than the Asset Sellers or the Acquired Companies) into the Asset Sellers or the Acquired Companies or (B) take any actions that would result in any employee of PKI or any of its subsidiaries who is not a Business Employee as of the date hereof to become a Business Employee;

(ii) hire or promote any Business Employee or any individual who would constitute a Business Employee immediately following such hiring or promotion, in each case, who would be entitled to receive annual target cash compensation of $150,000 or more; or

(iii) terminate, other than for cause, the employment or engagement of any Business Employee whose annual target cash compensation is $150,000 or more.

(c) Notwithstanding anything to the contrary contained in this Agreement, except (i) as set forth on Schedule 4.3(c) or (ii) as consented to in writing by Buyer (which consent may not be unreasonably withheld, conditioned or delayed), during the period between the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII, PKI will not amend in any respect, terminate or cancel (other than by virtue of expiration in accordance with its terms) or permit any controlled Affiliate to amend in any respect, terminate or cancel (other than by virtue of the expiration in accordance with its terms), or waive (or permit any controlled Affiliate to waive) any right or accelerate (or permit any controlled Affiliate to accelerate) any obligation under any Transferred Contract (excluding, for purposes of this Section 4.3(c) only, the Lease Agreement, dated November 30, 2001, by and between SCP 2001 PE LLC and PerkinElmer, Inc. for the Santa Clara facility).

4.4 Access and Cooperation; Confidentiality.

(a) Subject to compliance with applicable laws and regulations, and contractual obligations of each Asset Seller and each Acquired Company regarding proprietary information of third parties, PKI shall, and shall cause each Asset Seller and each Acquired Company to: (i) permit Buyer and its professional advisors to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, assets, personnel, financial and accounting records (including Tax records), contracts, and other records and documents (including patent application files), primarily relating to the Business, any of the Transferred Assets or any of the Transferred Liabilities for reasonable business purposes; (ii) cooperate, at Buyer’s expense, in the preparation by Buyer of audited financial statements related to the Business as determined by Buyer to be appropriate; and (iii) permit Buyer and its professional advisors to make copies and inspections thereof as may be reasonably requested, and to examine and verify (by such means as determined by Buyer in its sole discretion, but which shall not include a physical inventory) all of the Acquired Assets of a tangible nature, including with respect to their quantity, location and condition. For the avoidance of doubt, the Parties agree that (A) the preparation of any such financial statement shall in no event be a condition to, or delay, the Closing and (B) without limiting this Section 4.4(a), the rights of Buyer to access and cooperation under clauses (i) through (iii) above shall commence immediately following the date hereof.

(b) Subject to Section 9.1(f), Buyer acknowledges that it remains bound by the confidentiality agreement, dated June 16, 2016, previously entered into between Buyer and PKI (the “Confidentiality Agreement”). Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of PKI or any of its subsidiaries in connection with the transactions contemplated by this Agreement, except with the prior consent of PKI, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that none of the following shall constitute a violation of this Section 4.4(b): (i) contact or communication with employees, customers or suppliers that is limited in all material respects to prior disclosures agreed upon by Buyer and Seller, including in any press release relating to the transactions contemplated by this Agreement; (ii) contact with customers and suppliers of PKI or any of its subsidiaries in connection with commercial relationships in the ordinary course of the business of Buyer and its representatives; and (iii) other incidental or immaterial contact with employees, customers and suppliers. All information provided to Buyer or Buyer’s representatives under Section 4.4(a) shall be considered Confidential Information of Sellers prior to the Closing.

4.5 Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations (including all licenses under or to any Business IP, except for licenses granted under the Transition Services Agreement) between the Business (including the Acquired Companies), on the one hand, and PKI and any of its subsidiaries (other than any Acquired Companies), on the other hand, shall be eliminated or terminated, as applicable, except (a) for the arrangements described on Schedule 4.5 and (b) to the extent expressly provided for herein.

4.6 PKI Germany Acquired Employees.

(a) The Parties acknowledge that the transfer of the Acquired Assets of PKI Germany to the German Transferee will constitute a transfer of business according to Section 613a of the German Civil Code (Betriebsübergang im Sinne des § 613 a BGB). Consequently, the German Transferee will by operation of law enter into the rights and obligations of the transferor PKI Germany arising from the employment relationships in existence at the time of the transfer with the PKI Germany Acquired Employees, a list of which, as of the date hereof, is attached as Schedule 1.1(h), and who do not object to a transfer of their employment to the German Transferee in due time and form (the latter are referred to as “Objecting German Employees”). The PKI Germany Acquired Employees who do not object to the transfer in due time and form are referred to as “Transferred German Employees”. As a matter of clarification, the term “in due time and form” as used in the preceding sentence shall be interpreted in accordance with Section 613a of the German Civil Code and the corresponding case-law.

(b) The German Transferee shall continue the employment relationships of Transferred German Employees on the same terms and conditions and shall assume all obligations and liabilities to the Transferred German Employees as provided for by Section 613a of the German Civil Code.

(c) Buyer undertakes to guarantee payment of any claims of the Transferred German Employees against the German Transferee triggered by dismissal, relocation or reorganization and awarded by individual contract or German law.

(d) If, pursuant to the German employment laws or otherwise under applicable law, any contract of employment of any person whom the parties to this Agreement agree is a PKI Germany Acquired Employee is not transferred from PKI Germany to the German Transferee (including Objecting German Employees), the parties will use all reasonable efforts to encourage such employee to become employed by the German Transferee upon the Closing. If, despite such efforts, PKI Germany is obliged under German law to continue the employment of such an Objecting German Employee, Seller will ensure that PKI Germany will use all reasonable efforts to terminate such employee as soon as legally possible following Closing, and Buyer shall be responsible for all payment obligations resulting from the employment relationships with the Objecting German Employees after the Closing Date (including wages/salaries, wage taxes, social insurance contributions, special payments, etc., including severance payments) irrespective of whether the objection takes place before or after the Closing Date. Buyer shall be responsible for and shall indemnify the Sellers from and against any and all costs, claims, expenses (including reasonable legal fees and courts costs caused by court disputes with Objecting German Employees regarding, inter alia, the existence of employment with PKI Germany and the validity of a termination) and liabilities arising directly or indirectly from: (i) PKI Germany’s employing such person(s) from and after the Closing (until such termination), including salaries, variable compensation, benefits and pension accruals; and (ii) such termination, including any redundancy pay or social plan compensation and any compensation for unfair or wrongful dismissal or breach of contract.

(e) PKI Germany will inform the PKI Germany Acquired Employees in writing or by e-mail about the timing of the transfer of the business of PKI Germany to the German Transferee, the envisaged date of the transfer, the reason of the transfer, the legal, economic and social consequences of the transfer for the PKI Germany Acquired Employees and any measures envisaged by Buyer or German Transferee with regard to the PKI Germany Acquired Employees (“Information Letter” according to sec. 613a subpara 5 of the German Civil Code). If requested by the German Transferee the Information Letter will be signed by both PKI Germany and the German Transferee. PKI and Buyer shall coordinate the drafting of due information material to the PKI Germany Acquired Employees in time before the Closing Date and PKI and Buyer shall have the respective responsibilities as described hereinafter. Within one (1) week after execution of this Agreement or three (3) weeks before the Closing Date (whatever is earlier) Buyer shall inform PKI about the exact legal form and company name of the German Transferee, the court registry and court registry number, the name and legal form of the shareholder, and shall make available to PKI and PKI Germany a draft of those text paragraphs (in clear and understandable language) of the Information Letter, which are necessary for a complete, accurate and legally correct information about the legal, economic and social consequences of the transfer of PKI Germany Acquired Employees and Transferred German Employees as well as about the actions which Buyer plans with regard to the Transferred German Employees. This includes information about possible economic difficulties of Buyer and the German Transferee, if any, intended relocations of premises or intended reductions in force or intended reorganizations. To the extent Buyer needs certain factual information from PKI about PKI Germany for Buyer’s evaluation of the legal consequences of the transfer (e.g. for the continuation or substitution of certain works council agreements or union agreements that had been in force before the transfer), Buyer shall request such factual information in time and in writing from PKI and PKI shall deliver them without undue delay; PKI is responsible for the accurateness of any factual information provided by PKI. If based on the assertion that the parts of the Information Letter provided by Buyer had been incomplete, inaccurate or legally incorrect a PKI Germany Acquired Employees (i) claims that the deadline for an objection against the transfer had not started to run and thus such PKI Germany Acquired Employees objects to the transfer at a later time and requests continued employment from PKI Germany or (ii) claims damages from PKI or PKI Germany, Buyer shall indemnify and hold harmless PKI from and against all costs caused by such claim and incurred to ward it off (including continued salary and social benefits, wage tax and social security cost, termination cost including severances, as well as legal fees), at the discretion of PKI by payment to the claiming PKI Germany Acquired Employees or to PKI. Buyer shall not be obligated to indemnity PKI if Buyer can prove that the information and text paragraphs provided by Buyer had been complete, accurate and legally correct in all material respects.

(f) PKI Germany is responsible for all payment obligations resulting from the employment relationships with the Transferred German Employees (including wages/salaries, wage taxes, social insurance contributions, special payments as well as pension commitments by PKI Germany in the form of direct pension commitments (Direktzusagen), direct insurance commitments (Direktversicherungen) or any other form (“German Pension Commitments”) etc.) that accrue and fall due prior to the Closing. With respect to all of the payment obligations resulting from the employment relationships with the Transferred German Employees (including wages/salaries, wage taxes, social insurance contributions, special payments, German Pension Commitments etc., but excluding, however, German Pension Commitments insofar as these have not transferred by operation of law in accordance with sec. 613a subpara 1 of the German Civil Code and excluding severance payments, if any) that have accrued before the Closing or are owed for services of a Transferred German Employee rendered during a period prior to the Closing, but do not fall due until after the Closing Date and no later than one (1) year after the Closing Date, PKI Germany will reimburse the German Transferee on a pro-rated basis for that portion of the respective payment that applies to the period prior to the Closing Date.

(g) The German Transferee and Buyer are responsible for all payment obligations resulting from employment relationships with the Transferred German Employees on and after the Closing (including wages/salaries, wage taxes, social insurance contributions, special payments, etc.) that accrue and fall due from the Closing Date (including any claim for severance, any statutory or contractual termination pay and any other compensation or benefits to which a Transferred German Employee may be entitled upon a termination of employment).

(h) As of the Closing, the German Transferee will conduct the personnel administration, including payroll, for the Transferred German Employees and PKI Germany will furnish the German Transferee with the original personnel files of all Transferred German Employees. To the extent originals of the personnel files are provided, PKI Germany may retain copies. If, after transfer of the personnel files, an employee whom the Parties initially assumed to be a Transferred German Employee effectively objects to the transfer, the German Transferee will return the corresponding original personnel files to PKI Germany and, except to the extent retention of such data by German Transferee is required by German law, will immediately delete or destroy all of the data of that employee that German Transferee has in its possession in either electronic or paper form.

(i) It is the Parties’ understanding that to the extent that PKI Germany Acquired Employees have been granted German Pension Commitments, all pension expectancies and pension liabilities for past and future service resulting from the German Pension Commitments (“German Pension Liabilities”) of the Transferred German Employees shall transfer automatically by operation of law under Section 613a of the German Civil Code to German Transferee on the Closing Date and it shall be the German Transferee and Buyer who are responsible for the German Pension Liabilities. For the avoidance of doubt, the German Transferee and Buyer shall not be responsible for German Pension Liabilities insofar as these do not transfer by operation of law in accordance with sec. 613a subpara 1 of the German Civil Code, i.e., in particular German Pension Liabilities for individuals who by the time of the transfer of business are not or are no longer PKI Germany Acquired Employees.

(j) Buyer shall indemnify PKI and PKI Germany and hold them harmless against any and all costs, claims, expenses and liabilities arising out of or in connection with Buyer’s or the German Transferee’s failure to provide Transferred German Employees with pension, retirement or other benefits on or after the Closing Date at the same level and on the same terms as such benefits are provided by PKI Germany immediately prior to the Closing.

(k) Buyer shall cause the German Transferee to comply with its obligations set forth in this Section 4.6.

4.7 Netherlands Employees.

(a) The Parties acknowledge that the transfer of the Acquired Assets of PKI Netherlands to the Netherlands Transferee will constitute a transfer of business according to the Dutch Transfer Regulations. Consequently, Netherlands Transferee will by operation of law enter into the rights and obligations of the transferor PKI Netherlands arising from the employment relationships in existence at the time of the transfer with the PKI Netherlands Business Employees.

(b) The Netherlands Transferee shall continue the employment relationships of PKI Netherlands Business Employees on the same terms and conditions (or terms and conditions that are no less favorable in aggregate) and shall assume all obligations and liabilities to the PKI Netherlands Business Employees as provided for by the Dutch Transfer Regulations. To the extent required by law, the Netherlands Transferee shall further comply with the terms of the Sociaal Plan vor het personeel van Argus Imaging B.V. te Heerlen of 2014 until its expiry.

(c) If, pursuant to the Dutch Civil Code or otherwise under applicable law, any contract of employment of any person whom the Parties to this Agreement agree is a PKI Netherlands Business Employee is not transferred from PKI Netherlands to the Netherlands Transferee, the parties will use all reasonable efforts to encourage such employee (a “Non-Transferred Netherlands Business Employee”) to become employed by the Netherlands Transferee upon the Closing. If, despite such efforts, the Non-Transferred Netherlands Business Employee does not accept to transfer to the Netherlands Transferee, PKI Netherlands shall use all reasonable best efforts to terminate the employment contract of such Non-Transferred Netherlands Business Employee in accordance with the statutory requirements under Netherlands law and the Netherlands Transferee and Buyer shall be responsible for all statutory payment obligations resulting from the termination of the employment relationship with such employee after the Closing (including wages/salaries, wage taxes, social insurance contributions, special payments, etc., including severance payments). Buyer shall be responsible for and shall indemnify PKI and PKI Netherlands from and against any and all costs, claims, expenses (including reasonable legal fees and courts costs caused by court disputes with Non-Transferred Netherlands Business Employee regarding, inter alia, the termination of employment with PKI Netherlands) and liabilities arising directly or indirectly from: (i) PKI Netherlands’s employing such Non-Transferred Netherlands Business Employee from and after the Closing (until such termination), including salaries, variable compensation, benefits, pension accruals; and (ii) such termination, including any redundancy pay or social plan compensation and any compensation for unfair or wrongful dismissal or breach of contract. PKI Netherlands shall obtain the prior consent of Buyer and the Netherlands Transferee in respect of any termination agreement to be offered to such employee, which consent will not be unreasonably withheld.

(d) If, pursuant to the Dutch Civil Code or otherwise under applicable law, any contract of employment of any person whom the Parties to this Agreement agree is not a PKI Netherlands Business Employee is transferred from PKI Netherlands to the Netherlands Transferee, the parties will use all reasonable efforts to encourage such employee to either (i) become employed by the PKI Netherlands upon the Closing or (ii) terminate the employment contract of such employee of in accordance with the statutory requirements under Netherlands law. PKI and PKI Netherlands shall be responsible for all statutory payment obligations resulting from (i) continuation of employment at PKI Netherlands or (ii) the termination of the employment relationship with such employee after the Closing (including wages/salaries, wage taxes, social insurance contributions, special payments, etc., including severance payments). PKI and PKI Netherlands shall be responsible for and shall indemnify Buyer and the Netherlands Transferee from and against any and all costs, claims, expenses (including reasonable legal fees and courts costs caused by court disputes with such employee regarding, inter alia, the termination of employment with the Buyer or the Netherlands Transferee) and liabilities arising directly or indirectly from: (i) the Netherlands Transferee’s employing such employee from and after the Closing (until such termination), including salaries, variable compensation, benefits, pension accruals; and (ii) such termination, including any redundancy pay or social plan compensation and any compensation for unfair or wrongful dismissal or breach of contract. The Netherlands Transferee shall obtain the prior consent of PKI and PKI Netherlands in respect of any termination agreement to be offered to such employee, which consent will not be unreasonably withheld.

(e) PKI Netherlands and Buyer shall notify PKI Netherlands Business Employees in writing to inform them about the contemplated date of transfer of their employment to the Netherlands Transferee, including the reasons for the envisaged transfer, the identity of the Netherlands Transferee, any social, economic and legal consequences and any social relevant measures, all in accordance with article 7:665a of the Dutch Civil Code.

(f) PKI Netherlands is responsible for all payment obligations resulting from the employment relationships with the PKI Netherlands Business Employees (including wages/salaries, wage taxes, social insurance contributions, special payments, pension commitments by PKI Netherlands in any form (“Netherlands Pension Commitments”), etc.) that accrue and fall due prior to the Closing. With respect to all of the payment obligations resulting from the employment relationships with the PKI Netherlands Business Employees (including wages/salaries, wage taxes, social insurance contributions, special payments, Netherlands Pension Commitments, etc., excluding, however Netherlands Pension Commitments insofar as these have not transferred by operation of law in accordance with article 7:664 of the Dutch Civil Code and excluding severance payments, if any) that have accrued before the Closing or are owed for services of a PKI Netherlands Business Employees rendered during a period prior to the Closing, but do not fall due until after the Closing and no later than one (1) year after the Closing Date, PKI Netherlands will reimburse Netherlands Transferee on a pro-rated basis for that portion of the respective payment that applies to the period prior to the Closing Date.

(g) Netherlands Transferee and Buyer are responsible for all payment obligations resulting from employment relationships with the PKI Netherlands Business Employees on and after the Closing (including wages/salaries, wage taxes, social insurance contributions, special payments, Netherlands Pension Commitments insofar as transferred by operation of law, etc.) that accrue and fall due from and after the Closing (including any claim for severance, any statutory or contractual termination pay and any other compensation or benefits to which a PKI Netherlands Business Employees may be entitled upon a termination of employment).

(h) As of the Closing, Netherlands Transferee will conduct the personnel administration, including payroll, for the PKI Netherlands Business Employees and PKI Netherlands will furnish Netherlands Transferee with the original personnel files of all PKI Netherlands Business Employees. To the extent originals of the personnel files are provided, PKI Netherlands may retain copies. It is the Parties’ understanding that to the extent that PKI Netherlands Business Employees have been granted pension commitments by PKI Netherlands in any form (“Netherlands Pension Commitments”), which shall transfer automatically by operation of law to Netherlands Transferee on the Closing Date. Netherlands Transferee and Buyer will be responsible for such Netherlands Pension Commitments, as of the Closing Date.

(i) Buyer shall cause the Netherlands Transferee to comply with its obligations set forth in this Section 4.7.

4.8 Financing Cooperation. PKI shall, and shall cause the Asset Sellers and the Acquired Companies to, use commercially reasonable efforts to provide Buyer with such cooperation in connection with Buyer’s arrangement and obtaining of the Debt Financing as may be reasonably requested by Buyer (the “Financing Cooperation”), provided that (a) such requested Financing Cooperation does not unreasonably interfere with the ongoing operations of PKI and its subsidiaries and (b) neither PKI nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability (for avoidance of doubt, excluding any allocable overhead costs) in connection with such cooperation. Buyer shall, promptly upon request by PKI, reimburse PKI for all reasonable out-of-pocket costs incurred by PKI or any of its subsidiaries in connection with such Financing Cooperation. Such Financing Cooperation will include (i) assistance in Buyer’s preparation of any bank books, rating agency presentation materials or other similar offering materials in connection with the Debt Financing,

(ii) providing such financial and other information regarding the Business as is reasonably available and reasonably required to be delivered as a condition precedent to the initial funding of the Debt Financing and providing such other financial and other information regarding the Business as is reasonably available and reasonably requested by Buyer, (iii) providing, within the time period required under the terms of the Debt Financing, documentation and information required by sources of the Debt Financing to be delivered under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, (iv) reasonably promptly responding to any diligence inquiries of the sources of the Debt Financing, (v) providing Buyer with reasonable assistance in Buyer’s efforts to obtain subordination and non-disturbance agreements, landlord waivers, collateral access agreements, account control agreements, consents, payoff letters, lien releases, and other customary agreements from the Business’ landlords, depositary banks, lenders or other third parties as may be requested by the sources of the Debt Financing, and (vi) making appropriate officers and employees of the Business available, at such times and in such manner as to not unreasonably interfere with the normal operation of the Business, for participation in meetings with, or presentations to, prospective sources of the Debt Financing or the prospective rating agencies for such Debt Financing. All non-public or otherwise confidential information regarding PKI or its subsidiaries obtained by Buyer or its representatives pursuant to this Section 4.8 shall be kept confidential in accordance with the Confidentiality Agreement; provided that disclosure shall be permitted to be made to the prospective and actual sources of the Debt Financing, subject to the terms of the Confidentiality Agreement or a confidentiality agreement to be entered into with the sources of the Debt Financing on substantially similar terms to the Confidentiality Agreement or other customary terms reasonably acceptable to PKI and the applicable sources of the Debt Financing. Buyer shall indemnify and hold harmless PKI, the other Sellers, the Acquired Companies and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with their cooperation in respect of the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical financial statements referenced in Section 2.6 and other historical information reasonably requested by Buyer and specifically approved in writing by PKI for use therein (such approval not to be unreasonably withheld or delayed)), except to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties resulted from the gross negligence or willful misconduct of, or breach of this Agreement by, PKI, the other Sellers, the Acquired Companies or their respective representatives.

4.9 Transition Services Agreement and Supply Agreement. Prior to the Closing, PKI and Buyer shall work together in good faith to amend the schedule of services attached to the form of Transition Services Agreement attached hereto as Exhibit E to include such additional services as are reasonably requested by PKI or Buyer, consistent with the (a) draft schedule of services that Buyer and Seller were discussing prior to the execution of this Agreement, and (b) manner in which PKI and Buyer have agreed upon the schedule of services currently attached to Exhibit E. The Parties agree that, prior to the Closing, PKI and Buyer shall work together in good faith to negotiate and enter into a supply agreement according to the terms set forth in Schedule 4.5.

4.10 Employee Layoffs. Prior to the Closing, PKI shall provide or make available to Buyer a true and complete list of employee layoffs, by date and location, implemented by the Acquired Companies in the ninety (90)-day period preceding the Closing.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver in writing by Buyer, if permissible under law) at or prior to the Closing Date of the following conditions:

(a) PKI shall have (i) obtained (or caused to be obtained) all of the waivers, permits, consents, approvals or other authorizations and effected all of the registrations, filings and notices (collectively, the “Consents”) listed on Schedule 5.1(a) attached hereto, in form and substance reasonably satisfactory to Buyer and (ii) delivered evidence to Buyer that such Consent was obtained;

(b) the representations and warranties of PKI set forth in Article II (other than the PKI Fundamental Representations) shall be true and correct (and the PKI Fundamental Representations shall be true and correct in all material respects) as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to by Buyer, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct or, in the case of the PKI Fundamental Representations, true and correct in all material respects, as of such date), and (iii) with respect to such representations and warranties other than the PKI Fundamental Representations, for failures of such representations and warranties to be true and correct as to matters that, in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Business Material Adverse Effect; provided, however, that for the purposes of determining the accuracy of such representations and warranties (including the PKI Fundamental Representations) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

(c) PKI shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing, except for Section 4.3(c) (which shall be performed and complied with in all respects as of and prior the Closing);

(d) PKI shall have delivered to Buyer a certificate executed by a duly authorized officer of PKI certifying that each of the conditions specified in clauses (a) through (c) of this Section 5.1 is satisfied;

(e) (i) no judgment, order (including a temporary restraining order), decree, stipulation or preliminary or permanent injunction (each, an “Order”) issued by any Governmental Entity shall be in effect, nor shall any statute, rule, regulation or order by any Governmental Entity be promulgated or enacted, which prevents the consummation of the transactions contemplated by this Agreement, and (ii) no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in an Order that would prevent the consummation of the transactions contemplated hereby or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign Antitrust Laws listed on Schedule 5.1(f) shall have expired or otherwise been terminated and no agreement between Buyer and any Governmental Entity in the United States or in the jurisdictions listed on Schedule 5.1(f) to delay the consummation of the transactions contemplated by the Agreement allowing such Governmental Entity to complete its review of the proposed transactions shall remain in effect;

(g) Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b); and

(h) PKI shall deliver (or cause to be delivered) to Buyer extracts of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of each of PKI and the Sellers: (A) approving the entry by PKI and the Sellers into the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) authorizing the execution by PKI and the Sellers of this Agreement, the Ancillary Agreements and any other documents or agreements required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to be delivered by PKI or the Sellers at or prior to Closing and, where such entry and execution is approved and authorized by a committee of the board of directors of PKI or the Sellers, an extract of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof.

5.2 Conditions to Obligations of PKI. The obligation of PKI to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by PKI, if permissible under law) at or prior to the Closing Date of the following conditions:

(a) PKI shall have obtained (or caused to be obtained) all of the Consents listed on Schedule 5.1(a) attached hereto;

(b) the representations and warranties of Buyer set forth in Article III (other than the Buyer Fundamental Representations) shall be true and correct (and the Buyer Fundamental Representations shall be true and correct in all material respects) as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to by PKI, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct or, in the case of the Buyer Fundamental Representations, true and correct in all material respects, as of such date), and (iii) with respect to such representations and warranties other than the Buyer Fundamental Representations, for failures of such representations and warranties to be true and correct as to matters that, in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Buyer Material Adverse Effect; provided, however, that for the purposes of determining the accuracy of such representations and warranties (including the Buyer Fundamental Representations) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

(c) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) Buyer shall have delivered to PKI a certificate executed by a duly authorized officer of Buyer certifying that each of the conditions specified in clauses (a) and (c) of this Section 5.2 is satisfied;

(e) no Order issued by any Governmental Entity shall be in effect, nor shall any statute, rule, regulation or order by any Governmental Entity be promulgated or enacted, which prevents the consummation of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in an Order that would prevent the consummation of the transactions contemplated hereby or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign Antitrust Laws listed on Schedule 5.1(f) shall have expired or otherwise been terminated and no agreement between Buyer and any Governmental Entity in the United States or in the jurisdictions listed on Schedule 5.1(f) to delay the consummation of the transactions contemplated by the Agreement allowing such Governmental Entity to complete its review of the proposed transactions shall remain in effect; and

(g) each Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by PKI. Subject to the terms and conditions of this Article VI, from and after the Closing, PKI shall indemnify, compensate and reimburse Buyer in respect of, and hold Buyer harmless against, any and all debts, obligations and other liabilities, damages, fines, penalties, Taxes, fees, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by Buyer and its Affiliates, successors and assigns and, effective at the Closing, without duplication, the Business, each subsidiary and their respective successors and assigns thereof:

(a) to the extent resulting from any (i) breach of any representation or warranty of PKI contained in Article II as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (disregarding all materiality qualifications limiting the scope of such representations and warranties) or (ii) failure to perform any covenant or agreement of PKI contained in this Agreement;

(b) to the extent resulting from any (i) Taxes for any taxable period (or portion thereof) ending on or before the Closing Date due and payable by the Acquired Companies and (ii) Taxes imposed on the Acquired Companies (A) under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) by reason of it having been a member of any group on or prior to the Closing Date, (B) by reason of any contract entered into prior to the Closing, or (C) by reason of assumption, transferee or successor liability, operation of law or otherwise with respect to an event or transaction occurring prior to the Closing; or

(c) to the extent resulting from or constituting Excluded Liabilities.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify, compensate and reimburse each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred or suffered by any such Seller and its Affiliates, successors and assigns:

(a) to the extent resulting from any (i) breach of any representation or warranty of Buyer contained in Article III as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing (disregarding all materiality qualifications limiting the scope of such representations and warranties) or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement;

(b) to the extent resulting from (i) the conductor operations of the Business by Buyer, (ii) operation or use of the Transferred Assets by Buyer, or (iii) the Transferred Liabilities from and after the Closing; provided, however, that in no event shall this Section 6.2(b) apply (or be deemed to apply), and in no event shall Buyer be obligated to indemnify, compensate or reimburse any Seller, with respect to: (A) any matter, event or circumstance with respect to which PKI would be obligated to provide indemnification, compensation or reimbursement pursuant to any provision of Section 6.1 (ignoring, for purpose of the proviso in this Section 6.2(b) only, any survival periods (except as described below), baskets, deductibles, caps and other limitations applicable thereto); (B) any Damages that do not arise from a third party claim brought against any Seller following the Closing; or (C) any action taken, or any failure to take any action, by any Seller or any of their respective Affiliates in connection with the performance of its or their obligations under any Ancillary Agreement; provided, further, however, that the limitation set forth in clause (A) of this sentence shall cease to apply to claims brought against any Seller following the expiration of the survival period set forth in Section 6.4 of the representation, warranty, covenant or agreement (as applicable) with respect to which the subject matter of any such third party claim relates.

(c) to the extent resulting from or constituting any obligations of PKI or any of its subsidiaries (other than the Acquired Companies) under any agreements or arrangements listed on Schedule 4.2 attached hereto.

6.3 Claims for Indemnification.

(a) Third-Party Claims. Subject to the provisions of Article VIII, all claims for indemnification, compensation or reimbursement made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person or entity entitled to indemnification, compensation or reimbursement under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification, compensation or reimbursement is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim (a “Third-Party Claim”) for which indemnification may be sought or, if earlier, upon the assertion of any such claim by any third party; provided, however, that no delay in providing such notification shall affect an Indemnified Party’s rights hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby. The Indemnifying Party may, at any time, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume the control of the defense of any such Third-Party Claim unless (i) such Third-Party Claim involves only a claim for monetary Damages or incidental non-monetary equitable relief and (ii) the Indemnifying Party notifies the Indemnified Party in writing prior to assuming control of the defense of such Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against all Damages and other amounts that the Indemnified Party may suffer as a result of such Third-Party Claim (subject to the limitations set forth in Section 6.5(b)). If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such Third-Party Claim and the defense thereof and shall consider the recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such Third-Party Claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification, compensation or reimbursement under this Article VI, which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, to the extent reasonably practicable, the amount (the “Claimed Amount”) of any Damages incurred or suffered (or, in the good faith judgment of the Indemnified Party, expected to be incurred or suffered) by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification, compensation or reimbursement under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnified Party of the applicable Claim Notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.14.

(c) Notwithstanding anything herein to the contrary, in the event of a conflict between the provisions of this Section 6.3, on the one hand, and the provisions of Article VIII, on the other, the provisions of Article VIII shall control.

6.4 Survival.

(a) The representations and warranties of PKI (other than the PKI Fundamental Representations) and Buyer (other than the Buyer Fundamental Representations) set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.1(d) and 5.2(d) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is twelve (12) months after the Closing Date (the “Expiration Date”), at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of PKI contained in Sections 2.1(a) (first sentence), (b) and (c), 2.2 and 2.3 (the “PKI Fundamental Representations”) and Buyer contained in Sections 3.1 and 3.2 (the “Buyer Fundamental Representations”) shall survive the Closing and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitation and (ii) the representations and warranties of PKI contained in Section 2.9 shall survive until sixty (60) days after the expiration of the statute of limitations (taking into account any extensions or waivers thereof).

(b) Any valid claim for indemnification, compensation or reimbursement under Sections 6.1(a)(ii) or 6.2(a)(ii) based upon any breach of any such covenant or other agreement contained in this Agreement to be performed or complied with before the Closing may be made or asserted as long as a written notice thereof is provided in accordance with the terms hereof prior the Expiration Date.

(c) Subject to Section 6.4(b) and Section 6.4(d), neither Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the expiration or termination thereof.

(d) Any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) or 6.4(b) of the representation, warranty, covenant or agreement that is the basis for such claim shall survive until such claim is finally resolved and satisfied solely for purposes of resolving such claim.

(e) It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 6.4 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 6.4 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(f) Notwithstanding anything to the contrary contained in Section 6.4, the limitations set forth in Sections 6.4(a), 6.4(b) or 6.4(c) shall not apply in the event of any intentional fraud.

6.5 Limitations.

(a) Subject to Section 10.13 and except with respect to claims made pursuant to Article VIII, from and after the Closing, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement. Subject to Section 10.13, from and after the Closing, the rights of Buyer and the Sellers under Article VI and Article VIII shall be the sole and exclusive remedy of Buyer and Sellers with respect to the subject matter of Article VIII. Without limiting the generality of the foregoing two sentences, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement. Nothing in this Section 6.5 shall limit Buyer’s rights or remedies in the case of intentional fraud.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i) the aggregate liability of either Party for all Damages under this Agreement (other than with respect to inaccuracies in or breaches of the PKI Fundamental Representations, the Buyer Fundamental Representations or any representation of PKI in Section 2.7(b) that occur between the date of this Agreement and the Closing Date or Section 2.16(m)) shall not exceed an amount equal to $20,700,000; provided, however, that the aggregate liability of PKI or Buyer, as the case may be, for inaccuracies in or breaches of: (A) the PKI Fundamental Representations or the Buyer Fundamental Representations; or (B) inaccuracies in or breaches of any representation of PKI set forth in Section 2.7(b) that occur between the date of this Agreement and the Closing Date or Section 2.16(m), shall, in each case in the aggregate with all other claims of inaccuracies in or breaches of representations and warranties, not exceed an amount equal to $276,000,000;

(ii) no individual claim or series of related claims for indemnification under this Agreement shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000; provided; however, that the limitation set forth in this Section 6.5(b)(ii) shall not apply to any claims related to: (A) inaccuracies in or breaches of any PKI Fundamental Representation or Buyer Fundamental Representation; (B) to any matters referred to in Section 6.1(a)(ii) or Section 6.2(a)(ii); or (C) inaccuracies in or breaches of any representation of PKI set forth in Section 2.7(b) that occur between the date of this Agreement and the Closing Date or Section 2.16(m);

(iii) each Party shall be liable under this Agreement for only that portion of the aggregate Damages that exceeds $3,000,000 (it being understood that such Party shall not be liable, in any event, for the first $3,000,000 of said Damages; provided; however, that the limitation set forth in this Section 6.5(b)(iii) shall not apply to any claims related to: (A) inaccuracies in or breaches of any PKI Fundamental Representation or Buyer Fundamental Representation; (B) to any matters referred to in Section 6.1(a)(ii) or Section 6.2(a)(ii); or (C) inaccuracies in or breaches of any representation of PKI set forth in Section 2.7(b) that occur between the date of this Agreement and the Closing Date or Section 2.16(m); and

(iv) no Party shall be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4, and the amount of any Damages for which indemnification is provided under this Article VI, or under Article VIII or Article IX, shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto;

provided, however, that the limitations of this Section 6.5(b) shall not apply to any claim described in paragraph (b) or (c) of Section 6.1 (except that the limitations in Section 6.5(b)(iv) shall apply to any claim described in paragraph (b) of Section 6.1) or paragraphs 6.2(b) through (c) of Section 6.2.

(c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VI that are (i) special, exemplary or punitive (except to the extent awarded to a third party in connection with a Third Party Claim) or (ii) contingent, unless and until such Damages mature. Except as otherwise provided in this Article VI or in Article VIII, the Parties shall (and shall cause their subsidiaries to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to the other Party under Article VI or Article VIII.

(d) Sellers shall not have any right of contribution against the Business with respect to any breach by PKI of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(e) The amount of any Damages for which indemnification is provided under this Article VI shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received from third parties, in each case, only to the extent such payments are actually received by the Indemnified Party or any of its Affiliates (net of any applicable deductible or retention, limitation, co-payment, retro-premium obligation or premium increase attributable thereto, and all reasonable fees, costs and expenses (including Taxes) incurred in connection with the recovery or collection of any such payments); provided, however, that no Indemnified Party shall have any obligation to: (i) seek recovery under any insurance policy or against any third party; or (ii) obtain insurance coverage or other third party protection with respect to any particular matter. An Indemnified Party may elect to pursue, or cause its Affiliates to pursue, insurance or other third party claims to which it may be entitled in connection with any Damages it incurs, and, upon such election by an Indemnified Party, each of Buyer, Sellers and the Indemnified Party with respect to any indemnification claim shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate thereof) receives any insurance or other third party payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within ten (10) days of receiving such insurance or other third party payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party from the Indemnifying Party under this Article VI with respect to such claim plus the amount of the insurance and other third party payments received (net of any applicable deductible or retention, limitation, co-payment, retro-premium obligation or premium increase attributable thereto, and all reasonable fees, costs and expenses (including Taxes) incurred in connection with the recovery or collection of any such payments), less (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

(f) The amount of any Damages for which indemnification is provided under this Article VI shall be reduced by the amount of any Tax benefit actually realized by the Indemnified Party or any of its Affiliates with respect to the Damages incurred in the year in which such indemnification payment is made. Any such Tax benefit shall be determined for such year by determining the actual reduction in Taxes experienced by the relevant party.

(g) The Parties hereby agree that: (i) the Indemnified Party’s rights to indemnification, compensation and reimbursement contained in this Article VI relating to the representations, warranties, covenants and obligations of the Indemnifying Party are part of the basis of the bargain contemplated by this Agreement; and (ii) such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnified Party with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnified Party shall be deemed to have relied upon such representations, warranties, covenants and obligations notwithstanding) any knowledge on the part of any of the Indemnified Party or any of its representatives, regardless of whether such knowledge was obtained through any investigation by any Indemnified Party or any representative of any Indemnified Party or through disclosure by PKI, Buyer or any other person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement or by reason of the fact that an Indemnified Party or any of its representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

(h) In no event shall PKI be liable for any Damages arising from or relating to, directly or indirectly, (i) a breach that is remedied by or on behalf of PKI or any of the other Sellers or for which Buyer is fully compensated or reimbursed within a reasonable period of time after PKI receives notice of such breach or (ii) any act, omission or transaction carried out by or at the request, or with the consent, of Buyer.

6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing upon the occurrence of any of the circumstances provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to PKI if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;

(c) PKI may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment;

(d) either Party may terminate this Agreement if any Governmental Entity shall have issued a final, non-appealable Order or ruling that prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated by this Agreement; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have complied in all material respects with its obligations under Section 4.1;

(e) either Party may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred on or before September 21, 2017 (the “Outside Date”); provided, however, that if, on September 21, 2017, a Specified Circumstance exists and each of the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(e) (other than with respect to the Specified Circumstance) and 5.1(f) (other than with respect to a Specified Circumstance), is satisfied or has been waived then PKI may, by providing written notice to Buyer at least three (3) Business Days prior to September 21, 2017, extend the Outside Date to December 21, 2017. For the purposes of this Agreement, a “Specified Circumstance” shall be deemed to exist if: (i) any of the conditions set forth in Section 5.1(f) is not satisfied and has not been waived; or (ii) as a result of a challenge by a Governmental Entity under any Antitrust Law, any of the conditions set forth in Section 5.1(e) is not satisfied and has not been waived; or

(f) Buyer may terminate this Agreement within fifteen (15) days following delivery by PKI to Buyer of an update to the Disclosure Schedule pursuant to Section 9.4(b) to the extent provided in Section 9.4(b);

provided, however, that neither Party may terminate this Agreement pursuant to any of clauses (b) through (f) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

7.2 Effect of Termination.

(a) Except as set forth in Section 7.2(b), if either Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party; provided, that any such termination shall not relieve any Party from liability for Damages for any Buyer Willful Breach (as defined in Section 7.2(e)) or PKI Willful Breach (as defined in Section 7.2(e)), as the case may be, including such Party’s liability for failure to perform its obligation to close if it was otherwise obligated to do so under the terms of this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.13 in lieu of terminating this Agreement pursuant to Section 7.1.

(b) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement, this Section 7.2(b), Section 7.2(c), Section 9.1(f) and Article X shall survive the termination of this Agreement for any reason.

(c) If this Agreement is terminated by: (i) Buyer or PKI pursuant to Section 7.1(e) due to a failure to satisfy the conditions set forth in Section 5.1(e), 5.1(f), 5.2(e) or 5.2(f)

(in the case of 5.1(e) or 5.2(e), due to Antitrust Order issued by a Governmental Entity under any Antitrust Law); or (ii) by Buyer or PKI pursuant to Section 7.1(d) due to an Antitrust Order issued by a Governmental Entity, and in the case of clause “(i)” or “(ii)”, as of the date of termination, each of the conditions set forth in Section 5.1 (other than those set forth in Section 5.1(e) or 5.1(f) (in the case of Section 5.1(e) due to an Antitrust Order issued by a Governmental Entity under any Antitrust Laws) and other than those conditions that by their terms are to be satisfied at Closing but which conditions would reasonably be expected to be satisfied if the Closing were the date of such termination) has been satisfied, then Buyer shall pay to PKI a non-refundable fee in the amount of $22,080,000 (the “Reverse Termination Fee”) within two (2) Business Days after such termination; provided, however, that if the Reverse Termination Fee becomes payable after the completion of the spin-off and separation of Varex Imaging Corporation from Varian Medical Systems, Inc., the Reverse Termination Fee shall be $13,800,000. Any fee due under this Section 7.2(c) shall be paid by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. If Buyer fails to promptly pay to PKI any fee due hereunder, Buyer shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. plus five percent (5%) per annum, compounded quarterly, from the date such expense or fee was required to be paid.

(d) Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Reverse Termination Fee, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate PKI in the circumstances in which such Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, (i) except in the case of a Buyer Willful Breach, PKI’s right to receive payment of the Reverse Termination Fee from Buyer shall be the sole and exclusive remedy of PKI and its subsidiaries against Buyer and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents for the loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of PKI, the other Sellers, any Acquired Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement. Nothing in this Section 7.2(d) shall limit the rights of Buyer or PKI under Section 10.13 (or otherwise with respect to injunctive or similar relief), in each case prior to the termination of this Agreement.

(e) For purposes of this Agreement:

(i) “Buyer Willful Breach” means the breach by Buyer of a covenant or obligation of Buyer under this Agreement where: (A) such covenant or obligation is material to the ability of Buyer to timely consummate the transactions contemplated by this Agreement or otherwise perform its obligations under this Agreement; (B) Buyer shall have materially and willfully breached such covenant or obligation; (C) the breach of such covenant or obligation shall not have been cured in all material respects within ten (10) calendar days after receipt of written notice of such breach; and (D) PJ Bullock, Rafael Torres, Glen Hilton or Sunny Sanyal had actual knowledge, at the time of such breach of such covenant or obligation, (I) that Buyer was breaching such covenant or obligation and (II) of the consequences of such breach under this Agreement.

(ii) “PKI Willful Breach” means the breach by PKI of a covenant or obligation of PKI under this Agreement where: (A) the consequence of a breach of the covenant or obligation is material to the Business, taken as a whole, or is material to the ability of PKI to timely consummate the transactions contemplated hereby or otherwise perform its obligations hereunder; (B) PKI shall have materially and willfully breached such covenant or obligation; (C) the breach of such covenant or obligation shall not have been cured in all material respects within ten (10) calendar days after receipt of written notice of such breach; and (D) any of the persons listed in Schedule 9.4(a) had actual knowledge, at the time of PKI’s breach of such covenant or obligation, (I) that PKI was breaching such covenant or obligation and (II) of the consequences of such breach under this Agreement.

ARTICLE VIII

TAX MATTERS

8.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) PKI shall be responsible for the preparation and filing of all Tax Returns for Sellers for all periods (including the consolidated, unitary and combined Tax Returns for Sellers, which include the operations of the Business for any period ending on or before the Closing Date) and for all Tax Returns of the Acquired Companies for all taxable periods that end on or before the Closing Date. Sellers shall make or cause to be made all payments required with respect to any such Tax Returns. Buyer shall promptly reimburse Sellers for the amount of any such Taxes paid by Sellers to the extent such Taxes, if any, are attributable (as determined under Section 8.2 hereof) to periods following the Closing Date or were included as an accrual, reserve or provision reflected in the Final Working Capital Statement. Any Tax Return that is the responsibility of PKI under this Section 8.1(a) for which Buyer may be obligated to reimburse Seller hereunder or that is a separate Tax Return required to be filed after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and PKI shall consult with Buyer concerning each such Tax Return in good faith.

(b) Buyer shall be responsible for the preparation and filing of all other Tax Returns for the Business that are required to be filed after the Closing Date with respect to taxable periods ending on or including the Closing Date. Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that PKI shall promptly reimburse Buyer for the amount of any such Taxes to the extent such Taxes are attributable (as determined under Section 8.2 for any taxable period beginning before the Closing Date and ending after the Closing Date) to periods or portions thereof ending on or before the Closing Date, except to the extent the amount of such Taxes was included as an accrual, reserve or provision reflected in the Final Working Capital Statement. No payment pursuant to this Section 8.1(b)

shall excuse PKI from its indemnification obligation pursuant to Section 6.1 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns that are the responsibility of the Sellers exceeds the amount of PKI’s payment under this Section 8.1(b).

(c) Any Tax Return to be prepared and filed by Buyer for taxable periods ending on or including the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and Buyer shall consult with PKI concerning each such Tax Return in good faith; provided, however, that if Buyer is advised by counsel or otherwise determines in good faith after consultation with PKI that the filing of any such Tax Return and the reporting on such Tax Return in accordance with the last previous similar Tax Return is likely to subject Buyer to any penalties or is otherwise inconsistent with applicable law, Buyer may file such Tax Return without regard to last previous similar Tax Return relating to such item. Buyer shall provide PKI with a copy of each proposed draft of any such Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by PKI) at least thirty (30) days prior to the filing of such Tax Return.

(d) All payments related to any transfer, sales, use, conveyance, recording, registration, documentary, filing and other non-income Taxes, except for VAT, and administrative fees arising in connection with the consummation of the transactions contemplated by this Agreement shall be split equally between Buyer and PKI, except as otherwise set forth herein. All stamp duties shall be paid by Buyer.

(e) Buyer shall be responsible for the payment of any and all Taxes not incurred in the Ordinary Course of Business attributable to the acts or omissions of Buyer or Buyer’s Affiliates occurring after the Closing on the Closing Date.

8.2 Allocation of Certain Taxes.

(a) Buyer and PKI agree that if any Seller or Acquired Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Sellers shall treat such day as the last day of a taxable period.

(b) If applicable law does not permit the Closing Date to be treated as the last day of a taxable period, or in any case in which a Tax is assessed with respect to a taxable period beginning before the Closing Date and ending after the Closing Date, the Taxes of the Acquired Companies or relating to the Acquired Assets or the Business, if any, attributable to such period shall be allocated (i) to PKI and the Sellers for the period up to and including the close of the Closing Date and (ii) to Buyer for the period subsequent to the Closing Date. Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date shall be apportioned for purposes of this Agreement based on a hypothetical closing of the books as of the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending at the close of the Closing Date and the period subsequent to the Closing Date in proportion to the number of days in each such period. Notwithstanding the foregoing, property, ad valorem and similar Taxes attributable to a taxable period beginning before the Closing Date and ending after the Closing Date shall be allocated between such two periods in proportion to the number of days in each such period.

8.3 Refunds and Carrybacks.

(a) Sellers shall be entitled to any refunds (including any interest paid thereon) or credits for Taxes attributable to taxable periods ending (or deemed pursuant to Section 8.2(b) to end) on or before the Closing Date.

(b) Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits for Taxes attributable to taxable periods beginning (or deemed pursuant to Section 8.2(b) to begin) after the Closing Date.

(c) Buyer shall forward to or reimburse PKI for any refunds (including any interest paid thereon) or credits due Sellers after receipt thereof, and PKI shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) or credits due Buyer after receipt thereof.

(d) Buyer and PKI agree that, with respect to any Tax, none of the Acquired Companies shall carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date.

8.4 Cooperation on Tax Matters; Tax Audits.

(a) Buyer and PKI and their respective Affiliates shall reasonably cooperate in the preparation of all Tax Returns and the conduct of any Tax Audit (as defined in Section 8.4(b)) for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Acquired Companies, the Acquired Assets or the Business, illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns or the conduct of the Tax Audit, and furnishing such other information, in each case, within such party’s possession and as reasonably requested by the party filing such Tax Returns or defending such Tax Audit as may be relevant. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending Tax Audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Acquired Companies or the Business, and providing copies of all relevant Tax Returns to the extent related to the Acquired Companies or the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested party possesses. Buyer and PKI and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) Sellers shall have the right, at their own expense, to control any audit or examination by any Taxing Authority (“Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Acquired Companies or the Business for which PKI has an indemnification obligation; provided that Sellers shall consult with Buyer with respect to the resolution of any issue or the filing of any claim for refund, and not settle any such issue or file any claim for refund, without the consent of Buyer which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and initiate any other contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Acquired Companies or the Business; provided that, with respect to (i) any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause the Sellers to become obligated to make any payment pursuant to Section 8.1 or otherwise have an indemnification obligation, Buyer shall consult with PKI with respect to the resolution of any issue that would affect any Seller, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of PKI, which consent shall not be unreasonably conditioned or delayed.

8.5 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated on or prior to the Closing Date and, after the Closing Date, Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

8.6 Elections Pursuant to Section 338 of the Code. Buyer shall not elect, pursuant to Section 338 of Code, for the sale of the Equity Interests of the Acquired Companies to be treated for United States federal income tax purposes as a sale by the respective Seller (and, where applicable, any other Acquired Companies) of its assets.

8.7 VAT.

(a) “VAT” shall mean value added tax imposed on the supply of goods and services under European Union Directive 2006/112/EC of 28 November 2006 on the common system of value added tax and under any laws authorized by that Directive and any interest or penalties in respect thereof.

(b) All sums mentioned in or payable under this Agreement shall be exclusive of VAT. Where a Party to this Agreement or any of its Affiliates makes a supply of goods or services to the other Party or its Affiliates and the supplier is obliged by law or due to the exercise of an option available under applicable law to account for VAT in respect of that supply then the recipient of that supply shall, in addition to the consideration payable for such supply, pay an amount equal to the legally or due to the option owed VAT (if any) arising in respect of such supply after receipt of a valid and proper VAT invoice. No such amount of VAT is payable by the recipient of the supply to the supplier if and to the extent that a Party to this Agreement or any of its Affiliates makes a supply of goods or services to the other Party that is treated as a reverse charge supply. In this case, the recipient of the supply shall be responsible for full and timely payment of all VAT legally owed in respect of the relevant supply.

(c) The Parties acknowledge and are of the common opinion that (i) the sale and transfer of the Acquired Assets and the Assumed Liabilities by the Asset Sellers pursuant to this Agreement qualify as a transfer of a going concern (“TOGC”), (ii) the buyers of the Acquired Assets have the intention of carrying on the same business with the Acquired Assets as the Asset Sellers, and (iii) therefore, no VAT should apply to the sale and transfer of Acquired Assets and the Assumed Liabilities. In this regard, Buyer covenants that the buyers of the Acquired Assets (A) are or will be at the Closing Date registered for VAT and taxable persons for VAT purposes and (B) intend to carry on the business in the same manner as the Asset Seller and not simply to immediately liquidated it.

(d) In the event that, contrary to the Parties’ assumption, any VAT is imposed upon or against either of the Asset Sellers in relation to the sale and transfer of the Acquired Assets as contemplated by this Agreement whereby the Asset Sellers are required to issue invoices to the buyers of the Acquired Assets inclusive of VAT in accordance with the requirements of applicable law, the Asset Sellers shall promptly notify Buyer, the German Transferee and the Netherlands Transferee, as applicable, of the amount of such VAT and shall issue a VAT invoice in accordance with the requirements of applicable law. Buyer shall remit, or shall cause the German Transferee and the Netherlands Transferee, as applicable, to remit, to the Asset Sellers, the VAT amounts specified in such VAT invoice plus fifty percent (50%) of any interest or surcharges assessed thereon by the tax authorities against either of the Asset Sellers (“VAT Amount”). The VAT Amount shall become due and payable at the latest within ten (10) Business Days following receipt of such VAT invoice and a copy of the VAT assessment notice stipulating any interest or surcharges by Buyer, the German Transferee and the Netherlands Transferee, as applicable. The Asset Sellers shall in such case, upon receipt of prior written consent from Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), be entitled to exercise a VAT option with respect to their sales of the Acquired Assets. The payment claim of the Asset Sellers against Buyer, the German Transferee and the Netherlands Transferee, as applicable, shall not become time-barred until six (6) months after the time at which the assessment of VAT on the sale of the Acquired Assets becomes final and unappealable (formell und materiell bestandskräftig).

(e) In the event that any VAT is imposed upon or against Buyer, the German Transferee or the Netherlands Transferee, as applicable, in relation to the sale of the Acquired Assets as contemplated by this Agreement due to a reverse charge scenario, Buyer, the German Transferee and the Netherlands Transferee, as applicable, shall promptly notify PKI or the Asset Sellers of the amount of such VAT and attach a copy of the VAT assessment notice. The respective Asset Seller shall within ten (10) Business Days after receipt of the notice issue an invoice in accordance with the requirements of applicable law, as required, exclusive of VAT.

(f) The Parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption of VAT or for seeking a refund or credit of VAT.

ARTICLE IX

FURTHER AGREEMENTS

9.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating primarily to the Business prior to the Closing, (collectively, “Information”) within the possession or control of such Party or its Affiliates, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 9.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b) Access to Personnel. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 9.1(a).

(c) Reimbursement. A Party providing Information or personnel to the other Party under Sections 9.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, Buyer and the Sellers shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business as conducted and operated prior to the Closing until December 31, 2021. Notwithstanding the foregoing, in lieu of retaining any specific Information, either Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(e) Preparation of PKI Financial Statements. Following the Closing, Buyer shall provide to PKI and its subsidiaries all information relating to the Business reasonably required for PKI and its subsidiaries to prepare the (i) Closing Working Capital Statement and (ii) financial statements of PKI and its subsidiaries for all fiscal periods that precede or include the Closing Date. During the period of preparation of such Closing Working Capital Statement and financial statements, Buyer shall use its reasonable best efforts to ensure that PKI and its subsidiaries (and their auditors) will be provided with reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of Buyer) to the Business, its financial management, including the financial directors of each Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 9.1(e).

(f) Confidentiality. Upon the Closing, the Confidentiality Agreement shall terminate and be superseded by this Section 9.1(f); provided, however, that to the extent the Confidentiality Agreement relates to information (i) not related to the Transferred Assets, the Acquired Companies or the Transferred Liabilities or (ii) related to the Business but not primarily related to the Business, the Confidentiality Agreement shall (in each case of clauses (i) and (ii)) survive with respect to such information, and such information shall be deemed Confidential Information of the Sellers. Following the Closing, each of Buyer and PKI (a “Receiving Party”) shall hold, and shall use cause its subsidiaries to hold (and shall use commercially reasonable efforts to cause its other agents, consultants and advisors to hold), in strict confidence all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 9.1 (in each case, except to the extent that such Information (A) is or becomes generally available to the public other than as a result of a disclosure by (or through the fault of) the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 9.1(f), (B) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (C) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (D) was or is independently developed by the Receiving Party without utilizing any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed. For clarity, following the Closing, all Information relating to the Transferred Assets, the Acquired Companies, the Transferred Liabilities or the Business shall be deemed to be information concerning Buyer received by the Sellers in confidence from Buyer, and shall not be subject to any exception set forth in clause (B) above, except to the extent such information is still subject to the Confidentiality Agreement pursuant to the first sentence of this Section 9.1(f). From and after the Closing, neither PKI nor any of its subsidiaries shall use the Information for any purpose, other than in connection with the exercise of such Person’s rights or performance of such Person’s obligations under this Agreement or any of the Ancillary Agreements.

9.2 Director and Officer Indemnification. Buyer shall not take or cause, or permit to be taken or caused by any person, any action to alter or impair any exculpatory or indemnification provisions, existing as the date hereof in the charter or bylaws or other organizational documents of any Acquired Company, for the benefit of any individual who served as a director or officer of any Acquired Company at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

9.3 Covenant Not to Compete. During the period commencing on the Closing Date and continuing until the third (3rd) anniversary of the Closing Date (the “Noncompetition Period”), PKI shall not (and shall cause each Noncompetition Party (as defined in this Section 9.3) not to) develop, manufacture or market (or own more than fifteen percent (15%) of or otherwise control or provide financing or similar assistance to any person or entity developing, manufacturing or marketing) anywhere in the world, flat panel x-ray detectors (or related software, accessories and ancillary products) for or to x-ray system manufacturers for use in medical, industrial and other applications of the type developed, designed, manufactured or marketed by the Business at any time between January 1, 2016 and the Closing (a “Competitive Business”); provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Noncompetition Party from:

(a) entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Party for purposes primarily unrelated to a Competitive Business;

(b) making equity investments in publicly owned companies which conduct a Competitive Business, provided such investments are passive and do not confer control of any such Competitive Business upon any Noncompetition Party and such investment does not exceed fifteen percent (15%) of the outstanding equity of such publicly owned company; or

(c) acquiring any person or entity which conducts a Competitive Business if either:

(i) in the calendar year prior to such acquisition, the consolidated revenues of such person or entity from its Competitive Business did not constitute more than twenty-five percent (25%) of the total consolidated revenues of such person or entity ; or

(ii) the applicable Noncompetition Party promptly commences and thereafter uses its reasonable best efforts to pursue until the earlier to occur of the expiration of the Noncompetition Period and twelve (12) months after such acquisition, the transfer of that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by the applicable Noncompetition Party in its sole discretion.

Without limiting the applicability of the foregoing, PKI agrees that for two (2) years after the Closing Date, neither PKI nor any other Noncompetition Party will solicit or induce any person who was an employee or independent contractor of any Acquired Company or, with respect to the Business, Asset Seller on the Closing Date to terminate his or her relationship with Buyer or the Acquired Company, as applicable; provided, however, that the foregoing shall not prohibit PKI or any Noncompetition Party from (A) placing general advertisements for employees not directed at the Business and hiring or engaging any person in response to any such general advertisement or (B) soliciting or hiring any such employee or independent contractor whose employment with Buyer or an Acquired Company, as applicable, has been terminated by Buyer or an Acquired Company for at least ninety (90) days.

For purposes of the Agreement, “Noncompetition Party” means PKI and any direct or indirect majority-owned subsidiaries of PKI (or entities otherwise controlled by PKI or its subsidiaries) while (but only while) such entity is a direct or indirect majority-owned subsidiary of PKI (or otherwise so controlled), it being understood that, for purposes of this definition, “controlled” means the actual power to cause the entity to take an action through contractual provisions or the power to elect a majority of members of the board of directors or similar governing body of such entity.

9.4 Disclosure Generally.

(a) The Disclosure Schedule shall be arranged in sections and subsections that correspond to the numbered and lettered sections and subsections contained in Article II and the disclosure in any section or subsection of the Disclosure Schedule shall qualify: (a) the corresponding section or subsection of Article II and (b) any other section or subsection of Article II to the extent that it is reasonably apparent on the face of such disclosure (without reference to any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure qualifies such other section or subsection. All references to representations and warranties contained in this Agreement shall be deemed to be references to such representations and warranties as qualified and limited by the Disclosure Schedule. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, taken as a whole, has resulted in or would result in a Business Material Adverse Effect, or is outside the Ordinary Course of Business. For purposes of this Agreement, the terms “to Sellers’ knowledge,” “known by Sellers” or other words of similar meaning shall mean the actual knowledge on the date hereof of the persons listed on Schedule 9.4(a) attached hereto, without any obligation of investigation, and shall not refer to the knowledge of any other person or entity.

(b) PKI shall be entitled to submit to Buyer, from time to time between the date hereof and the Closing Date, written updates to the Disclosure Schedule disclosing any events or developments that occur between the date of this Agreement and the Closing Date; provided, however, that: (i) except as set forth in clause (ii) of this sentence, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (A) determining the accuracy of the representations and warranties made by PKI in this Agreement; (B) determining whether any of the conditions set forth in Section 5.1 has been satisfied; or (C) any rights or remedies available to Buyer under Article VI; and (ii) to the extent that: (A) at the time of the delivery of any such update, PKI agrees in writing that Buyer can terminate this Agreement without liability as a result of such update; and (B) within five (5) Business Days after the delivery to Buyer of such update and writing described in clause (A) of this clause (ii), Buyer does not so terminate this Agreement, such update shall be deemed to supplement and amend the Disclosure Schedule for the purposes referred to in clauses (A), (B) and (C) of the preceding clause (i). In the event that Buyer receives such update less than five (5) Business Days prior to the Outside Date, then the Outside Date shall be extended for the remaining days in such five (5) Business Day period.

9.5 Certain Employee Benefits Matters. Except as otherwise provided in Sections 4.6 and 4.7:

(a) Pre-Closing Conduct. None of PKI, either Asset Seller, any Acquired Company or any other subsidiary of PKI shall be under any obligation to terminate the employment of any employee engaged primarily in the Business (a “Business Employee”) prior to the Closing Date.

(b) Offer of Employment; Continuation of Employment. The Parties hereto intend that there shall be continuity of employment with respect to all Business Employees. Buyer shall offer employment commencing on the Closing Date to all Business Employees who are not employed by an Acquired Company as of immediately prior to the Closing, including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff, on the terms set forth in Section 9.5(e). The term “New Buyer Employees” shall mean the Business Employees who commence working with Buyer on the Closing Date or continue to work with an Acquired Company on the Closing Date.

(c) Compensation; Employee Benefits. Except as otherwise provided in this Section 9.5 or as otherwise required by applicable law, the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing Date. Beginning on the Closing Date, Buyer shall, for the period ending twelve (12) months after the Closing Date, provide each New Buyer Employee with total cash compensation (including base salary and bonus opportunity) that is no less favorable in the aggregate than such New Buyer Employee’s total cash compensation immediately prior to the Closing Date.

Beginning on the Closing Date, Buyer shall also, for the period ending twelve (12) months after the Closing Date, maintain (or cause its subsidiaries to maintain) employee benefit plans, agreements and arrangements and customary programs and policies for the benefit of each New Buyer Employee that are no less favorable in the aggregate than the Business Benefit Plans in effect immediately prior to the Closing Date with respect to employees of Buyer ( “Buyer Plans”) notwithstanding a longer validity term of certain policies such as the Sociaal Plan vor het personeel van Argus Imaging B.V. te Heerlen of 2014 that remains in effect until its expiry. Notwithstanding anything to the contrary in this Agreement, beginning on the Closing Date, Buyer shall, for the period ending twelve (12) months after the Closing Date, maintain (or cause its subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each New Buyer Employee that is no less favorable than the plan, program or practice in effect immediately prior to the Closing Date with respect to such New Buyer Employee. All Buyer Plans and Buyer severance pay plans, programs or practices shall recognize all credited service of New Buyer Employees with PKI and its subsidiaries for purposes of eligibility and vesting and level of benefits to the same extent such service was recognized under similar plans maintained by PKI or its subsidiaries immediately prior to the Closing Date, provided that the foregoing shall not apply to the extent it would result in a duplication of benefits for the same period of service.

(d) Welfare Plans. With respect to any Buyer Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Buyer providing similar benefits to an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall (i) cause to be waived any pre-existing condition limitations or actively-at-work requirements and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, New Buyer Employees with respect to similar plans maintained by PKI or its subsidiaries for New Buyer Employees immediately prior to the Closing Date.

(e) Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any New Buyer Employee on United States payroll (a “U.S. New Buyer Employee”) is entitled pursuant to any Business Benefit Plan that are personal, sick or vacation policies applicable to such U.S. New Buyer Employee immediately prior to the Closing Date, Buyer shall assume the liability for such time and allow such U.S. New Buyer Employee to use such time solely as vacation time (the “Assumed Vacation Time”); provided, however, that to the extent that Assumed Vacation Time exceeds the maximum cap for accrued but unused time provided in Buyer’s paid time off policy in effect for similarly situated employees of Buyer on the Closing Date, Buyer shall be liable for and pay in cash to the U.S. New Buyer Employee an amount equal to such Assumed Vacation Time in excess of the maximum cap, which payment may be subject to reimbursement by PKI in accordance with this Section; provided, further, that if Buyer deems it necessary to disallow such U.S. New Buyer Employee from taking any of the Assumed Vacation Time following the Closing Date, Buyer shall be liable for and pay in cash to the U.S. New Buyer Employee an amount equal to such disallowed Assumed Vacation Time in accordance with the terms of Buyer’s paid time off policy; and provided, further, that Buyer shall be liable for and pay in cash an amount equal to any unused portion of the Assumed Vacation Time to any U.S. New Buyer Employee whose employment terminates for any reason subsequent to the Closing Date. PKI shall pay to Buyer as of or promptly following evidence of Buyer’s payment to the U.S. New Business Employee, an amount not in excess of $10,000 representing unused personal, sick or vacation time to which U.S. New Buyer Employees are entitled pursuant to any Business Benefit Plan that are personal, sick or vacation policies, in each case to the extent paid out in cash to such U.S. New Business Employee and to the extent in excess of the maximum cap for accrued but unused time provided in Buyer’s paid time off policy in effect on the Closing Date (which shall in no event be less than 400 hours per employee).

(f) U.S. WARN Act, Etc. Buyer agrees to provide any required notice under the WARN Act and any other similar applicable U.S. law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ (as defined in the WARN Act) or similar event affecting employees and occurring on or within 90 days after the Closing Date. Provided that on or before the Closing Date, PKI provides Buyer with a list, by date and location, of employee layoffs implemented by PKI and its subsidiaries with respect to employees of the Business during the ninety (90) day period preceding the Closing Date, Buyer shall indemnify and hold harmless PKI and its subsidiaries with respect to any liability under the WARN Act or other similar applicable U.S. law arising from the actions (or inactions) of Buyer or its Affiliates on or after the Closing Date.

(g) Personnel Records. Subject to and only to the extent permitted by applicable local law, following the Closing Date, PKI will transfer to Buyer the personnel files and other employment-related records of the New Buyer Employees who were employees of any Acquired Company; provided, however, that, subject to and only to the extent permitted by applicable local law, (i) Buyer will allow PKI reasonable access to such personnel files and/or records as needed and (ii) PKI may retain copies of any information contained therein, at PKI’s expense. With respect to the Business Employees of the Asset Sellers, PKI will retain such employees’ personnel files and other employment-related records; provided, however, that consistent with and to the extent permitted by applicable law, and subject to each such employee’s consent, if applicable (i) PKI will allow Buyer reasonable access to such personnel files and/or records upon a showing by Buyer of a business justification for such access, and (ii) if Buyer is provided access to such files and/or records pursuant to clause (i), Buyer may retain copies of any information contained therein, at Buyer’s expense.

(h) Right to Employment/Third Party Beneficiaries. Nothing herein expressed or implied (i) shall confer upon any of the Business Employees any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement, (ii) shall constitute an amendment to or any other modification of any Business Benefit Plan, (iii) shall constitute a promise or commitment to any employee under any Business Benefit Plan, or (iv) is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Section 9.5 or any other provisions of this Agreement.

9.6 Resignations. Effective upon the Closing, PKI shall cause all of its own employees, directors and attorneys and all of its subsidiaries’ (other than the Acquired Companies) employees, directors and attorneys to resign from the board of directors of the Acquired Companies and from all positions as executive officers of the Acquired Companies.

9.7 Use of Name for Transition Period.

(a) Following the Closing, except as otherwise expressly provided herein, Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of any Seller (or any Affiliates of any Seller, other than the Acquired Companies) (the “Retained Marks”) and will not hold itself out as having any affiliations with any Seller.

(b) Notwithstanding the provisions of Section 9.7(a), for a period of ninety (90) days after the Closing Date, Buyer may utilize sales promotional aids, literature and other printed material included in the inventory of the Acquired Companies or transferred by the Asset Sellers to Buyer on the Closing Date and containing the Retained Marks subject to the following limitations:

(i) No such material may be used by Buyer on or after the Closing Date for any purpose unless such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by PKI:

(ii) “[Buyer product name], formerly a product of PerkinElmer”; and

(iii) Promptly following the Closing Date, Buyer will implement a plan to eliminate the use of all such material as quickly as possible, but in any event within such ninety (90) day period.

(c) Notwithstanding the provisions of Sections 9.7(a) and 9.7(b), Buyer may continue to use the Retained Marks on any inventory (that has not been modified or enhanced in any manner) existing on the Closing Date until the earlier to occur of: (i) the second (2nd) anniversary of the Closing Date; or (ii) the date on which any such inventory is re-registered in the name of Buyer or one of its Affiliates with the requisite Governmental Entity such that the use of any Retained Mark is no longer required by applicable law; provided, however, that in the case of clause (ii), any such re-registration shall only limit Buyer’s ability to continue to use such Retained Mark with respect to the jurisdiction in which such re-registration occurred and shall not effect Buyer’s ability to use such Retained Mark in any other jurisdictions where re-registration has not yet occurred.

(d) Notwithstanding the provisions of Section 9.7(a), Buyer may disclose to its customers and potential customers that it is conducting the Business as a successor to the Sellers from and after the Closing Date.

(e) The licenses to use the Retained Marks set forth in this Section 9.7 shall not prohibit PKI or any of its subsidiaries from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of the Sellers and their respective direct and indirect subsidiaries in connection with their business and operations and, with respect to such use, Buyer shall adhere to substantially similar quality standards to which the Sellers and their direct and indirect subsidiaries adhered immediately prior to the Closing.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (a) either Party may make any public disclosure it believes in good faith and upon the advice of counsel is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication), and (b) no such prior approval shall be required in connection with any press release, announcement or other communication by a Party or any subsidiary of a Party if the contents of such press release, announcement or other communication that relate to the transactions contemplated by this Agreement are limited to information that previously has been publicly disclosed in accordance with the terms of this Agreement.

10.2 No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity (including with respect to any employee or former employee of PKI, Buyer or any of their Affiliates, any New Buyer Employees, and any Business Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article VI, Article VIII, Section 9.2 and Section 10.20 are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

10.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, each of the Acquired Companies will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of Seller and not of Buyer. Following the Closing, each of the Acquired Companies will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of Buyer and not of Sellers.

10.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, the Confidentiality Agreement and the other documents and instruments referred to herein, including the Ancillary Agreements) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement.

10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party except that: (a) Varian Medical Systems, Inc. may, without the consent of any other Party, in connection with and subject to the completion of the spin-off and separation of Varex Imaging Corporation from Varian Medical

Systems, Inc., assign and delegate its rights, interests and obligations hereunder and under any Ancillary Agreements to Varex Imaging Corporation, and after any such assignment or delegation (and notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreements), Varian Medical Systems, Inc. and all subsidiaries of Varian Medical Systems, Inc. (other than Varex Imaging Corporation and any subsidiaries of Varex Imaging Corporation after the separation) shall have no further rights, interests or obligations (and Sellers shall look solely to Varex Imaging Corporation) with respect thereto and shall have no liability under this Agreement or any Ancillary Agreements (it being understood that after any such assignment or delegation, all references to “Buyer” in this Agreement and in any Ancillary Agreement with respect to rights, interests or obligations assigned or delegated shall mean Varex Imaging Corporation rather than Varian Medical Systems, Inc.); and (b) in addition to (and without limiting) the foregoing, Buyer may (without the consent of any other Party) assign or delegate any of its rights, interests or obligations hereunder to any Affiliate of Buyer as long as Buyer remains liable with respect thereto.

10.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) one business day after it is sent by a reputable courier service guaranteeing delivery within one (1) business day, (b) when transmitted by telecopy, facsimile or other electronic means (e.g., PDF), provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, or (c) if otherwise actually personally delivered, when delivered, in each case to the intended recipient as set forth below:

If to Buyer:		Copy to:

Varian Medical Systems, Inc.		Varex Imaging Corporation
3100 Hansen Way		1678 S. Pioneer Road
Palo Alto, CA 94304		Salt Lake City, UT 84104
Telecopy: (650) 424-5988		Telecopy: (650) 424-5892
Attention: John W. Kuo, General Counsel		Attention: Kimberley Honeysett, General Counsel

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Telecopy: (650) 802-3090
Attention: Keith A. Flaum
Email: keith.flaum@weil.com

If to PKI:		Copies to:

PerkinElmer, Inc.		PerkinElmer, Inc.
940 Winter St.		940 Winter St.
Waltham, MA 02451		Waltham, MA 02451
Telecopy: (781) 663-6900		Telecopy: (781) 663-5775
Attention: President	Attention:	Joel S. Goldberg, Esq., Senior
Vice President,
Administration, General
Counsel and Secretary

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Telecopy: (617) 526-5000
Attention: Hal J. Leibowitz, Esq.

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.9 Governing Law. Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

10.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall be responsible for the payment of any notary fees arising in connection with the consummation of the transactions contemplated by this Agreement.

10.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

10.14 Submission to Jurisdiction. Subject to the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, each Party (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.14, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

10.15 Bulk Transfer Laws. Buyer acknowledges that Asset Sellers will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

10.16 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the table of contents included herein is included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a person or entity are also to its permitted successors and assigns; (i) unless stated otherwise herein, references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States of America; (k) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under U.S. GAAP, applied on a basis consistent with the application thereof to the Financial Statements. When reference is made in this Agreement to information that has been “made available” to Buyer, that shall include information that was (A) contained in PKI’s electronic data room no later than 5:00 PM eastern time, on the Business Day prior to the date of this Agreement or (B) delivered to Buyer or its counsel, no later than 5:00 PM eastern time, on the Business Day prior to the date of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. No summary of this Agreement prepared by either Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

10.17 Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including the calculation, payment or reimbursement of Damages under Article VI) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI, would have first become obligated to do so but for the operation of Section 6.5(b)); provided, however, that nothing in this Section 10.17 shall be deemed to require either Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate, applicable law or U.S. GAAP.

10.18 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

10.19 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

10.20 No Recourse to Financing Sources.

(a) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that all claims, obligations, liabilities or causes of action, whether at law, in equity, in contract, in tort or otherwise, that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement) or the transactions contemplated by this Agreement may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement. Notwithstanding anything herein to the contrary, Sellers agree that the Financing Sources, and any Financing Source’s Affiliates or any of its or its Affiliates’ former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents, employees, accountants, consultants, legal counsel, financial advisors or any of their successors or assigns, shall be subject to no liability or claims to Sellers (i) in connection with the Debt Financing or (ii) in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.

(b) Notwithstanding anything to the contrary in this Agreement, each of the Parties agrees that: (i) it will not bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than federal and New York state courts located in the Borough of Manhattan within the City of New York (and appellate courts thereof); (ii) except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby.

(i) For purpose of this Agreement:

(A) “Compliant” means, with respect to the Financing Information, that such Financing Information, when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading.

(B) “Debt Commitment Letter” means the executed debt commitment letter (together with any related fee letter, engagement letter, or other agreement), or any definitive financing documentation, in each case, as amended, supplemented or replaced, to provide or cause to be provided debt financing for the purposes of financing the transactions contemplated hereby.

(C) “Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

(D) “Financing Information” means the financial and other information regarding the Business as is required under the terms of the Debt Financing to be delivered as a condition precedent to the initial funding of the Debt Financing, which shall in no event require (a) delivery of audited or reviewed financial statements or (b) financial information that is not customary for financings of the nature of the Debt Financing.

(E) “Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents, partners, trustees, shareholders and other representatives and their respective successors and assigns.

(F) “Marketing Period” means the first period of 20 consecutive Business Days (commencing no earlier than January 9, 2017) (provided that any syndication “blackout” dates specified by the sources of the Debt Financing shall be deemed not to be Business Days for purposes of this definition) throughout and at the end of which (I) the Parties and the Financing Sources shall have had the Financing Information that is Compliant; (II) the conditions set forth in Section 5.1 (other than Section 5.1(f)) shall be satisfied or waived (other than conditions that by their nature will not be satisfied until the Closing); and (III) nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 5.1 (excluding for purposes of this clause “(III)”, Section 5.1(f)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-Business-Day period and that such conditions were applicable during such 20-consecutive-Business-Day period. After commencement of the Marketing Period, the subsequent delivery of additional financial statements or other information constituting Financing Information shall not re-start the Marketing Period unless the Financing Information delivered prior to commencement of the Marketing Period would not be Compliant without such additional financial statements.

If at any time PKI shall in good faith believe that it has provided the Financing Information that is Compliant, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case PKI shall be deemed to have delivered the Financing Information that is Compliant on the date specified in such notice unless Buyer in good faith reasonably believes PKI has not completed the delivery of the Financing Information that is Compliant and, within three (3) Business Days after the delivery of such notice by PKI, delivers a written notice to PKI to that effect (stating with specificity which Financing Information PKI has not delivered or in what respect such Financing Information is not Compliant), provided, that it is understood that the delivery of such written notice from Buyer to PKI will not prejudice PKI’s right to assert that the Financing Information has in fact been delivered and is Compliant.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PERKINELMER, INC.

By:	/s/ Joel S. Goldberg

Print Name:	Joel S. Goldberg

Print Title:	Senior Vice President Administration, General Counsel and Secretary

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ John W. Kuo

Print Name:	John W. Kuo

Print Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Master Purchase and Sale Agreement]

EXHIBIT A — FORM OF NETHERLANDS TRANSFER AGREEMENT

between

(1)	PerkinElmer Health Sciences B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands with its registered address at Rigaweg 22, 9723 TH Groningen, the Netherlands and registered with the chamber of commerce under number 02027119

- “PKI Netherlands” -

and

(2)	[●], a [private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands] with its registered address at [●] and registered with the chamber of commerce of [●] under number [●]

- “Netherlands Transferee” -

PKI Netherlands and Netherlands Transferee together “Parties” and each a “Party”

1.	PREAMBLE

(A)	On December 21, 2016 PerkinElmer, Inc (“PKI”) and Varian Medical Systems, Inc. (“Buyer”) entered into a Master Purchase and Sale Agreement (“Master Agreement”) in which, among other things, PKI agreed to cause PKI Netherlands to sell to the Netherlands Transferee the Acquired Assets of PKI Netherlands and Buyer agreed to cause the Netherlands Transferee to purchase the Acquired Assets of PKI Netherlands from PKI Netherlands and to assume the Assumed Liabilities of PKI Netherlands (“Transaction”). Capitalized terms used in this Dutch sale and transfer agreement (“Netherlands Transfer Agreement”), but not separately defined herein, shall have the meaning as defined in the Master Agreement.

(B)	PKI Netherlands is an indirect affiliate of PKI and conducts the Business in the Netherlands. Netherlands Transferee is an [indirect] affiliate of Buyer.

(C)	This Netherlands Transfer Agreement is concluded for the sale and transfer of the Acquired Assets of PKI Netherlands to Netherlands Transferee and the assumption of the Assumed Liabilities of PKI Netherlands by Netherlands Transferee with effect as of the Closing Date.

2.	SALE OF DUTCH ACQUIRED ASSETS / ASSUMPTION OF ASSUMED LIABILITIES

2.1	Effective at and subject to the condition precedent of the Closing, PKI Netherlands hereby sells to Netherlands Transferee and Netherlands Transferee hereby buys from PKI Netherlands, the Acquired Assets of PKI Netherlands, in particular such Acquired Assets of PKI Netherlands as specified in Schedule 2 (“Dutch Acquired Assets”).

2.2	Effective at and subject to the condition precedent of the Closing, Netherlands Transferee hereby agrees to assume the Assumed Liabilities of PKI Netherlands.

3.	TRANSFER OF DUTCH ACQUIRED ASSETS

3.1	The transfer (overdracht) of the Dutch Acquired Assets shall take place as follows:

(a)	with regard to the Dutch Acquired Assets, PKI Netherlands and Netherlands Transferee hereby confirm that possession over assets shall be delivered by PKI Netherlands to Netherlands Transferee at Closing (as referred to in article 3:114 Dutch Civil Code (“DCC”) bezitsoverdracht);

(b)	with regard to the contracts, engagements and other commitments entered into by or on behalf of PKI Netherlands and forming part of the Dutch Acquired Assets, PKI Netherlands and the Netherlands Transferee hereby confirm that, with effect from Closing, those contracts, engagements and other commitments shall be transferred from PKI Netherlands to the Netherlands Transferee (all of the foregoing in accordance with article 6:159 DCC). This Netherlands Transfer Agreement constitutes the deed of assignment between PKI Netherlands and the Netherlands Transferee and, to the extent required to effectuate the transfer of the contracts, engagements and other commitments, PKI Netherlands and the Netherlands Transferee shall jointly send a notification to - and request the cooperation from - the respective counterparties under the respective contracts, engagements or other commitments;

(c)	[Note: other specific transfer formalities to be included once all Dutch Acquired Assets have been identified]

4.	EXCLUDED ASSETS, ASSUMED LIABILITIES AND EXCLUDED LIABLITIES

The provisions set out in Sections 1.1(c) (Excluded Assets), 1.1(d) (Assumed Liabilites) and 1.1(e) (Excluded Liabilities) of the Master Agreement shall apply to PKI Netherlands and the Netherlands Transferee in relation to the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities held by PKI Netherlands mutatis mutandi.

5.	STATUS OF SCHEDULES AND SUBSEQUENT CHANGES

Schedule 2 reflects the status as of [●] 2016 or the date mentioned in Schedule 2 (“Schedule Date”). Other assets acquired by PKI Netherlands between the Schedule Date and the Closing Date which constitute Dutch Acquired Assets or Contracts which constitute Dutch Acquired Assets entered into by PKI Netherlands between the Schedule Date and the Closing Date which are not listed in Schedule 2, as well as any Dutch Acquired Assets that have mistakenly been omitted from Schedule 2 are also sold and transferred by PKI Netherlands to the Netherlands Transferee. Dutch Acquired Assets sold between the Schedule Date and the Closing Date are not sold and transferred under this Netherlands Transfer Agreement.

6.	CONSENT OF THIRD PARTIES

In case a necessary consent from a third party for the transfer of a Dutch Acquired Asset or the assumption of an Assumed Liability of PKI Netherlands has not been obtained on the Closing Date, Section 1.5 of the Master Agreement shall apply accordingly for the relationship between PKI Netherlands and the Netherlands Transferee. Reference is made for these purposes to Section 1.5 of the Master Agreement which is deemed to be incorporated for these purposes into this Netherlands Transfer Agreement.

7.	PKI NETHERLANDS ACQUIRED EMPLOYEES

Regarding the treatment of the PKI Netherlands Acquired Employees, Section 4.7 of the Master Agreement shall apply between PKI and Buyer. Subject to Section 11.2, the Parties agree that all rights and obligations between PKI Netherlands and the Netherlands Transferee in relation to the transfer of the PKI Netherlands Acquired Employees are excluded to the maximum extent permissible under Dutch law.

[Note: please consider the future pension arrangements to be offered by the Netherlands Transferee. The existing pension arrangements will also transfer by operation of law unless the Netherlands Transferee offers alternative pension arrangements prior to the Closing and/or a mandatory industry wide pension scheme is applicable due to a decree (Wet verplichte deelneming in een bedrijfstakpensioenfonds 2000) or collective labour agreement.]

8.	PURCHASE PRICE

8.1	The purchase price payable for the Dutch Acquired Assets shall be as set out in Section 1.2 of the Master Agreement and shall be payable in accordance with the terms of Section 1.2of the Master Agreement.

8.2	In particular, the Adjusted Purchase Price, the Allocation Schedule and the Asset Allocation Schedule as derived pursuant to Section 1.2(c) of the Master Agreement shall apply to and be binding on the Parties for the adjustment and final determination of the purchase price payable for the Dutch Acquired Assets.

9.	VAT

[Note: Tax counsel to confirm whether the Transaction in the Netherlands qualifies as a transfer of going concern and to be reviewed based on final determination of the Netherlands Transferee.]

9.1	All sums mentioned in or payable under this Netherlands Transfer Agreement shall be exclusive of VAT. Where a Party makes a supply of goods or services to the other Party and the supplier is obliged by law or due to the exercise of an option available under applicable law to account for VAT in respect of that supply then the recipient of that supply shall, in addition to the consideration payable for such supply, pay an amount equal to the legally or due to the exercise of the option owed VAT (if any) arising in respect of such supply after receipt of a valid and proper VAT invoice. No such amount of VAT is payable by the recipient of the supply to the supplier if and to the extent that a Party makes a supply of goods or services to another Party that is treated as a reverse charge supply. In this case, the recipient of the supply alone shall account for all VAT legally owed in respect of the relevant supply.

9.2	The Parties acknowledge and are of the common opinion that (i) the sale and transfer of the Dutch Acquired Assets and the Assumed Liabilities of PKI Netherlands pursuant to this Netherlands Transfer Agreement (“Dutch Business”) qualify as a transfer of a going concern, (ii) the Netherlands Transferee has the intention of carrying on the Dutch Business in the same manner as PKI Netherlands, and (iii) therefore no VAT should apply to the sale and transfer of the Dutch Business under this Netherlands Transfer Agreement pursuant to section 37d of the Valued Added Tax Act 1968 (Wet op de omzetbelasting 1968), and will be treated as neither a supply of goods nor a supply of services for the purposes of VAT. In this regard, the Netherlands Transferee warrants that it (i) is registered for VAT, (ii) is a taxable person for VAT purposes and (iii) intends to carry on the Dutch Business in the same manner as PKI Netherlands and not simply to immediately liquidate it.

9.3	In the event that, contrary to the Parties’ assumption, any VAT is imposed upon or against PKI Netherlands in relation to the sale and transfer of the Dutch Business (or any portion thereof) as contemplated by this Netherlands Transfer Agreement so that PKI Netherlands is required to issue an invoice to the Netherlands Transferee inclusive of VAT in accordance with the requirements of applicable law, PKI Netherlands shall promptly notify the Netherlands Transferee of the amount of such VAT and shall issue a VAT invoice in accordance with the requirements of applicable law. The Netherlands Transferee shall remit, to PKI Netherlands, the VAT amounts specified in such VAT invoice plus fifty percent (50%) of any interest or surcharges assessed thereon by the tax authorities against PKI Netherlands (“VAT Amount”). The VAT Amount shall become due and payable by the Netherlands Transferee at the latest within ten (10) Business Days following receipt of such VAT invoice and a copy of the VAT assessment notice stipulating any interest or surcharges. PKI Netherlands shall in such case at its sole discretion be entitled to exercise a VAT option with respect to its sales of the Dutch Business. The payment claim of PKI Netherlands against the Netherlands Transferee shall not become time-barred until six months after the time at which the assessment of VAT on the sale of the Dutch Business becomes final and unappealable (onherroepelijk).

9.4	In the event that any VAT is imposed upon or against the Netherlands Transferee in relation to the sale of the Dutch Business (or any portion thereof) as contemplated by this Netherlands Transfer Agreement due to a reverse charge scenario, the Netherlands Transferee shall promptly notify PKI or PKI Netherlands of the amount of such VAT and attach a copy of the VAT assessment notice. PKI Netherlands shall within fifteen (15) Business Days after receipt of the notice issue an invoice in accordance with the requirements of applicable law, as required, exclusive of VAT.

9.5	The Parties and their Affiliates will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption of VAT or for seeking a refund or credit of VAT.

10.	REPRESENTATIONS AND WARRANTIES

The Parties agree that all representations and warranties in connection with the sale and transfer of the Dutch Business and the Dutch Acquired Assets are as set out between PKI and Buyer in the Master Agreement and that any other representations and warranties are excluded to the maximum extent permissible under Dutch law. The representations and warranties which Buyer may have against PKI under the Master Agreement shall remain unaffected by this Netherlands Transfer Agreement.

11.	MISCELLANEOUS

11.1	The Parties shall take all reasonable actions necessary to ensure the implementation of the Transaction and all other measures contemplated by this Netherlands Transfer Agreement. The Parties shall co-operate in good faith in all relevant matters. They shall support each other and co-ordinate all communications to authorities or to the public and provide each other with all information necessary in this context.

11.2	The provisions of the Master Agreement and any claims under the Master Agreement remain unaffected by this Netherlands Transfer Agreement. In the event of any inconsistency or discrepancy between the provisions of this Netherlands Transfer Agreement and the Master Agreement, the provisions of the Master Agreement shall prevail as between the Parties.

11.3	All Schedules to this Netherlands Transfer Agreement constitute an integral part of this Netherlands Transfer Agreement and any reference to this Netherlands Transfer Agreement includes this Netherlands Transfer Agreement and its Schedules as a whole.

11.4	Where a Dutch term has been inserted in italics it alone and not the English term to which it relates shall be authoritative for the purpose of the interpretation of the relevant English term in this Netherlands Transfer Agreement.

11.5	This Netherlands Transfer Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Netherlands Transfer Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Netherlands Transfer Agreement shall not be construed as a waiver of any subsequent breach.

11.6	If any term, provision, covenant or restriction of this Netherlands Transfer Agreement is invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Netherlands Transfer Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Netherlands Transfer Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.7	This Netherlands Transfer Agreement shall be exclusively governed by Dutch law. The United Nations Convention on Contracts for the International Sale of Goods, any mandatory provisions of other laws that would otherwise apply and any choice of law or conflict of law provisions or rules shall not apply to this Netherlands Transfer Agreement. The Parties hereby waive the applicability of the provisions of Title 1 of Book 7 of the Dutch Civil Code.

11.8	The courts of [●], The Netherlands, shall have exclusive jurisdiction for disputes under or in connection with this Netherlands Transfer Agreement.

11.9	The Parties irrevocably waive their rights to rescind this Netherlands Transfer Agreement wholly or partly on the basis of section 6:265 DCC.

, this [●] 2016

PerkinElmer Health Sciences B.V.

Name:
Title:

[Signature Page to Netherlands Transfer Agreement]

[Netherlands Transferee]

Name:
Title:

[Signature Page to Netherlands Transfer Agreement]

EXHIBIT B — FORM OF GERMAN TRANSFER AGREEMENT

between

(1)	PerkinElmer Technologies GmbH & Co. KG, Rehbach 22, 65396 Walluf, Germany, registered in the commercial register of the local court of Wiesbaden under HRA 5064

- “PKI Germany”-

and

(2)	[●], [●], Germany, registered in the commercial register of the local court of [●] under [●]

- “German Transferee” -

PKI Germany and German Transferee together “Parties” and each a “Party”

[Note: based on final schedules to be reconfirmed that no notarization is required pursuant to Sec. 311b German Civil Code.]

SCHEDULES

Schedule 2	German Assets

Schedule 5	German Contracts

Schedule 6	German Liabilities

DEFINITIONS

BGB	4
Buyer	4
German Assets	4
German Business	6
German Liabilities	5
German Purchase Price	6
German Transfer Agreement	4
German Transferee	1

German VAT Act	6
Master Agreement	4
Parties	1
Party	1
PKI	4
PKI Germany	1
Transaction	4
VAT Amount	7

1.	PREAMBLE

(A)	On December 21, 2016 PerkinElmer, Inc (“PKI”) and Varian Medical Systems, Inc. (“Buyer”) entered into a Master Purchase and Sale Agreement (“Master Agreement”) in which, among other things, PKI agreed to cause PKI Germany to sell to the German Transferee the Acquired Assets of PKI Germany and Buyer agreed to cause the German Transferee to purchase the Acquired Assets of PKI Germany from PKI Germany and to assume the Assumed Liabilities of PKI Germany (“Transaction”). Capitalized terms used in this German sale and transfer agreement (“German Transfer Agreement”), but not separately defined herein, shall have the meaning as defined in the Master Agreement.

(B)	PKI Germany is an indirect affiliate of PKI and condcts the Business in Germany. German Transferee is an [indirect] affiliate of Buyer.

(C)	This German Transfer Agreement is concluded for the sale and transfer of the Acquired Assets of PKI Germany to German Transferee and the assumption of the Assumed Liabilities of PKI Germany by German Transferee with effect as of the Closing Date.

2.	SALE OF GERMAN ASSETS

Effective at and subject to the condition precedent (unter der aufschiebenden Bedingung) of the Closing, PKI Germany hereby sells to German Transferee the Acquired Assets held by the PKI Germany listed in Schedule 2 (collectively “German Assets”). German Transferee hereby accepts such sale.

3.	TRANSFER OF GERMAN ASSETS

3.1	Effective at and subject to the condition precedent (unter der aufschiebenden Bedingung) of the Closing, PKI Germany hereby assigns all rights, title and interest to the German Assets to German Transferee. German Transferee hereby accepts such assignment.

3.2	PKI Germany shall deliver (übergeben) all movable German Assets in accordance with Sections 929 et seq. of the German Civil Code (Bürgerliches Gesetzbuch, “BGB”) to German Transferee on the Closing Date.

3.3	As far as PKI Germany is in possession of movable German Assets, delivery shall occur by way of granting the representatives of German Transferee access to the premises of PKI Germany at Walluf, Germany, in accordance with Section 929 sentence 1 BGB on the Closing Date.

3.4	As far as German Transferee does not obtain possession of movable German Assets on the Closing Date pursuant to Section 3.3 and PKI Germany has possession of such movable German Assets, PKI Germany holds (verwahrt) those movable German Assets for German Transferee in lieu of delivery (als Übergabesurrogat) in accordance with Section 930 BGB with effect as of the Closing Date.

3.5	As far as German Transferee does not obtain possession of the movable German Assets on the Closing Date pursuant to Sections 3.3 or 3.4 and PKI Germany has no possession of such movable German Assets but such movable German Assets are in the possession of a third party, PKI Germany hereby assigns its claim for return (Herausgabeanspruch) of such movable German Assets against such third party to German Transferee subject to the condition precedent (unter der aufschiebenden Bedingung) of the Closing in accordance with Section 931 BGB.

4.	RISK OF LOSS AND DETERIORATION / BENEFITS AND BURDENS OF ASSETS

The risk of incidental loss (zufälliger Untergang) and incidental deterioration (zufällige Verschlechterung) of the German Assets passes from PKI Germany to German Transferee concurrently with the transfer of the respective right, interest or title to the respective German Asset to German Transferee. At the same time, the benefits and burdens (Nutzungen und Lasten) of the German Assets shall accrue to German Transferee.

5.	SALE AND ASSIGNMENT OF AGREEMENTS

Effective at and subject to the condition precedent (unter der aufschiebenden Bedingung) of the Closing, PKI Germany hereby sells and assigns to German Transferee and German Transferee hereby assumes with in rem effect (mit dinglicher Wirkung) with replacing PKI Germany with effect from the Closing Date as contractual party (im Wege der Vertragsübernahme) all Contracts to which it is a party and which are listed in Schedule 5 (“German Contracts”). The German Transferee hereby accepts such sale and assignment.

6.	ASSUMPTION OF LIABILITIES

Effective at and subject to the condition precedent (unter der aufschiebenden Bedingung) of the Closing, German Transferee hereby assumes all Assumed Liabilities of PKI Germany, in particular those listed in Schedule 6, (“German Liabilities”) with debt-discharging effect (schuldbefreiender Wirkung) for PKI Germany. The German Transferee hereby agrees to perform, pay, discharge and satisfy all German Liabilities as and when they fall due, and to be bound by all covenants, stipulations and agreements under and relating to the German Liabilities of PKI Germany.

7.	EXCLUDED ASSETS AND EXCLUDED LIABILITIES

Notwithstanding anything to the contrary contained herein, the Parties agree that PKI Germany does not sell or assign any right, title or interest to any Excluded Asset to German Transferee and German Transferee does not assume any Excluded Liability from PKI Germany.

8.	CONSENT OF THIRD PARTIES

In case a necessary consent from a third party for the transfer of a German Asset, the assignment of a German Contract or the assumption of a German Liability has not been obtained on the Closing Date, Section 1.5 of the Master Agreement shall apply accordingly for the relationship between PKI Germany and the German Transferee. Reference is made for these purposes to Section 1.5 of the Master Agreement which is deemed to be incorporated for these purposes into this German Transfer Agreement.

9.	EMPLOYEES

Regarding the treatment of the PKI Germany Acquired Employees, Section 4.6 of the Master Agreement shall apply between PKI and Buyer. Subject to Section 12.2, the Parties agree that all rights and obligations between PKI Germany and German Transferee in relation to the transfer of the PKI Germany Acquired Employees are excluded to the maximum extent permissible under German law.

10.	GERMAN PURCHASE PRICE

10.1	The aggregate purchase price for the German Assets, the German Contracts and the German Liabilities (collectively “German Business”) net of VAT amounts to [●] (“German Purchase Price”).

10.2	The payment of the Estimated Closing Purchase Price pursuant to Section 1.2 of the Master Agreement shall release the German Transferee from its obligation under this German Transfer Agreement to pay the German Purchase Price to PKI Germany.

10.3	The Adjusted Purchase Price, the Allocation Schedule and the Asset Allocation Schedule as derived pursuant to Section 1.2(c) of the Master Agreement shall apply to and be binding on the Parties for the adjustment and final determination of the German Purchase Price.

10.4	All sums mentioned in or payable under this German Transfer Agreement shall be exclusive of VAT. Where a Party makes a supply of goods or services to the other Party and the supplier is obliged by law or due to the exercise of an option available under applicable law to account for VAT in respect of that supply then the recipient of that supply shall, in addition to the consideration payable for such supply, pay an amount equal to the legally or due to the exercise of the option owed VAT (if any) arising in respect of such supply after receipt of a valid and proper VAT invoice. No such amount of VAT is payable by the recipient of the supply to the supplier if and to the extent that a Party to this German Transfer Agreement makes a supply of goods or services to another Party that is treated as a reverse charge supply. In this case, the recipient of the supply alone shall account for all VAT legally owed in respect of the relevant supply.

10.5

The Parties acknowledge and are of the common opinion that (i) the sale and transfer of the German Business by PKI Germany pursuant to this German Transfer Agreement qualify as a transfer of a going concern, (ii) the German Transferee has the intention of carrying on the German Business in the same manner as PKI Germany, and (iii) therefore no VAT should apply to the sale and transfer of the German Business under this German Transfer Agreement pursuant to Section 1 (1a) of the German Valued Added Tax Act (Umsatzsteuergesetz, “German VAT Act”). In this regard, the German Transferee warrants that it (i) is registered for VAT, (ii) is a taxable person for VAT purposes and (iii) intends to carry on the German Business in the same manner as PKI Germany and not simply to immediately liquidate it.

10.6	In the event that, contrary to the Parties’ assumption, any VAT is imposed upon or against PKI Germany in relation to the sale and transfer of the German Business (or any portion thereof) as contemplated by this German Transfer Agreement so that PKI Germany is required to issue an invoice to the German Transferee inclusive of VAT in accordance with Sections 14, 14a of the German VAT Act, PKI Germany shall promptly notify the German Transferee of the amount of such VAT and shall issue a VAT invoice in accordance with Sections 14, 14a of the German VAT Act. The German Transferee shall remit to PKI Germany the VAT amounts specified in such VAT invoice plus fifty percent (50%) of any interest, penalties or surcharges assessed thereon by the tax authorities against PKI Germany (“VAT Amount”). The VAT Amount shall become due and payable by the German Transferee at the latest within ten (10) Business Days following receipt of such VAT invoice and a copy of the VAT assessment notice stipulating any interest, penalty or surcharges. PKI Germany shall in such case, upon receipt of prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), be entitled to exercise a VAT option with respect to its sale of the German Business. The payment claim of PKI Germany against the German Transferee shall not become time-barred until six months after the time at which the assessment of VAT on the sale of the German Business becomes final and unappealable (formell und materiell bestandskräftig).

10.7	In the event that any VAT is imposed upon or against the German Transferee in relation to the sale of the German Business (or any portion therof) as contemplated by this German Transfer Agreement due to a reverse charge scenario, the German Transferee shall promptly notify PKI Germany of the amount of such VAT and attach a copy of the VAT assessment notice. PKI Germany shall within fifteen (15) Business Days after receipt of the notice issue an invoice in accordance with Sections 14, 14a of the German VAT Act, as required, exclusive of VAT.

10.8	The Parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption of VAT or for seeking a refund or credit of VAT.

10.9	PKI will forward the German Purchase Price received by it to PKI Germany.

11.	REPRESENTATIONS AND WARRANTIES OF PKI GERMANY

11.1	Subject to Section 12.2, the Parties agree that all representations and warranties in connection with the sale and transfer of the German Business are excluded to the maximum extent permissible under German law. All claims based on a breach of representations and warranties which Buyer may have against PKI under the Master Agreement shall remain unaffected by this German Transfer Agreement.

11.2	Any rights or claims of Buyers to withdraw from (zurücktreten), to challenge (anfechten) or to rescind (rückabwickeln) this German Transfer Agreement or to claim damages (Schadensersatz), whether based on

(a)	pre-contractual obligations (culpa in contrahendo, including, but not limited to, claims arising under Sections 241 (2) and 311 (2) and (3) BGB);

(b)	ancillary obligations (positive Forderungsverletzung, including, but not limited to, claims arising under Sections 280, 282 BGB);

(c)	frustration of contract pursuant to Section 313 BGB (Störung der Ge-schäftsgrundlage);

(d)	as well as all remedies of Buyers for the defect of the purchase object under Sections 437 to 441 BGB; or

(e)	any other legal ground,

are excluded and expressly waived by the German Transferee, except for claims for wrongful deceit (arglistige Täuschung) and other intentional breaches of contract (vorsätzliche Vertragsverletzungen).

12.	MISCELLANEOUS

12.1	The Parties shall take all reasonable actions necessary to ensure the implementation of the Transaction and all other measures contemplated by this German Transfer Agreement. The Parties shall co-operate in good faith in all relevant matters. They shall support each other and co-ordinate all communications to authorities or to the public and provide each other with all information necessary in this context.

12.2	The provisions of the Master Agreement and any claims under the Master Agreement remain unaffected by this German Transfer Agreement. In the event of any inconsistency or discrepancy between the provisions of this German Transfer Agreement and the Master Agreement, the provisions of the Master Agreement shall prevail as between the Parties.

12.3	All Schedules to this German Transfer Agreement constitute an integral part of this German Transfer Agreement and any reference to this German Transfer Agreement includes this German Transfer Agreement and its Schedules as a whole.

12.4	Where a German term has been inserted in italics it alone and not the English term to which it relates shall be authoritative for the purpose of the interpretation of the relevant English term in this German Transfer Agreement.

12.5	This German Transfer Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this German Transfer Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this German Transfer Agreement shall not be construed as a waiver of any subsequent breach.

12.6	If any term, provision, covenant or restriction of this German Transfer Agreement is invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this German Transfer Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this German Transfer Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.7	This German Transfer Agreement shall be exclusively governed by German law. The United Nations Convention on Contracts for the International Sale of Goods, any mandatory provisions of other laws that would otherwise apply and any choice of law or conflict of law provisions or rules shall not apply to this German Transfer Agreement.

12.8	The courts of Munich, Germany, shall have exclusive jurisdiction for disputes under or in connection with this German Transfer Agreement.

(Date and Place)	(Date and Place)

PerkinElmer Technologies GmbH & Co. KG by its general partner PerkinElmer Cellular Technologies Germany GmbH	[●]

Name:	Name:
Title:	Title:

[Signature Page to German Transfer Agreement]

EXHIBIT C — FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT

This Assignment and Assumption of Contracts Agreement (this “Agreement”) is made and entered into as of [●], 2016, by and among PerkinElmer, Inc., a Massachusetts corporation (“Assignor”), and [●], a [●] (“Assignee”). All capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings ascribed to them in the Master Purchase and Sale Agreement dated as of December 21, 2016 by and between Assignor and Assignee (the “Purchase and Sale Agreement”).

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign the Transferred Contracts to Assignee, and Assignee has agreed to assume the obligations of Assignor under the Transferred Contracts, as set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Assignor hereby assigns, sells, transfers and sets over to Assignee all of Assignor’s right, title and interest in and to the Transferred Contracts. Assignee hereby accepts the Assignment and hereby assumes all liabilities and obligations of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent arising out of or relating to the Transferred Contracts.

2. The parties acknowledge and agree that neither the representations and warranties nor the rights and remedies of the Parties under the Purchase and Sale Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this Agreement.

3. The Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of laws of any jurisdiction other than those of the State of Delaware.

4. This Agreement may be signed in counterpart originals, which, taken together, shall constitute a single original Agreement.

[Remainder of page intentionally left blank]

C-1

Executed as of the [●] day of [●], 2016.

[ASSIGNOR]

By:

Print Name:

Print Title:

[ASSIGNEE]

By:

Print Name:

Print Title:

[Signature Page to Assignment and Assumption of Contracts Agreement]

EXHIBIT D – LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

This LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is dated as of the [●] day of [●], 2016 by and between PerkinElmer, Inc., a Massachusetts corporation (“Assignor”), and [    ], a Delaware corporation (“Buyer”). All capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings ascribed to them in the Master Purchase and Sale Agreement dated as of December 21, 2016 by and between Assignor and Buyer (the “Purchase and Sale Agreement”).

WHEREAS, pursuant to the Purchase and Sale Agreement, Assignor has agreed to sell, convey, assign, transfer and deliver to Buyer, and Buyer has agreed to purchase and acquire, all of Assignor’s interest in the Leased Facilities;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Purchase and Sale Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. In accordance with all applicable provisions of the Purchase and Sale Agreement, Assignor hereby assigns to Buyer all of its right, title and interest in and to that certain lease dated [●] by and between [●], as landlord, and Assignor, as tenant, of premises at [●] (the “Lease”).

2. In accordance with all applicable provisions of the Purchase and Sale Agreement, Buyer hereby accepts this Agreement, and assumes all liabilities and obligations of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent arising out of or relating to the Lease.

3. Buyer agrees that it shall not exercise any extension or renewal option or otherwise amend the current term of the Lease without Assignor’s prior written consent unless the Assignor is released from all obligation to the landlord during such extension, renewal or otherwise modified lease term.

4. The parties acknowledge and agree that neither the representations and warranties nor the rights and remedies of the Parties under the Purchase and Sale Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this Agreement.

5. The Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of laws of any jurisdiction other than those of the State of Delaware.

6. This Agreement may be signed in counterpart originals, which, taken together, shall constitute a single original Agreement.

D-1

[Remainder of page intentionally left blank]

D-2

IN WITNESS WHEREOF, Assignor and Buyer have caused this instrument to be duly executed under seal as of and on the date first written above.

PERKINELMER, INC.

By:

Print Name:

Print Title:

[BUYER]

By:

Print Name:

Print Title:

[Signature Page to Lease Assignment and Assumption Agreement]

EXHIBIT E – TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is made this [●] day of [●], 2016, by and between PerkinElmer, Inc., a Massachusetts corporation (“PKI”), and [    ], a Delaware corporation (“Buyer”). PKI and Buyer are collectively referred to herein as the “Parties,” and each individually as a “Party.”

WHEREAS, Buyer and PKI are parties to a Master Purchase and Sale Agreement dated as of December 21, 2016 (the “Acquisition Agreement”);

WHEREAS, in order to enable Buyer to operate the Business in an effective manner, PKI has agreed to provide to Buyer certain services for the periods and on the terms and conditions set forth herein; and

WHEREAS, in order to enable PKI to operate certain portions of its business not sold to Buyer pursuant to the Acquisition Agreement in an effective manner, Buyer has agreed to provide to PKI certain services for the periods and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree:

1.1 General. During the term of this Agreement each Party (or an Affiliate of each such Party designated by such Party for this purpose) shall provide, or cause such designated Affiliate to provide, the services (individually, a “Service” and collectively, the “Services”) as applicable to such Party as set forth in Schedules A and B attached hereto for up to the periods set forth on Schedules A and B, as applicable. PKI will consider all requests to provide additional services that are not included in the Services as of the date hereof in good faith. Any such additional service that PKI has agreed to provide (each such service an “Additional Service”) will be considered to be part of the Services. Fees for such Additional Services will be as agreed to between the Parties.

1.2 Cooperation. Each Party shall cause its employees to reasonably cooperate with employees of the other to the extent required for effective and timely delivery of the Services. In addition, each Party shall name a point of contact who shall be responsible for the day to day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any of the Parties’ obligations hereunder.

1.3 Third Party Services. Each Party shall have the right to engage the services of independent contractors to deliver or assist in the delivery of the Services contemplated under this Agreement to the extent such Party uses such contractors for itself for similar Services. Each Party will impose on such third parties the confidentiality obligations specified in this Agreement and will use commercially reasonable efforts to supervise the performance of such third parties to ensure that the Services meet, in all material respects, the requirements of this Agreement.

1.4 Resources. PKI acknowledges that, as of Closing, it has suitable employees on-site or otherwise available to perform the Services to be performed by it hereunder. The Parties agree that in no event shall either Party be required to hire employees or engage consultants or contractors for the sole purpose of performing Services hereunder.

1.5 Standard of Performance. Each Party shall provide all Services with at least the same degree of care, skill and diligence with which PKI historically has provided such services for the benefit of the Business or PKI, as applicable.

1.6 Software. To the extent any Services involve access to database or other software systems (including without limitation any SAP applications), the Service Provider (as defined below) shall have no liability for any data entry errors, database errors, software bugs or errors, data stored or accessed by such systems or otherwise in any way relating to the Service Recipient’s (as defined below) use of such software applications or systems.

1.7 Conflict for Services. Notwithstanding anything to the contrary in this Agreement, including Schedules A or B, neither Party shall be required to provide any Services hereunder that may result in the breach or violation of any applicable law or any arrangement or agreement with any third party, including software licenses and support or maintenance agreements. Each Party represents to the other that, to its knowledge, it has all rights necessary to provide the Services to be provided by it hereunder.

1.8 Relationship with Sellers. Buyer agrees that from and after the Closing Buyer shall not hold itself out as having any affiliations with any Seller, including, and without limiting the foregoing, in connection with Buyer’s dealings with vendors. Buyer shall have no right to participate in or suggest the applicability of any volume discounts that PKI may have with any service provider or other third party.

2.	PAYMENTS

2.1 Services Pricing. Schedules A and B each indicate, with respect to each Service, whether the costs to be charged for such Service are determined by (i) the pass-through billing method (“Pass-Through Billing”), (ii) the cost-plus-fixed-fee billing method (“Cost-Plus Billing”); or (iii) the fixed-cost billing method (“Fixed-Cost Billing”). The Pass-Through Billing, Cost-Plus Billing and Fixed-Cost methods applicable to Services are collectively referred to herein as the “Service Cost.”

(a) Pass-Through Billing. The costs of Services determined by the Pass-Through Billing method shall be equal to the third-party costs and expenses actually incurred by the Party providing the Services (the “Service Provider”) on behalf of the Party receiving the Services (the “Service Recipient”) in providing such Service. If the Service Provider incurs costs or expenses on behalf of the Service Recipient as well as other businesses operated by the Service Provider in connection with the provision of such Services, the Service Provider will allocate any such costs or expenses on a pro rata basis based on the Service Recipient’s proportional share of its use of such Services, as determined in good faith by the Service Provider. Each Party or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. Each Party shall make copies of such books and records available to the other Party for inspection upon request and with reasonable notice.

(b) Cost-Plus Billing. The costs of Services determined by the Cost-Plus Billing method shall be equal to the costs and expenses actually incurred by the Service Provider on behalf of the Service Recipient in providing such Services, plus the costs set forth on Schedules A or B, as applicable.

(c) Fixed-Cost Billing. The costs of Services determined by the Fixed-Cost Billing method shall be equal to the costs set forth on Schedules A or B, as applicable.

For the avoidance of doubt, no Services shall be charged at a rate below the Service Provider’s actual cost. Additionally, certain Service Costs also contain administrative fees as noted on Schedule A. All actual amounts to be invoiced shall be calculated pursuant to the method listed on Schedules A or B, as applicable.

2.2 Invoicing and Payment. Within twenty (20) days following the end of each calendar month during the term hereof, each Party shall provide to the other Party a single invoice (an “Invoice”) totaling the Service Cost during such month. Such Invoice shall contain a brief description of each Service and the Service Cost, including a listing of all direct costs giving rise to the Service Cost and the third party charges included therein. The Party receiving the Invoice shall pay all undisputed amounts due under each Invoice no later than ten (10) days following receipt of an Invoice by wire transfer of immediately available funds to an account designated by the Party submitting the Invoice. A Party’s failure to pay any undisputed amounts in an Invoice within such 10-day period shall be considered a material breach of this Agreement pursuant to Section 6.2(a). Every Invoice that is not paid when due shall bear interest on all undisputed amounts from and after the date on which such Invoice first became overdue at an annual rate equal to twelve percent (12%). Each Party agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by the applicable Service Provider in collecting any such Invoice.

2.3 Taxes. The fees payable pursuant to this Section 2 shall be exclusive of any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of Services or direct costs. Any taxes, duties, excises, tariffs, fees, assessments or levies imposed on the performance or delivery of Services or direct costs hereunder shall be the responsibility of the Service Recipient.

2.4 Records. Each Party shall keep such full and adequate records as are necessary to determine the charges to be assessed pursuant to this Section 2, and shall have reasonable access to such records of the other.

3.	CONFIDENTIALITY AND SECURITY OF DATA

3.1 Information Exchanges. Subject to applicable law and good faith claims of privilege, each Party shall provide the other Party with all information regarding itself and the transactions under this Agreement that the other Party reasonably believes are required to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Services pursuant to this Agreement. This Agreement does not provide rights to either Party to access, store or use information of the other Party or its Affiliates that is not or was not related to the other Party’s business. Each Party agrees to use its reasonable best efforts not to access such information. Upon request of either Party, the other Party shall promptly return and/or destroy any copies of any reports, data, or other information relating to the requesting Party.

3.2 Confidential Information. Each Party shall hold in trust and maintain, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold in trust and maintain in strict confidence all Confidential Information relating to the other Party. “Confidential Information” shall mean all information disclosed by either Party to the other in connection with this Agreement, and includes, but is not limited to, economic, scientific, technical, product and business data, business plans, and the like, but shall not include (i) information which becomes generally available to the public other than by disclosure in violation of the provisions of this Section 3.2, (ii) information which becomes available on a non-confidential basis to a Party from a source other than the other Party provided the Party is not, to the receiving Party’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other Party with respect to such information, (iii) information acquired or developed independently by a Party without violating this Section 3.2 or any other confidentiality agreement with the other Party, and (iv) information that either Party reasonably believes it is required to disclose by law, provided that it first notifies the other Party of such requirement and allows such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either Party, a Party disclosing any Confidential Information to the other Party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other Party hereto breaches or threatens to breach any provision of this Section 3.2.

3.3 Security. Buyer hereby acknowledges that PKI retains the right to protect the confidentiality and security of its network and data, including as may be shared by Buyer, on and after the Closing. PKI may in its sole discretion update its hardware, software or administrative tools, including those that may relate to the Business.

4.	INDEMNIFICATION

4.1 Indemnification by PKI.

(a) Indemnification. PKI shall indemnify and hold Buyer and its Affiliates harmless against any damages, costs and expenses (including reasonable attorneys’ fees) arising from (i) the gross negligence or intentional misconduct of PKI or its designated Affiliates or permitted contractors in connection with the provision, receipt or use of any Services, or any other actions or inactions of PKI in connection therewith, or (ii) the material breach by PKI of any of its obligations hereunder.

(b) Defense. If notified promptly in writing of any action brought against Buyer or its Affiliates based on a claim described in Section 4.1(a) above, PKI shall defend such action at its expense and pay all costs, Damages and settlements finally awarded in such action or settlement which are attributable to such claim. PKI shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Buyer and its Affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Buyer. Buyer shall reasonably cooperate with PKI in the defense of such claim, and may be represented, at Buyer’s expense, by counsel of Buyer’s selection.

4.2 Indemnification by Buyer.

(a) Indemnification. Buyer shall indemnify and hold PKI and its Affiliates harmless against any damages, costs and expenses (including reasonable attorneys’ fees) arising from (i) the gross negligence or intentional misconduct of Buyer in connection with the provision, receipt or use of any Services, or any other actions or inactions of Buyer in connection therewith, or (ii) the material breach by Buyer of any of its obligations hereunder.

(b) Defense. If notified promptly in writing of any action brought against PKI or its Affiliates based on a claim described in Section 4.2(a) above, Buyer shall defend such action at its expense and pay all costs and Damages finally awarded in such action or settlement which are attributable to such claim. Buyer shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of PKI and its Affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to PKI. PKI shall reasonably cooperate with Buyer in the defense of such claim, and may be represented, at PKI’s expense, by counsel of PKI’s selection.

5.	INTELLECTUAL PROPERTY

5.1 Existing Ownership Rights Unaffected. Neither Party will gain, by virtue of this Agreement, any rights of ownership or use of Copyrights, Patents, Trade Secrets, Trademarks or any other Intellectual Property owned by the other Party or its affiliates.

5.2 Intellectual Property License. Each Party hereby grants to the other, on behalf of itself and its Affiliates and only during the Term, a non-exclusive, worldwide, royalty-free, non-transferable, non-sublicensable (except to third party subcontractors), fully paid-up license to [use]1 any software, development tools, know-how, methodologies, processes, technologies, algorithms or any other Intellectual Property owned by the granting Party or any of its Affiliates solely to the extent necessary the purpose of the licensed Party to provide or receive the Services.

[1]	Note to Draft: License may be expanded to cover right to prepare derivatives, copy or distribute, depending on nature and scope of Services.

6.	TERM AND TERMINATION

6.1 Term. Unless earlier terminated in accordance with Section 6.2 below, this Agreement shall be in effect from the date hereof until termination of the last of the Services provided hereunder.

6.2 Termination.

(a) This Agreement or any individual Service(s) may be terminated by either Party if the other Party (the “Defaulting Party”) has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within ten (10) days following the date on which the other Party (the “Notifying Party”) has given written notice specifying the facts constituting the default. Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

(b) The Parties may terminate this Agreement with respect to any particular Service for any reason upon the mutual written agreement of the Parties.

(c) Each Party may terminate any individual Service(s) to be provided to such Party hereunder for any or no reason by providing the other Party not less than thirty (30) days prior written notice setting forth the termination date for the Service(s). With respect to the termination of individual Service(s), beginning on the termination date for such Service(s), the Service Recipient’s obligation to pay the Service Costs corresponding to such terminated Service(s) will cease to accrue.

(d) After the Services to be provided to PKI by Buyer have been fulfilled or otherwise terminated, Buyer may terminate this Agreement for any or no reason by providing PKI not less than thirty (30) days prior written notice setting forth the termination date for this Agreement.

(e) Upon termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Sections 3 and 4 of this Agreement, and each Party’s obligation to pay any Invoice for Services provided prior to any termination or expiration of this Agreement, shall survive any such termination or expiration.

7.	GENERAL

7.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or delegate any of its rights, interests or obligations hereunder without the prior written consent of the other Party except that in addition to (and without limiting) the foregoing, either Party may (without the consent of any other Party) assign or delegate any of its rights, interests or obligations hereunder to any Affiliate of such Party as long as such Party remains liable with respect thereto.

7.2 Force Majeure. No Party shall bear any responsibility or liability for any Damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other Party or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such Party.

7.3 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

7.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (d) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.8. Nothing in this Section 7.4, however, shall affect the right of either party to serve legal process in any other manner permitted by law.

7.5 Relationship of the Parties. The Parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

7.6 Entire Agreement; Amendment. This Agreement and the Acquisition Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.

7.7 No Waiver. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) one business day after it is sent by a reputable courier service guaranteeing delivery within one business day or (b) when transmitted by telecopy, facsimile or other electronic means (e.g. PDF), provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, or (c) if otherwise actually personally delivered, when delivered, in each case to the intended recipient as set forth below:

If to Buyer:	Copies to:

Varian Medical Systems, Inc.	Varian Medical Systems, Inc.
3100 Hansen Way	3100 Hansen Way
Palo Alto, CA 94304	Palo Alto, CA 94304
Telecopy:	Telecopy:
Attention:	Attention:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
	Telecopy:	(650) 802-3090
Attention: Keith A. Flaum
Email: keith.flaum@weil.com

If to PKI:	Copies to:

PerkinElmer, Inc.	PerkinElmer, Inc.
940 Winter St.	940 Winter St.
Waltham, MA 02451	Waltham, MA 02451
Telecopy: (781) 663-6900	Telecopy: (781) 663-5775
Attention: President	Attention:	Joel S. Goldberg, Esq., Senior
Vice President and General
Counsel

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
	Telecopy:	(617) 526-5000
	Attention:	Hal J. Leibowitz, Esq.

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

7.9 Section Headings; Definitions. Section headings contained in this Agreement are inserted for convenience only and shall not affect, in any way, the meaning or interpretation of this Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.11 Counterparts and Signatures. This Agreement may be executed in one or more counterparts, by facsimile or PDF signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and PKI have duly executed this Agreement as of the day and year first above written.

PERKINELMER, INC.

By:

Name:

Title:

[BUYER]

By:

Name:

Title:

[Signature Page to Transition Services Agreement]

Schedule A

[Schedule A to Transition Services Agreement]